Exhibit 10.21

LEASE AGREEMENT

BY AND BETWEEN

IQHQ– 4 CORPORATE, LLC,

a Delaware limited liability company,

AS LANDLORD,

AND

ONCORUS, INC.,

a Delaware corporation,

AS TENANT

First Floors of Pod 4 and Pod 5 Plus a Portion of Ground Floor of Pod 5

Innovation Park

(i)

(ii)

ARTICLE 31	OPTION TO EXTEND	59
	(a) Option Right	59
	(b) Option Rent	59
	(c) Exercise of Option	59
	(d) Determination of Option Rent	59

ARTICLE 32	RIGHT OF FIRST OFFER	60
	(a) Right of First Offer	60

ARTICLE 33	SIGNAGE	61

EXHIBIT “A” PREMISES

EXHIBIT “A-1” BUILDING/LABORATORY SYSTEMS

EXHIBIT “B” RULES AND REGULATIONS

EXHIBIT “C” NOTICE OF TERM DATES AND TENANT’S PROPORTIONATE SHARE

EXHIBIT “D” TENANT WORK LETTER

EXHIBIT “E” LETTER OF CREDIT

EXHIBIT “F” ENVIRONMENTAL QUESTIONNAIRE

EXHIBIT “G” INITIAL EQUIPMENT, NON-REMOVAL EQUIPMENT

EXHIBIT “H” RESERVED PARKING LOCATIONS

EXHIBIT “I” LANDLORD’S CONSTRUCTION RULES AND REGULATIONS

(iii)

INDEX

Page(s)
Abatement Event	28
Abatement Notice	28
Acid Neutralization Tank	25
ADA	8
Additional Equipment	52
Additional Programming Information	Exhibit D
Additional Programming Information Deadlines	Exhibit D
Additional Rent	7
Adjustment Date	14
Affiliate	37
Affiliated Assignee	38
Alterations	20
Amenities	29
Approved Additional Programming Information	Exhibit D
Approved Base Building Construction Drawings	Exhibit D
Approved Base Building Plans	Exhibit D
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Banking Day	Exhibit E
Base Building Allowance	Exhibit D
Base Building Construction Drawings	Exhibit D
Base Building Improvements	Exhibit D
Base, Shell and Core	Exhibit D
Basic Rental	4
Beneficiary	Exhibit E
Brokers	5
Building	1
Building Generator and UPS System	25
Building Hours	24
Claims	32
Clean-up	49
Closure Letter	49
Code	Exhibit D
Commencement Date	1
Comparable Buildings	24
Construction Drawings	Exhibit D
Construction Pricing Proposal	Exhibit D
Construction Schedule	Exhibit D
Contract	Exhibit D
Contractor	Exhibit D
Control	38
Controllable Expenses	10
Cost Proposal	Exhibit D
Damage Repair Estimate	38
Design Problem	Exhibit D
Direct Costs	7
Dispute Notice	12
Economic Terms	60
Election Amount	42
Electronic Signature	58
Eligibility Period	28
Engineers	Exhibit D
Environmental Assessment	49
Environmental Questionnaire	47
Environmental Report	49
Estimate	10
Estimate Statement	10
Estimated Base Building Work Completion Date	Exhibit D
Estimated Delivery Date	6
Event of Default	41

(iv)

Page(s)
Exit Survey	53
Expiration Date	2
Exterior Work	Exhibit D
Final Costs	Exhibit D
Final Retention	Exhibit D
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
First Offer Notice	60
First Offer Space	60
Force Majeure	46
GLSA	17
GLSA/MWRA Permits	17
Hazardous Material	47
Hazardous Materials Claims	48
HVAC System	18
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Improvements	Exhibit D
Initial Equipment	52
Initial Installment of Rent	5
Interest Notice	59
ISP98	Exhibit E
Lab Space	53
Landlord	1
Landlord Coordination Fee	Exhibit D
Landlord Delay	Exhibit D
Landlord Parties	32
Landlord Requirements	Exhibit D
Landlord’s Hazardous Materials	50
Laws	47
Laws and Guidelines	23
Lease	1
Lease Year	4
Letter of Credit	5, 13
Market Rent	59
MWRA	17
New Loading Dock	Exhibit D
Non-Consent Alterations	20
Non-Removal Equipment	52
Office Sharing	38
Operating Costs	7
Option Rent	59
Option Rent Notice	59
Option Term	59
Options	59
Original Tenant	59
Outside Agreement Date	59
Parking Notice	44
Parking Passes	5
Partnership Tenant	57
Payment Notice	Exhibit D
Permits	Exhibit D
Permitted Bulk Tank	23
Permitted Capital Expenditures	8
Permitted Use	5
Pod 4 Portion	1
Pod 4 Portion Beneficial Occupancy Period	1
Pod 4 Portion Commencement Date	1
Pod 4/5 Collaboration Area	3
Pod 5 First Floor Portion	1
Pod 5 Ground Floor Portion	1
Pod 5 Portion	1

(v)

Page(s)
Pod 5 Portion Commencement Date	2
Preliminary Plan	52
Premises	1
Preventative Maintenance Records	19
Project	1
Real Property	7
Refusal Notice	Exhibit D
Remediation Program	50
Repair Notice	42
Required Information	37
Reserved	4
Review Notice	11
Review Period	11, 37
RODI System	26
RODI System Costs	26
Roof Equipment	30
Roof Equipment Notice	29
Rules and Regulations	54
Second Chance Notice	61
Second Notice	Exhibit D
Second Resubmittal Notice	Exhibit D
Second Transfer Notice	37
Security Deposit Laws	14
Service Contracts	19
Shared User(s)	38
Signatory	58
Specialized Systems	19
Specialty Improvement	52
Specifications	Exhibit D
Square Footage	2
Standard Improvement Package	Exhibit D
Stated Amount	13
Statement	11
Submarket	59
Superior Leases	60
Superior Rights	60
Supplemental Units	21
Tank Costs	25
Tank Pad	23
Tax Contest Conditions	12
Tax Costs	7
Tenant	1
Tenant Delay	Exhibit D
Tenant Parties	32
Tenant’s Acceptance	59
Tenant’s Adjusted Share	10
Tenant’s Agents	Exhibit D
Tenant’s Approval Deadline	Exhibit D
Tenant’s Base Building Work Excess Payment	Exhibit D
Tenant’s Proportionate Share	4
Tenant’s Signage	61
Term	1
Test Fit Allowance	Exhibit D
Transfer	36
Transfer Premium	36
Transferee	36
Uncontrollable Delay	Exhibit D
Underlying Documents	8

(vi)

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made and entered into as of December 29, 2020, by and between IQHQ-4 CORPORATE, LLC, a Delaware limited liability company (“Landlord”), and ONCORUS, INC., a Delaware corporation (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises located in the South Building (such building includes Pods 3, 4 and 5) (“Building”) described as: (i) the entire first floor of Pod 4 containing approximately 33,518 rentable square feet (the “Pod 4 Portion”), (ii) the entire first floor of Pod 5 containing a total of approximately 41,630 rentable square feet (the “Pod 5 First Floor Portion”), (iii) a portion of the ground floor of Pod 5 containing approximately 13,036 rentable square feet and including the chemical storage area located therein as of the date hereof (the “Pod 5 Ground Floor Portion,” and together with the Pod 5 First Floor Portion, the “Pod 5 Portion”), all as designated on the plan attached hereto and incorporated herein as Exhibit “A” (collectively, the Pod 4 Portion and the Pod 5 Portion is referred to herein as the “Premises”), of the project (“Project”) now known as Innovation Park @ 4 Corporate Drive whose address is 4 Corporate Drive, Andover, Massachusetts for the Term upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

A.	Term:	Approximately fifteen (15) years following the Pod 5 Portion Commencement Date (as defined herein).

	Commencement Date:	With respect to the Pod 4 Portion of the Premises only (the “Pod 4 Portion Commencement Date”): October 1, 2021. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to commence business from the Pod 4 Portion of the Premises from and after the actual Delivery Date until the day immediately prior to the Pod 4 Portion Commencement Date (the “Pod 4 Portion Beneficial Occupancy Period”), provided that: (i) Tenant shall give Landlord at least ten (10) days’ prior notice of any such beneficial occupancy of the Pod 4 Portion Premises, (ii) Tenant shall have substantially completed construction of the Improvements in the Pod 4 Portion of the Premises in accordance with Approved Working Drawings (as such terms are defied in the Tenant Work Letter attached hereto as Exhibit “D” and as the same may be modified pursuant to the terms hereof) and a certificate of occupancy (or its equivalent) shall have been issued by the appropriate governmental authorities for the Pod 4 Portion of the Premises, and (iii) all of the terms and conditions of this Lease shall apply during the Pod 4 Portion Beneficial Occupancy Period (if any), including, without limitation, (a) Tenant’s obligations to pay Tenant’s Proportionate Share of Direct Costs attributable to the Pod 4 Portion of the Premises and for utilities pursuant to applicable terms of this Lease during any Pod 4 Portion Beneficial Occupancy Period, (b) Tenant’s obligation to pay Basic Rental during any Pod 4 Portion Beneficial Occupancy Period but only in accordance with the terms further provided hereinbelow) and (c) Tenant’s indemnification, reporting, insurance, maintenance, repair, utility obligations shall also apply, except that (aa) Tenant’s obligation to pay Tenant’s Proportionate Share of Direct Costs during the Pod 4 Portion Beneficial Occupancy Period (if any) shall be calculated based upon the rentable square feet contained in the Pod 4 Portion of the Premises only (i.e., approximately 15.81%) and

(bb) Tenant’s obligation to pay monthly Basic Rental during the Pod 4 Portion Beneficial Occupancy Period (if any) shall (x) be calculated based upon the rentable square feet contained in the Pod 4 Portion of the Premises only (i.e., 33,518 rentable square feet) and (y) not commence during the Beneficial Occupancy Period until the later of: (1) July 1, 2021 (as such July 1, 2021 date shall be extended as a result of a Landlord Delay or Uncontrollable Delay pursuant to the express terms of Section 5.6 of the Tenant Work Letter) and (2) the date Tenant commences business from all or any portion of the Pod 4 Portion of the Premises.

With respect to the Pod 5 Portion of the Premises only: January 1, 2022 (the “Pod 5 Portion Commencement Date”). Notwithstanding anything to the contrary contained herein and as further provided in Article 2 below, Tenant shall be able to access and use the Pod 5 Portion of the Premises from and after the Delivery Date and prior to the Pod 5 Portion Commencement Date in connection with the design and construction of the initial Improvements in the Pod 5 Portion of the Premises and for the purpose of Tenant installing furniture and equipment (including telephones, computers and lab equipment) in the Pod 5 portion of the Premises so long as such use does not qualify as commencing business.

Landlord and Tenant agree that for the purpose of this Section 1.A, the following shall not be deemed to cause Tenant to “commence business” in either the Pod 4 Portion or Pod 5 Portion of the Premises: entering the subject space to field verify the condition, take measurements, perform construction of the Improvements or other Alterations or support work directly in connection with the same, using the subject space as temporary office space for Tenant’s Agents (as defined in the Tenant Work Letter) and construction consultants in connection with their work relating to the Improvements, use for loading, unloading, or warehousing of construction materials (to the extent permitted by this Lease) directly related to the Tenant’s construction of the Improvements, and setting up the applicable portion of the Premises for business operations (e.g. installation of cabling, telephone services, internet, etc.).

Expiration Date:	The date immediately preceding the one hundred eightieth (180th) monthly anniversary of the Pod 5 Portion Commencement Date which Expiration Date is estimated to be December 31, 2036; provided, however, that if the Pod 5 Portion Commencement Date is extended as a result of a Landlord Delay or Uncontrollable Delay pursuant to the express terms of Section 5.6 of the Tenant Work Letter, and as result the Pod 5 Portion Commencement Date is a date other than the first (1st) day of a month, then the Expiration Date shall be the last day of the month which is one hundred eighty (180) months after the month in which the Pod 5 Portion Commencement Date falls, unless extended or earlier terminated pursuant to this Lease.

B.	Square Footage:	The Project contains a total of 211,940 rentable square feet and the Building contains a total of 138,462 rentable square feet. A total of 88,184 rentable (54,409 usable) square feet comprised of: (i) the Pod 4 Portion containing 33,518 rentable square feet, (ii) the Pod 5 First Floor Portion containing approximately 41,630 rentable square feet, and (iii) the Pod 5 Ground Floor Portion containing 13,036 rentable square feet. In addition to the Premises described above, Tenant shall be entitled to the exclusive use of the existing collaboration area located in the atrium on the first (1st) floor of Pod 4 and Pod 5 and which atrium connects Pod 4 to Pod 5 and contains approximately 4,000 square feet of floor area (“Pod 4/5 Collaboration Area”) at no additional monthly (or recurring) rental or usage fee, it being understood that Tenant is only responsible to pay or reimburse Landlord for the actual, commercially reasonable, out-of-pocket verifiable expenses that Landlord incurs in connection with the Pod 4/5 Collaboration Area directly and solely due to Tenant’s request for specific services (e.g., additional cleaning services to the extent not performed directly by Tenant pursuant to its maintenance obligations hereunder). Neither Tenant nor its employees shall do or permit anything to be done in or about the Pod 4/5 Collaboration Area which would in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Project; nor shall Tenant or its employees use or allow the Pod 4/5 Collaboration Area to be used for any immoral, unlawful or objectionable purpose or otherwise for any purpose that is inconsistent with the quality and use of the Project as a first-class commercial laboratory building; nor shall Tenant or its employees cause, maintain or permit any nuisance or offensive sound, smell or light in, on or about the collaboration area that can be experienced outside the Premises. Tenant will be solely responsible for any damage done to the Pod 4/5 Collaboration Area arising out of or in any way pertaining to Tenant’s, or any of the Tenant Parties or invitees use of the Pod 4/5 Collaboration Area. Landlord and its agents shall be not responsible for any loss or theft whatsoever of any property or anything placed or stored by Tenant or its employees in the Pod 4/5 Collaboration Area. Tenant, as a material part of the consideration of this Lease, waives all claims or demands against Landlord for any such loss, damage or injury of Tenant or Tenant’s property in the Pod 4/5 Collaboration Area. Tenant’s indemnity obligations as set forth in Section 13(a) of this Lease will apply to Tenant’s use, maintenance and activities in the Pod 4/5 Collaboration Area, and for purposes of this Lease, all references to the “Premises” shall include the Pod 4/5 Collaboration Area and any other area in the Building to which Landlord has granted Tenant exclusive use (except with respect to calculating Basic Rental, the Improvement Allowance, and other charges that are calculated based upon the square footage contained within the Premises – it being agreed that the total of 88,184 rentable (54,409 usable) square feet contained in the Premises as set forth above does not and shall not include the floor area within the Pod 4/5 Collaboration Area).

C.	Basic Rental:

Pod 4 Portion:

Period	Annual Basic Rental*	Monthly Basic Rental*	Monthly Basic Rental Per Rentable Square Foot*
Pod 4 Portion Commencement Date-Expiration of Lease Year 1*	$1,458,033.00	$121,502.75	$43.50
Lease Year 2	$1,501,774.00	$125,147.83	$44.81
Lease Year 3	$1,546,827.00	$128,902.25	$46.15
Lease Year 4	$1,593,232.00	$132,769.33	$47.53
Lease Year 5	$1,641,029.00	$136,752.41	$48.96
Lease Year 6	$1,690,260.00	$140,855.00	$50.43
Lease Year 7	$1,740,968.00	$145,080.66	$51.94
Lease Year 8	$1,793,197.00	$149,433.08	$53.50
Lease Year 9	$1,846,993.00	$153,916.08	$55.10
Lease Year 10	$1,902,402.00	$158,533.50	$56.76
Lease Year 11	$1,959,474.00	$163,289.50	$58.46
Lease Year 12	$2,018,259.00	$168,188.25	$60.21
Lease Year 13	$2,078,806.00	$173,233.83	$62.02
Lease Year 14	$2,141,171.00	$178,430.91	$63.88
Lease Year 15	$2,205,406.00	$183,783.83	$65.80

Pod 5 Portion:

Period	Annual Basic Rental	Monthly Basic Rental*	Monthly Basic Rental Per Rentable Square Foot
Pod 5 Portion Commencement Date-Expiration of Lease Year 1	$2,377,971.00	$198,164.25	$43.50
Lease Year 2	$2,449,310.00	$204,109.16	$44.81
Lease Year 3	$2,522,789.00	$210,232.41	$46.15
Lease Year 4	$2,598,473.00	$216,539.41	$47.53
Lease Year 5	$2,676,427.00	$223,035.58	$48.96
Lease Year 6	$2,756,720.00	$229,726.66	$50.43
Lease Year 7	$2,839,422.00	$236,618.50	$51.94
Lease Year 8	$2,924,604.00	$243,717.00	$53.50
Lease Year 9	$3,012,343.00	$251,028.58	$55.10
Lease Year 10	$3,102,713.00	$258,559.41	$56.76
Lease Year 11	$3,195,794.00	$266,316.16	$58.46
Lease Year 12	$3,291,668.00	$274,305.66	$60.21
Lease Year 13	$3,390,418.00	$282,534.83	$62.02
Lease Year 14	$3,492,131.00	$291,010.91	$63.88
Lease Year 15	$3,596,895.00	$299,741.25	$65.80

*

Although Monthly Basic Rental for the Pod 4 Portion of the Premises shall be calculated separately from the Monthly Basic Rental for the Pod 5 Portion of the Premises, Monthly Basic Rental for the entire Premises shall be a single, non-severable obligation. In addition, any Monthly Basic Rental for any partial month will be prorated based upon the number of days of Term occurring in such partial month as set forth in this Lease.

For purposes of this Lease, the term “Lease Year” shall mean: (a) for the first (1st) Lease Year, that period commencing on the Pod 4 Commencement Date and expiring on the date immediately prior to the first (1st) anniversary of the Pod 5 Commencement Date and (b) each consecutive twelve (12) month period thereafter.

D.	Reserved:

E.	Tenant’s Proportionate Share:	15.8% during the Pod 4 Portion Beneficial Occupancy Date (if any) and otherwise from and after the Pod 4 Commencement Date with respect to the Pod 4 Portion of the Premises only plus to the extent applicable 25.8% during the Pod 5 Portion Beneficial Occupancy Date (if any) and otherwise from and after the Pod 5 Commencement Date with respect to the Pod 5 Portion of the Premises only – for a total of 41.6%.

F.	Letter of Credit:	A letter of credit shall be delivered by Tenant to Landlord upon Tenant’s execution of this Lease pursuant to the terms and conditions of Article 4.

G.	Permitted Use:	General office use, laboratory, biomanufacturing, biopharmaceutical research, development and testing, and warehouse use, and ancillary uses of the foregoing and directly related thereto; provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) all applicable laws, statutes, ordinances, governmental regulations and requirements, (B) all applicable building codes, the Underlying Documents as that term is defined in Section 3(c)(ii) of this Lease, and the current zoning, and (C) the character of the Project as a first-class office and life sciences project. Tenant agrees to obtain and maintain at all times during the Term at Tenant’s sole cost and expense all permits and governmental approvals required or necessary in connection with the Permitted Use including, without limitation, any hazardous materials handling permits, air quality permits in connection with Tenant’s backup diesel-powered or natural gas-powered generator – if any), waste water permit in connection with Tenant’s laboratory uses – copies of which shall be provided to Landlord within thirty (30) days after written request. Landlord agrees that subject to Tenant’s compliance with the terms and conditions of this Lease and the conditions of any permits or approvals maintained or required to be maintained by Tenant hereunder, the Permitted Use itself shall not result in a per se violation of item (C); however, Tenant’s operation of the Premises for the Permitted Use must comply with item (C).

H.	Brokers:	Colliers International, representing Landlord, and JLL, representing Tenant.

I.	Parking Passes:	Tenant shall be entitled, at no additional cost during the initial Term, to use Tenant’s Proportionate Share of the two hundred fifty-six (256) unreserved parking passes for the Project, which equals one hundred five (105) passes, upon the terms and conditions provided in Article 23 hereof.

J.	Initial Installment of Rent:	The first (1st) full month’s Basic Rental of $121,502.75 for the Pod 4 Portion and $198,164.25 for the Pod 5 Portion, shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.

ARTICLE 2

TERM/PREMISES

The Term of this Lease shall commence on (i) the Pod 4 Portion Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions with respect to the Pod 4 Portion of the Premises and (ii) the Pod 5 Portion Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions with respect to the Pod 4 Portion of the Premises and shall end co-terminously on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. If this Lease is mutually executed and delivered by both Landlord and Tenant prior to January 1, 2021, then upon such execution and delivery of this Lease by Tenant and Landlord, Tenant will have the right to access the entire Premises in order to design and construct the Improvements (as defined in Section 2.1 of the Tenant Work Letter). Such early access shall be subject to all the provisions of this Lease (with specific reference to Tenant’s insurance and indemnity obligations hereunder and Tenant’s obligation to pay separately for electricity and janitorial services (but it being agreed that with respect to janitorial only and other than in connection with Tenant’s obligations to maintain and clean debris from the construction site as required pursuant to Exhibit D during construction of the Improvements – Tenant’s obligations shall commence upon Tenant’s entry into the Pod 4 Portion of the Premises and/or Pod 5 Portion of the Premises) to the Premises as set forth in Article 11) except that Tenant’s obligation to pay monthly Basic Rental and any Direct Costs shall not apply during the period of such early access (other than as set forth in Article 1A. of the Basic Lease Provisions in connection with the Pod 4 Portion Beneficial Occupancy Period (if any). If Landlord does not deliver possession of the Premises to Tenant on or before January 1, 2021, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder; provided, however, in the event delivery of the Premises in the required condition does not occur by January 1, 2021 (the “Estimated Delivery Date”), as such date may be extended by any delays to the extent caused by Tenant or any of the Tenant Parties, then the sole remedy of Tenant shall be that each of the Pod 4 Portion Commencement Date and Pod 5 Portion Commencement Date shall be extended on a day-for-day basis for each day that delivery of the Premises occurs after the Estimated Delivery Date (as may be so extended). Landlord and Tenant hereby stipulate that the Project, Building, and Premises contain the number of square feet specified in Article 1.B. of the Basic Lease Provisions and agree that the same shall not be subject to remeasurement during the Term of this Lease, unless the physical size of the Project, Building, or Premises changes. Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

ARTICLE 3

RENTAL

(a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the monthly and annual sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction, except as otherwise expressly provided in this Lease, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the rent for such month shall be prorated. Notwithstanding the foregoing, the first full month’s Basic Rental shall be paid to Landlord in accordance with Article 1.J. of the Basic Lease Provisions and, if the respective Pod 4 Portion Commencement Date and/or Pod 5 Portion Commencement Date, as the case may be, is not the first day of a month, Basic Rental for the partial month commencing as of the respective Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the applicable Commencement Date.

(b) Increase in Direct Costs. Except as otherwise expressly provided in Article 1.A with respect to the Pod 4 Portion Beneficial Occupancy Period and/or Pod 5 Portion Beneficial Occupancy Period, as the case may be and if applicable, commencing on the applicable Commencement Date, Tenant shall pay an additional sum for each calendar year equal to the product of the percentage set forth in Article 1.E. of the Basic Lease Provisions multiplied by the amount of “Direct Costs” for such year. In the event either the rentable square footage of the Premises and/or the Project is expanded or reduced, then Tenant’s Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant’s Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant’s Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365). Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments. Any and all amounts due and payable by Tenant to Landlord shall be in the form of, at Tenant’s election, (i) business checks, (ii) wire transfers, (iii) electronic funds transfers, or (iv) automated clearing house payments. Any other forms of payment are not acceptable to Landlord including, without limitation (1) cash or currency, (2) cashier’s checks and money orders, (3) traveler’s checks, (4) payments from credit unions or other non-bank financial institutions, (5) multiple payments for one (1) scheduled payment, and (6) third party checks.

(c) Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:

(i) “Tax Costs”, which shall mean any and all real estate taxes and other similar charges incurred by Landlord on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the Commonwealth of Massachusetts or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof made in good faith; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.” Notwithstanding anything to the contrary contained in this Section 3(c)(i), there shall be excluded from Tax Costs (A) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, capital gains taxes, capital levy, documentary transfer or recordation taxes, inheritance and succession taxes, estate taxes, federal, state, and local income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts attributable to operations at the Project), (B) any items included as Operating Costs, (C) any items paid by Tenant under Article 6 of this Lease, (D) any late charge or penalties, except to the extent due to Tenant’s failure to timely pay Tenant’s Proportionate Share of Direct Costs, and (E) any increase in taxes due to tenant improvements made by other tenants of the Project or due to the expansion or remodeling of the Project.

(ii) “Operating Costs”, which shall mean all actual, reasonable costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment used in connection with the Project, the intrabuilding cabling and wiring, the Project common areas and non-exclusive use areas that are generally available for proportionate use in the Project by other tenants and occupants (and with specific reference to Tenant) that Landlord is obligated to repair and maintain (including, without limitation, adjacent walks, malls and landscaped areas), and the Project parking structure, and other areas and facilities of the Project, including but not limited to Amenities (as defined in Article 11). Operating Costs shall include but not be limited to, reasonable and customary salaries, wages, fringe benefits, and employment taxes for all persons who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intrabuilding cabling and wiring and the adjacent walks and landscaped areas, including janitorial, gardening, security, the cost of parking area operation, repair, restoration, and maintenance, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing; hired services; a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; accountant’s fees incurred in the preparation of rent adjustment statements; legal fees; real estate tax consulting fees; personal property taxes on property used in the maintenance and operation of the Project; payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project, including, without limitation, fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions, reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Real Property, or owners’ association pertaining to the Project (collectively, “Underlying Documents”); the following capital expenditures only (“Permitted Capital Expenditures”): (i) capital expenditures incurred to reduce Operating Costs which are reasonably and in good faith estimated to result in a reduction in Operating Costs for the relevant year that is greater than the amortized cost of the expenditure for such year, and (ii) capital expenditures required by government regulations, laws, or ordinances including, but not limited to the Americans with Disabilities Act which requirements were not in effect as of the earlier of the Pod 4 Portion the Commencement Date and Pod 5 Portion Commencement Date and (iii) costs incurred (capital or otherwise) after the Effective Date of this Lease on a regular recurring basis every five (5) or more years for certain maintenance projects that are generally customary with the operation of life science campus; the cost of all charges for electricity, gas, water and other utilities furnished to the Project (including, without limitation, costs incurred in connection with Landlord’s supplying of “green” or other renewable energy for the Project provided such costs shall be reasonably competitive with the costs of the energy sought to be replaced), and any taxes thereon; the commercially reasonable cost of all charges for fire and extended coverage, liability, pandemic, terrorism, environmental and all other insurance in connection with the Project which may be carried by Landlord, including commercially reasonable deductible amounts not to exceed $1.00 per rentable square foot in the Project except in connection with earthquake and Tier 1 wind coverage (if any) (and provided that any deductible relating to earthquake, wind or pandemic coverage shall be amortized over the useful life of the repair and/or proceeds from same and such amortized amount shall be included in Operating Costs without regard to any “cap”); the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors; a property management fee equal to three percent (3%) of Annual Basic Rental payable by Tenant under this Lease for the applicable calendar (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project (but not related to Landlord’s entity or ownership) and costs of providing to tenants of the Project and their employees (A) first-class amenities (if any) and services (if any); provided, however, that except as otherwise expressly provided in this Lease, the foregoing shall be not be deemed to require Landlord to provide any such amenities or services. Permitted Capital Expenditures shall be amortized over their useful life determined in accordance with generally accepted real estate accounting principles, consistently applied and only the amount amortized for the applicable calendar year may be included within Operating Costs. In the event, during any calendar year, the Project is less than ninety-five percent (95%) occupied at all times, those Operating Costs that vary with occupancy shall be equitably adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted.

Notwithstanding anything to the contrary contained herein, Operating Costs shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Direct Cost payments) such as where a tenant directly contracts for electric power or other utilities with the local public services company; (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, warranties, guaranties, a tenant of the Project (outside of such tenant’s Direct Cost payments), or otherwise to the extent so reimbursed (it being agreed that to the extent Landlord has the right to reimbursement for such items, Landlord agrees to pursue the same with commercially reasonable diligence); (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commission; (4) ground lease payments (if any) and amortization of principal and interest on mortgages or any other debt instrument; (5) costs of items considered capital expenditures, repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Costs as part of Permitted Capital Expenditures pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant or occupant of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like; (7) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or in the parking facilities of the Project (provided, however, if Landlord commences charges for parking, then this item #7 shall not include such costs associated with the parking facilities of the Project to the extent that Landlord is reimbursed by such fees); (8) costs incurred in connection with upgrading the Project to comply with disability, life, seismic, fire and safety codes, ordinances, statutes, or other laws in effect prior to the earlier of the Pod 4 Portion Commencement Date and the Pod 5 Portion Commencement Date, including, without limitation, the then applicable requirements of the Americans with Disabilities Act (“ADA”), including penalties or damages incurred due to such non-compliance;

(9) interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Costs provided the same is at commercially reasonable rates) or bad debt expenses and losses; (10) marketing costs, including those costs described in (3) above, promotional expenditures, costs of signs in or on the Project identifying the owner of the Project or any tenant of the Project (and on which Tenant is not located), attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, amendments, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project, including, without limitation, attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Project or third parties; (11) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements or decoration of space made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project, or constructing or finishing demising walls and public corridors with respect to any such space whether such work or alteration is performed for the initial occupancy by such tenant or occupant or thereafter; (12) any costs expressly excluded from Operating Costs elsewhere in this Lease; (13) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Project resulting from an event of casualty or condemnation) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any commercially reasonable deductible amount under any insurance policy shall be included within Operating Costs as set forth above); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Project) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Costs pursuant to this Lease; (15) depreciation, amortization and interest payments except as expressly permitted in this Article 3 and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project without charge; (17) costs incurred in connection with the operation of retail stores selling merchandise and restaurants in the Project to the extent such costs are in excess of the costs Landlord reasonably estimates would have been incurred had such space been used for general office and/or laboratory, R&D, or warehousing use; (18) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Project; (19) costs associated with the operation of the business or the partnership which constitutes Landlord as the same are distinguished from the costs of operation of the Project; (20) costs incurred in connection with the original construction of the Project; (21) costs of correcting defects in or inadequacy of the initial design or construction of the Project or the Project equipment; (22) costs incurred to (i) comply with laws relating to the removal of any “Hazardous Material,” as that term is defined in Article 28 of this Lease, and/or (ii) remove, remedy, contain, or treat any Hazardous Material, which Hazardous Material is brought onto the Project after the date hereof by Landlord or any other tenant of the Project (other than normal parking lot driveway cleaning and unreimbursed costs in connection with any systems generally available for proportionate use in the Project by other tenants and occupants (and with specific reference to Tenant) which by their nature or design relate to or contain any Hazardous Material such as by way of example the Acid Neutralization Tank, Building Generator, UPS System, and RODI Systems), but it being agreed that Landlord shall only be permitted to pass through such removal, remediation, containment and treatment costs relating to said systems after Landlord uses commercially reasonable efforts to determine which party caused or introduced the Hazardous Material requiring Landlord to expend costs to remove, remedy, contain, or treat the Hazardous Material and was unable to determine the responsible party); (23) wages, salaries, fees and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord or management agent at or above the level of Property manager (provided that the salary and benefits of any employee whose time is divided among the Project and other projects shall be prorated on a fair, equitable, commercially reasonable basis); (24) the cost of any repair made by Landlord because of the total or partial destruction of the Project (other than including commercially reasonable deductible amounts to the extent permitted as set forth above) or the condemnation of all or a portion of the Project; (25) the cost of overtime or other expense to Landlord due to a Landlord default hereunder; (26) after hours or overtime HVAC costs or electricity costs if chargeable to other Project tenants or occupants pursuant to the terms of such party’s lease or occupancy agreement; (27) intentionally omitted; (28) any cost representing an amount paid for first class services and/or materials to an entity affiliated with Landlord to the extent such amount materially exceeds the amount that would be paid for such first class services and/or materials at the then existing market rates to non-affiliated entity; (29) costs incurred due to the late payment of taxes, utility bills or other amounts owing, so long as Landlord was obligated to make such payments and did not in good faith dispute the amount of such payments and to the extent that such late payment is not attributable to Tenant’s failure to pay pursuant to its obligations under this Lease; (30) asset management, project management, general overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord or the management agent, except for the property management fee expressly included within Operating Costs; (31) increases in insurance premiums to the extent that it is ultimately determined that such increase is solely caused by the default of any other tenant of the environmental terms and conditions of its lease; (32) moving expense costs of tenants of the Building; (33) costs of acquisition of sculpture, paintings, or other objects of art; (34) the rent or expenses in lieu of rent for any storage space or other facilities for the benefit of Landlord (except as otherwise expressly permitted herein); (35) costs directly resulting from the gross or active negligence or willful misconduct of Landlord, its employees, agents, or contractors; (36) costs or expenses incurred by Landlord in financing, refinancing, pledging, selling, or otherwise transferring, or encumbering ownership rights in Project or any part thereof; (37) intentionally omitted; and (38) rent for a management office and marketing office occupied by Project management personnel to the extent the size or rental rate of such office exceeds the size or fair market rental value of office space occupied by management personnel of Comparable Buildings in the vicinity of the Project, with adjustment where appropriate for the size of the Project, but in no event more than 2,000 rentable square feet in the aggregate.

In the event there exists a conflict as to an expense which is specified to be included in Operating Costs and is also specified to be excluded from Operating Costs within the above list, the exclusions listed above shall prevail and the expenses shall be deemed excluded. It is understood that Operating Costs shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Project. Landlord shall make payments for goods, utilities and services in a timely manner. Landlord agrees to keep records of Operating Costs in accordance with a system of accounts and accounting practices consistently maintained on a year-to-year basis for a period of at least three (3) years form the date Landlord submits a Statement to Tenant. To the extent that Landlord determines in commercially reasonable good faith discretion that Tenant uses materially more than Tenant’s Proportionate Share of any item of Operating Costs, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Costs (such excess, “Tenant’s Adjusted Share”). Landlord shall not recover more than one hundred percent (100%) of the Operating Costs actually incurred by Landlord in any year (excluding the management fee).

Commencing on the first (1st) day of the second (2nd) full calendar year during the Term, for purposes of determining Tenant’s Proportionate Share of Operating Costs, the aggregate amount of Controllable Operating Costs (hereinafter defined) included in Operating Costs for any calendar year shall not increase more than ten percent (10%) over the maximum amount of Controllable Operating Costs chargeable for the immediately preceding calendar year, calculated on a cumulative and compounding basis, with no limit on the Controllable Operating Costs for the first (1st) full calendar year of the Term (i.e., the actual Controllable Operating Costs for the first (1st) full calendar year shall be the maximum amount for the such year for purposes of this provision). “Controllable Expenses” shall be defined as all Operating Costs except for the following: premiums for Landlord’s insurance, snow and ice control and removal, security costs, any other tax, governmental or utility fee or governmental or quasi-governmental assessment, costs of repairs and maintenance incurred to comply with laws first applicable to the Project after date Landlord delivers the Premises to Tenant, and electricity, water and other utility costs

(d) Determination of Payment.

(i) Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be and Tenant’s Proportionate Share thereof (including, Tenant’s Adjusted Share, if any). The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from subsequently enforcing its rights to collect any Estimated Excess under this Article 3, once such Estimated has been determined by Landlord; however, Landlord shall use reasonable efforts to provide the Estimate Statement on or before June 30 of the following calendar year. Tenant shall pay, with its next installment of monthly Basic Rental due, a fraction of the Estimate for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(i)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total Estimate set forth in the previous Estimate Statement delivered by Landlord to Tenant.

(ii) In addition, Landlord shall give to Tenant as soon as reasonably practicable following the end of each calendar year, a reasonably detailed statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount of Tenant’s Proportionate Share thereof (including, Tenant’s Adjusted Share, if any). Landlord shall use reasonable efforts to provide the Statement within six (6) months following the end of the previous calendar year and, if Landlord has not provided the Statement within two hundred forty (240) days following the end of the previous calendar year, then Tenant may provide Landlord with notice of default, subject to the cure period specified in Section 19(b) below. Upon receipt of the Statement for each calendar year during the Term, Tenant shall pay, within thirty (30) days after receipt thereof, the full amount of Tenant’s Proportionate Share of Direct Costs for such calendar year, less the amounts, if any, paid during such calendar year on an estimated basis. If, however, the Statement indicates that amounts paid by Tenant on an estimated basis are greater than the actual amount of Tenant’s Proportionate Share of Direct Costs specified on the Statement, such overpayment shall be credited against Tenant’s next installments of estimated payments. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3. Except as provided herein, Landlord shall be deemed to have waived the right or ability to add to or dispute the amounts set forth in a Statement after (18) months after the expiration of the calendar year for which the Statement applies, except where the failure to timely furnish the Statement as to any particular item includable in the Statement is delayed by reason of Landlord’s receipt, for reasons beyond Landlord’s reasonable control, of the invoice for such cost after the expiration of such eighteen (18) month period (e.g. tax assessments that are late in arriving from the assessor), in which case such eighteen (18) month limit shall not be applicable to such delayed item. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, Tenant shall pay to Landlord an amount as calculated pursuant to the provisions of this Section 3(d) within thirty (30) days following receipt of the final Statement therefor. The provisions of this Section 3(d)(ii) and Section 5(e) shall survive the expiration or earlier termination of the Term.

(iii) Reserved.

(iv) Because the Project is a part of a multi-building development, those Direct Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Project and to the other buildings within such development on a fair, equitable, commercially reasonable, and proportionate basis, which shall be described to Tenant, in reasonable detail, promptly after receipt of Tenant’s written request therefor.

(e) Audit Right. Within one hundred eighty (180) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord (“Review Notice”) and at reasonable times, inspect Landlord’s records at Landlord’s offices located in the continental United States, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence except as required by law or as necessary to enforce Tenant’s rights under this Lease. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12)

month period. If after such inspection, but within sixty (60) days after the Review Period, Tenant notifies Landlord in writing (“Dispute Notice”) that Tenant still disputes such amounts, then Tenant shall provide Landlord with the results of Tenant’s audit and if Landlord and Tenant cannot resolve the dispute within thirty (30) days after Landlord’s receipt of Tenant’s audit results, then a certification as to the proper amount shall be made in accordance with sound commercial real estate accounting practices, at Tenant’s cost (but subject to the further provisions of this Section 3(e), by an independent certified public accountant agreed upon by the parties and who is a member of a nationally or regionally recognized accounting firm. Tenant’s failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within sixty (60) days after the Review Period shall be deemed to constitute Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement, except to the extent that any such Statement that contains a knowingly false material misrepresentations shall not be binding and conclusive on Tenant. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if it is ultimately determined that the Direct Costs set forth in the Statement were overstated by five percent (35) or more, then Landlord shall reimburse Tenant for all the third party out-of-pocket verifiable costs reasonably incurred by Tenant in connection with its audit of the Direct Costs and, if applicable, the cost of the accountant and the cost of such certification shall be paid for by Landlord. Such amounts shall be paid by Landlord within thirty (30) days after such certification. Promptly following the parties’ agreement of the actual amount of Direct Costs and Tenant’s Proportionate Share thereof or upon the conclusion of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such determination or certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

(f) Contest of Tax Costs. Provided Tenant does not decrease the rentable square footage leased by Tenant pursuant to this Lease as of the Effective Date and further provided there is no monetary or material non-monetary Event of Default by Tenant hereunder, then Tenant may at any time during the Term, request that Landlord, at Tenant’s sole cost and expense, prosecute a contest of the real property component of Tax Costs (which contest shall be limited to the parcel upon which the Premises is located) and provided that no lien or charge is filed against the Project. In furtherance of the foregoing, within ten (10) business days after Landlord’s receipt of Tenant’s written request therefor and to the extent in Landlord’s possession or control, Landlord will deliver a copy of the then applicable tax bill to Tenant. Upon receipt of written notice from Tenant thereafter (but no later than thirty (30) days after receipt of the applicable tax bill and not less than thirty (30) days prior to the deadline for contesting taxes– with time being of the essence for the giving of such notice), Tenant shall notify Landlord of Tenant’s continuing desire to pursue a reduction of Tax Costs. In such event, Landlord shall within thirty (30) days of Landlord’s receipt of such notice from Tenant requesting such contest, either: (i) elect to commence such contest and all actual costs thereof shall be borne by Tenant (and payable as Additional Rent within thirty (30) days after demand), or (ii) grant Tenant the right to pursue any such Tax Cost contest and reasonably cooperate, at no cost or liability to Landlord, with Tenant in such effort. If Landlord elects clause (ii) above, then the following terms and conditions shall apply collectively, the “Tax Contest Conditions”) to: (aa) such contest shall not be deemed to be a criminal act by Landlord or subject Landlord to a material risk of any fine or penalty; (bb) such contest will not place the Project in material danger of being forfeited or lost; (cc) all Tenant monetary or material non-monetary defaults shall be cured prior to the commencement of any Tax contest, and (dd) such contest shall not cause any liens or other encumbrances to be placed on the Project or any portion thereof. Landlord will appoint Tenant as its agent for the purpose of obtaining information and other data from the County or City assessor and instituting and maintaining any proceeding or contest of Tax Costs. Landlord will not be required to join in any proceeding or contest brought by Tenant, unless the provisions of any law require that the proceeding or contest be brought by or in the name of Landlord or owner of the Premises. Tenant agrees to indemnify and hold Landlord harmless from all costs, expenses and damages of whatsoever nature related to the Project arising out of any such contest made by Tenant. Tenant shall be entitled to any and all refunds of Tax Costs (and penalties and interest) paid by Tenant whether such refund is made during or after the Term (after expenses incurred by Landlord and/or Tenant in connection therewith are paid to the party which incurred such expense). When Tenant concludes Tenant’s contest of any Tax Costs, Tenant shall pay the amount of any costs, interest, penalties, or other liabilities in connection with such Tax Costs, including any increase therein. In any event, Tenant shall at all times during any contest of Tax Costs reasonably inform Landlord of all significant developments in the proceedings as they may occur.

ARTICLE 4

LETTER OF CREDIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable and renewable letter of credit (“Letter of Credit”) in favor of Landlord substantially in the form attached hereto as Exhibit “E” or otherwise reasonably acceptable to Landlord, issued by a financial institution satisfactory to Landlord, in the principal amount of Two Million Eight Hundred Seventy-Seven Thousand Three and No/100 Dollars ($2,877,003.00) (calculated based on nine (9) months of Basic Rental payable by Tenant for the first year of the initial Term (if no abatement applied) – the “Stated Amountto be held by Landlord in accordance with the terms, provisions and conditions of this Lease. Landlord hereby approves Silicon Valley Bank as the issuer of the Letter of Credit. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit. If the Letter of Credit delivered by Tenant is inconsistent with the form attached hereto as Exhibit “E” (including, without limitation, the wrong name or address for the Beneficiary), Landlord may so notify Tenant in writing, in which case Tenant shall cause the Letter of Credit to be corrected within five (5) business days after receipt of such notice. If the issuer of the Letter of Credit is declared to be insolvent by the Federal Deposit Insurance Corporation (or any comparable institution) or becomes a debtor in any case or proceeding under the Bankruptcy Code or any similar law or statute, or ceases to conduct business for any reason, Landlord may so notify Tenant, in which case Tenant shall, within five (5) business days after such notice from Landlord, provide Landlord with a new Letter of Credit which otherwise meets the requirements of this Article 4 issued by a substitute financial institution reasonably satisfactory to Landlord. Landlord shall be entitled to draw upon the Letter of Credit if the credit rating or financial condition of the issuer of the Letter of Credit is no longer reasonably acceptable to Landlord. Following any such draw by Landlord on the Letter of Credit solely because of the deterioration of the creditworthiness of the issuer of the Letter of Credit and provided that there then exists no Event of Default by Tenant hereunder, Landlord will disburse such Letter of Credit proceeds to Tenant within ten (10) business days after Tenant delivers to Landlord a replacement Letter of Credit from a financial institution satisfactory to Landlord in substantially the form attached hereto as Exhibit “E” or otherwise reasonably acceptable to Landlord. Tenant shall pay all of Landlord’s out-of-pocket fees and expenses incurred in connection with such disbursement; provided, however, if any of the foregoing conditions are not satisfied, then Landlord may then use, apply or retain all or any part of the proceeds for the purposes set forth in clauses (1) through (5) of the next paragraph.

The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the Stated Amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand. In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with any such transfer, unless such transfer is initiated by Landlord and due solely to Landlord’s convenience or other action of Landlord not caused by Tenant or as a result of Tenant’s acts or omissions. If (A) the term of the Letter of Credit held by Landlord will expire prior to sixty (60) days following the last day of the Lease Term and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, in either case at least sixty (60) days prior to the expiration of the Letter of Credit, or (B) Tenant commits an Event of Default with respect to any provision of this Lease, or files a voluntary petition under Title 11 of the United States Code (i.e., the Bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and Landlord may then use, apply or retain all or any part of the proceeds (1) for the payment of any sum which is in an Event of Default, (2) if Landlord terminates this Lease due to an Event of Default, to reimburse Landlord for damages incurred and which are recoverable by Landlord pursuant to Article 20, (3) for the payment of any other actual, reasonable amount which Landlord may spend or become obligated to spend by reason of Tenant’s Event of Default, (4) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s Event of Default or (5) intentionally deleted. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after written demand therefor, post a replacement or additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount required in this Article 4 above. If Tenant delivers a replacement Letter of Credit to Landlord, Landlord shall return the previous Letter of Credit to Tenant within ten (10) business days after receipt thereof. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises during the Lease Term and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Lease Term, after any deductions described in this Article 4 above, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within forty-five (45) days following the expiration of the Lease Term.

The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

Landlord and Tenant (A) acknowledge and agree that the Letter of Credit is not intended to serve as a security deposit and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto, and (B) hereby waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

As set forth above The Stated Amount shall initially be Two Million Eight Hundred Seventy-Seven Thousand Three and No/100 Dollars ($2,877,003.00) (calculated based on nine (9) months of Basic Rental payable by Tenant for the first year of the initial Term (if no abatement applied); provided, however, that, except as hereinafter provided, upon the third (3rd) anniversary of the Pod 5 Portion Commencement Date (the “Adjustment Date”), the Stated Amount shall be reduced to One Million Nine Hundred Eighteen and No/100 Dollars ($1,918,003200) (calculated based on six (6) months of Basic Rental payable by Tenant for the first year of the initial Term (if no abatement applied). However, if (i) an Event of Default by Tenant occurs under this Lease, or (ii) circumstances exist that would, with notice or lapse of time, or both, constitute an Event of Default by Tenant, and Tenant has failed to cure such default or circumstances within the time period permitted by Article 19 or such lesser time as may remain before the Adjustment Date as provided above, the Stated Amount shall not thereafter be reduced unless and until such default or circumstances shall have been fully cured pursuant to the terms of this Lease, at which time the Stated Amount may be reduced as hereinabove described. The reduction of the Stated Amount of the Letter of Credit shall be effectuated by Tenant replacing the Letter of Credit then being held by Landlord with a new Letter of Credit (meeting all of the requirements of this Article 4) in the Stated Amount then required to be maintained with Landlord pursuant to the foregoing provisions (or amending the then existing Letter of Credit to the Stated Amount then required to be maintained with Landlord pursuant to the foregoing provisions) on the Reduction Date, as applicable. In the event that Tenant provides a replacement Letter of Credit, Landlord shall return the original Letter of Credit to Tenant within ten (10) business days following Landlord’s receipt of the replacement Letter of Credit (or, if requested by Tenant, arrange for a simultaneous swap of the original and replacement Letter of Credit in person at the management office located in the Project). To the extent Tenant desires to reduce the Letter of Credit as set forth above by means of an amendment to the then existing Letter of Credit, Landlord shall at no cost to Landlord provide reasonable cooperation with Tenant and sign such commercially reasonable certificates reasonably required by the issuer of the Letter of Credit and reasonably acceptable to Landlord and in connection therewith, Tenant shall pay as additional rent with ten (10) business days after demand, all of Landlord’s out-of-pocket fees and expenses incurred in connection with the same.

ARTICLE 5

HOLDING OVER

Should Tenant (or any subtenant, assignee or other party occupying the Premises by, through, under, or with the permission of Tenant), without Landlord’s written consent, hold over after termination of this Lease, Tenant shall, at Landlord’s option, become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, Basic Rental at a rate equal to one and one-half (1.50) times the rate in effect for the last month of the Term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of any Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Landlord provides Tenant with at least thirty (30) days prior written notice that Landlord has a signed proposal or lease from a succeeding tenant to lease the Premises, and if Tenant fails to surrender the Premises upon the later of (i) the date of expiration of such thirty (30) day period, or (ii) the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney’s fees and costs.

ARTICLE 6

OTHER TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a Project-standard buildout as determined by Landlord in its commercially reasonable discretion, and as a result, real property taxes for the Project are increased, Tenant shall pay to Landlord, within thirty (30) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant’s property or above-standard improvements.    Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within thirty (30) days), any excise, sales, use, rent, occupancy, gross receipts or other taxes (other than net income taxes or any items expressly excluded from the definition of Tax Costs as set forth in Article 3 above) which may be assessed against or levied upon Landlord on account of the letting of the Premises or the payment of Basic Rental or any other sums due or payable by Tenant hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. In addition to Tenant’s obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 or by any other tenant in the Project pursuant to a similar provision in such tenant’s lease shall not be included in the computation of “Tax Costs”.

ARTICLE 7

USE

(a) Use. Tenant shall use and occupy the Premises only for the use set forth in Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, and Tenant agrees that it will use the Premises in such a manner so as not to unreasonably interfere with or infringe upon the rights of other tenants or occupants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, governmental regulations or requirements (including, without limitation all Laws as defined in Section 28(e) below and any laws which may require Tenant to temporarily cease operations or prohibit or reduce Tenant’s use of the Premises) now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project, and (ii) improvements, trade fixtures and equipment installed or constructed in the Premises by or for the benefit of Tenant. Tenant hereby agrees and acknowledges that the manufacture, cultivation, sale, use, trade or possession of any drugs or other substance in violation of the laws of the United States of America in the Premises shall be a material breach of this Lease (without any applicable notice and cure period) notwithstanding that any laws of the Commonwealth of Massachusetts permit the manufacture, cultivation, sale, use, trade or possession of such drugs or other substances for recreational or medicinal purposes, including without limitation, cannabis, cannabinoids or any derivations thereof. Tenant shall not permit more than six (6) people per one thousand (1,000) rentable square feet of the Premises to occupy the Premises at any time. Tenant shall comply with, and Tenant’s rights and obligations under this Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, restrictions and other Underlying Documents now or hereafter affecting the Project. Landlord represents and warrants that subject to Tenant’s compliance with the terms and conditions of this Lease and the conditions of any permits or approvals maintained or required to be maintained by Tenant hereunder neither the Underlying Documents, nor any other documents recorded against the Landlord Project and to which Landlord is a party will prohibit Tenant’s use of the Premises for the Permitted Use under this Lease and that Landlord will not seek to amend the same in any manner that would materially and adversely affect Tenant’s rights, remedies, costs, or expenses under this Lease (it being agreed that if such Underlying Documents are so amended, then Tenant shall not be bound by the terms of such amendment to the extent of any such material and adverse effect). Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall within ten (10) business days following receipt of written demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s use of the Premises or failure to comply with the provisions of this Article 7. Tenant shall comply with Landlord’s reasonable sustainability practices applicable to the Project provided that Tenant received notice of the same.

(i) Landlord represents that Landlord has taken or shall as part of Landlord’s obligations set forth in Section 9(a) take the necessary steps to comply with (and to the extent of Landlord’s obligations expressly set forth in this Lease, will continue to comply with during the Term of this Lease) all current requirements of laws, rules, codes, regulations and ordinances applicable to the common areas of Project, including without limitation, the ADA in effect as of the date of this Lease as it pertains to the Project (other than in connection with the Improvements constructed by Tenant pursuant to the Tenant Work Letter – which shall be the sole responsibility of Tenant). Operating Costs shall not include any cost incurred by Landlord in connection with upgrading, repairing, or replacing the common areas of the Project to comply with the current requirements of laws, rules, regulations and ordinances, including without limitation, the ADA that are in effect as of the date of the earlier of the Pod 4 Portion Commencement Date or Pod 5 Portion Commencement Date of this Lease, as the case may be, including penalties or damages incurred due to such noncompliance. Notwithstanding anything herein to the contrary, Tenant shall not be required to make any structural changes to the Premises or any other part of the Project except to the extent such changes are required as a direct result of Tenant’s specific use, the Improvements or any subsequent Alterations of the Premises and Tenant’s obligations under this Article 7 shall specifically exclude any compliance with applicable laws, codes, rules, regulations, statutes, or orders which are triggered by alterations and improvements to the Premises, Building or Project made by Landlord other than in connection with the Improvements and Base Building Improvements.

(b) Odors and Ventilation. Tenant shall not cause or permit any release of any odors or fumes of any kind from the Premises. If the Project has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Real Property, Tenant shall vent the Premises through such system. If Landlord at any time determines, in its good faith discretion, that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with applicable laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord reasonably requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned, or delayed except in connection with a Design Problem (as defined in Section 3.3 of the Tenant Work Letter below) (in which event Landlord may withhold its approval in its sole but good faith discretion). Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors caused by or attributable to Tenant and/or the Tenant Parties in a reasonable manner consistent with the requirements of applicable laws and otherwise to ensure that such odors do not emanate from the Premises in a manner that is offensive to other tenants and occupants of the Project. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s reasonable judgment be necessary or appropriate from time to time) as required to remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream. If Tenant fails to install satisfactory odor control equipment within thirty (30) days after Landlord’s demand made at any time (as such time may be extended on a day-for-day basis if Tenant is actually delayed for reasons attributable to Force Majeure), then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s reasonable determination, cause odors, fumes or exhaust or Landlord may take such measures as Landlord deems necessary to abate such odors, fumes or exhaust, and Tenant shall pay all actual, out of pocket and verifiable costs incurred by Landlord in connection with such remedial measures, within ten (10) business days after receipt of written demand therefor as Additional Rent.

(c) Transportation Programs. Tenant shall fully comply with all present or future governmentally mandated and/or non-voluntary programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

(d) To the extent required by applicable laws, government regulations or any conditions of permits or governmental approvals relating to Tenant’s use of the Premises or the Project, Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Greater Lawrence Sanitary Authority (“GLSA”) and the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the GLSA, the MWRA and any other applicable governmental authority with respect to such chemical safety program and (b) this Section 7(d). Notwithstanding the foregoing, Landlord shall obtain and maintain during the Term (m) any permit required by the GLSA and the MWRA (“GLSA/MWRA Permits”) and (n) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of the Acid Neutralization Tank (as defined in Section 11(a)(vii) below) in the Building, and Tenant shall reimburse Landlord within ten (10) business days after demand for any actual, out of pocket and verifiable costs incurred by Landlord pursuant to this sentence. Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the GLSA/MWRA Permits, (y) in violation of applicable laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tank. Tenant agrees to reasonably cooperate with Landlord in order to obtain the GLSA/MWRA Permits and the wastewater treatment operator license.

ARTICLE 8

CONDITION OF PREMISES

Tenant hereby agrees that except as provided in Section 1 of the Tenant Work Letter, Article 7 above, and as otherwise expressly provided in this Lease, the Premises shall be taken “as is”, “with all faults”, “without any representations or warranties”, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant’s purposes. Except as expressly provided in this Lease, Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in the above-described condition. Nothing contained herein is intended to, nor shall, obligate Landlord to implement sustainability practices for the Project or to seek certification under, or make modifications in order to obtain, a certification from LEED or any other comparable certification. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the “Tenant Improvements.” The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory condition, subject to

Landlord’s obligations (a) expressly set forth in the Tenant Work Letter, (b) to correct any latent defects as set forth in Section 30(bb) below, and (c) to make repairs to the Project as set forth in Section 9(a) below. Tenant hereby waives any provision of law which would otherwise permit Tenant to make repairs required of Landlord under this Lease.

ARTICLE 9

REPAIRS AND ALTERATIONS

(a) Landlord’s Obligations. Landlord shall repair and maintain in a condition consistent with Comparable Buildings (as hereinafter defined), (i) the structural portions of the Project (which includes the Premises), including, without limitation, the structural foundation, floor/ceiling slabs (excluding architectural slabs), roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and common areas, (ii) all Project systems, including, without limitation, the mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems listed on Exhibit A-1 attached hereto and made a part hereof (provided, however, that Landlord’s obligation with respect to any such systems shall be to repair, maintain, and (to the extent reasonably determined by Landlord be necessary), replace those portions of the systems located in the core of the Project or in other areas outside of the Premises up to the point of entry or first isolation valve or switch that serves the aforementioned equipment), but Tenant shall be responsible to repair and maintain any distribution of such systems throughout the Premises), the Building Generator, UPS System, and Acid Neutralization Tank (but specifically excluding any Specialized Systems and decorative treatments installed by or on behalf Tenant– all of which shall be Tenant’s responsibility as part of Tenant’s obligations set forth in Section 9(b) below, and (iii) all common areas of the Project (and excluding any area(s) in the Project to which Landlord has granted Tenant exclusive use). By way of clarification, Tenant and Landlord hereby agree that as of the date hereof, there are two (2) air handlers that exclusively service the Pod 4 Portion of the Premises (designated as AHU 3A/3B) and one (1) air handler and humidification unit that exclusively services the Pod 5 Portion of the Premises (designated as AHU 5) and that Tenant as part of its obligations set forth in Section 9(b) below shall be obligated to maintain, repair and replace the foregoing systems from their physical location in the equipment penthouse portion of the Project up to the point of entry or first isolation valve or switch that serves the aforementioned equipment and Landlord shall be obligated to maintain, repair and replace the cooling tower systems located on the roof of the Project and the boiler located in the basement of the Project up to the point of entry in the equipment penthouse portion of the Project as part of Landlord’s obligations set forth in this Section 9(a).

(b) Tenant’s Obligations. Except as expressly provided as Landlord’s obligation in this Article 9, and in addition to Tenant’s obligations in Article 11 below, Tenant shall keep the Premises and every part thereof (including, without limitation, any of the initial Improvements and/or Alterations therein and any Specialized Systems installed by or on behalf of Tenant) in good condition and repair and in compliance with Landlord’s commercially reasonable sustainability practices applicable to the Project provided that Tenant has receipt of prior written notice of such practices and further provided that Tenant shall not be required to comply with any additions or revisions to the sustainability practices existing as of the date hereof if compliance with the same shall materially increase Tenant’s expenses or materially and adversely affect Tenant’s use of the Premises or its business operations therein for the Permitted Use. Tenant’s obligations shall include without limitation, maintenance, repair and replacement (to the extent expressly provided herein) of each of the following:

(i) HVAC System

(A) Tenant shall be responsible, at Tenant’s sole cost and expense, for the repair and maintenance and replacement (but subject to Section 9(b)(i)(D) below) of the HVAC system(s) exclusively serving the Premises (“HVAC System”, if more than one exclusive system, each and collectively shall be referred to as HVAC System) and those items described in the last grammatical sentence of Section 9(a) above. Tenant shall retain a service and maintenance contract for such HVAC System with a contractor designated or reasonably approved by Landlord.

(B) Notwithstanding anything to the contrary contained in this Lease, if Tenant shall fail, after ten (10) business days’ written notice (which notice will specify the failure claimed), to (a) hire the contractors (or cause such contractors to perform the inspections and maintenance) required under this Section 9(b) above or (b) perform any maintenance or to make, or to commence and thereafter to proceed with diligence to make, any repair required of it with respect to the Premises pursuant to the terms of this Lease, then Landlord may elect (and without thereby waiving any default by Tenant) at any time upon written notice to Tenant to perform the necessary repair, maintenance and replacement and Tenant shall pay the actual, reasonable cost of the service and maintenance contract(s) for the Premises, as well as for the actual reasonable costs of repair and replacement thereof as necessary, as Additional Rent, within ten (10) business days of receipt of billings therefor from Landlord.

(C) Reserved.

(D) Notwithstanding the foregoing, if Tenant is required to replace the HVAC System during the last forty-two (42) months of the initial Term (or then applicable Option Period, as the case may be) and further provided that (i) Tenant has maintained the required HVAC preventative maintenance contract (and provides reasonable evidence of the same to Landlord), (ii) the need for such replacement is not triggered by the negligence of Tenant, its agents, employees or contractors (in which case Tenant shall be solely responsible for the same), then, subject to the requirements set forth further in this Section 9(b)(D) and (iii) any HVAC unit exclusively serving the Premises cannot be repaired at a cost that is less than fifty percent (50%) of the cost to replace such unit (as reasonably determined by Landlord and Tenant), then subject to the requirements set forth further in this Section 9(b)(D), Landlord will reimburse Tenant for Landlord’s prorata share thereof within sixty (60) days following the expiration or sooner termination of this Lease; provided, however, Landlord will have no such reimbursement obligation if this Lease terminates as a result of an Event of Default by Tenant. Landlord’s prorata share of such expenditure shall be a fraction, the numerator of which is the number of months remaining on the useful life of the replacement HVAC after the expiration or sooner termination of this Lease and the denominator of which is the total number of months of the useful life of the replacement HVAC. As a condition precedent to Landlord’s obligation to reimburse Tenant for a prorata share of any such expenditure, Tenant shall first obtain Landlord’s prior written approval of the contractor, the plans and specifications, the amount of any such expenditure and the useful life resulting from such expenditure, which approval shall not be unreasonably withheld, conditioned or delayed. Upon such approval, either party shall, at the other party’s request, enter into an amendment of this Lease identifying the amount subject to reimbursement by Landlord. For purposes of clarity, Landlord agrees that to the extent Tenant and Landlord mutually and reasonably determine and agree that the HVAC unit required to be replaced as set forth above is not necessary for Tenant’s Permitted Use and/or otherwise to maintain the temperature in the Premises at a level consistent with those maintained in other premises located in the Project and otherwise in premises located in Comparable Buildings, then Tenant upon written notice to Landlord reasonably detailing the reasons for such determination, may elect to not replace the specific HVAC unit and in such event Landlord’s reimbursement/contribution obligation as set forth herein shall not apply.

(ii) Specialized Systems. Tenant’s maintenance obligations hereunder shall include, without limitation, maintenance and repair of all specialized systems installed by or on behalf Tenant to serve the Premises such as deionized water systems, water purification, compressed gas distribution, vacuum pumps and air compressors and associated fume hoods and other equipment (collectively, “Specialized Systems”). All Specialized Systems shall be maintained, repaired and replaced (to the extent determined by Tenant to be necessary) by Tenant (aa) in a commercially reasonable condition consistent with prevailing industry practices, (bb) in accordance with any applicable manufacturer specifications relating to any particular component of such Specialized Systems, (cc) in accordance with applicable laws, statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force. Tenant shall contract with qualified, experienced professional third-party service companies (collectively, “Service Contracts”) which will provide for routine maintenance of the Specialized Systems per the generally accepted maintenance schedule for the specific system and otherwise in manner and with frequency that is consistent with industry standard best practices. Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Specialized System (collectively, “Preventative Maintenance Records”). Upon Landlord’s request, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the Preventative Maintenance Records.

(iii) Tenant’s Additional Obligations. Subject to the waivers of subrogation set forth below in Section 14(d), all damage or injury to the Premises resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees, shall be promptly repaired by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord (and Tenant shall likewise be solely responsible for the cost of repairing all damage or injury to the Project resulting from the act or negligence of Tenant, its employees or agents or by the use of the Premises as a direct charge); provided, however, that for damage to the Project outside the Premises or otherwise as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly commenced by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to commence said repair within five (5) business days from receipt of said written notice and thereafter to diligently and continuously pursue the same to completion, and charge Tenant for the actual, out of pocket verifiable cost thereof, which cost shall be paid by Tenant within ten (10) business days from receipt of invoice from Landlord. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, installed by or behalf of Tenant. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent, except as otherwise expressly provided in this Lease.

(c) Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed except in connection with a Design Problem (in which event Landlord may withhold its approval in its sole but good faith discretion). Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed, and who are licensed and qualified to perform work in first-class institutional quality life science office and lab buildings. Landlord must approve in writing any detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Landlord shall provide written notice to Tenant of Landlord’s approval or disapproval of such general contractor and Alterations within ten (10) business days of Tenant’s request therefor (and if disapproved Landlord shall specify in detail the reasons for such disapproval), and failure of Landlord to provide such written approval or disapproval within ten (10) business days of Tenant’s request shall constitute Landlord’s approval. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s reasonable construction rules and regulations. If Landlord, in approving any Alterations, reasonably specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Notwithstanding anything to the contrary contained herein, Tenant may make Alterations within the Premises (the “Non-Consent Alterations”) without Landlord’s consent as to the Alterations or the contractor performing same, the aggregate cost of any such Alterations does not exceed $500,000 for any single project and further provided that such Alterations do not (i) require any structural modifications to the Premises, (ii) materially and adversely affect the systems and equipment of the Project or the common areas on floors not fully occupied by Tenant, and (iii) affect the exterior appearance of the Project. Tenant shall give Landlord at least ten (10) business days prior notice of any Non-Consent Alterations which require a building permit or which could adversely impact the use of the common areas or the use and enjoyment of other space in the Project, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Section 9(c). Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations.

(d) Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant or its general contractor carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, if the cost of Alterations exceed $500,000, then Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and it being agreed that the requirements of this grammatical sentence shall not apply to Tenant’s construction of the initial Improvements.

(e) Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and, except as otherwise expressly provided in this Lease, shall remain on or about the Premises and become the property of Landlord upon the termination or expiration of this Lease, except that Landlord may, pursuant and subject to the terms, conditions, and limitations of Section 29(d), by (i) written notice to Tenant given at the time of Landlord’s approval to such Alteration that is a Specialty Improvement (as hereinafter defined) or (ii) in the case of Non-Consent Alterations, by written notice to Tenant within ten (10) business days after Landlord’s receipt of Tenant’s notice of such Non-Consent Alterations, require Tenant at Tenant’s expense to remove such Improvements and other Alterations from the Premises, and to repair any damage to the Premises and the Project caused by such removal. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or other work by Tenant shall be paid by Tenant at its sole cost and expense. With regard to Alterations or any other work arising from or related to this Article 9 (but expressly excluding the construction of the initial Improvements which shall be governed by the Terms of the Tenant Work Letter), Landlord shall be entitled to receive an administrative/coordination fee in the amount of 3% of the hard cost of such work; provided, however, there shall be no administrative/coordination fee charged in connection with Non-Consent Alterations. The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9, except as expressly provided in the first sentence of this Section 9(e) and in Section 9(f), (g), and (h) below.

(f) Security System. Tenant shall be entitled to install, at Tenant’s sole cost and expense, a separate security system for the Premises as an Alteration or as a part of the Improvements; provided, however, that the plans and specifications for any such system shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned, or delayed, and any such system must be compatible with the existing systems of the Project. Subject to Landlord’s reasonable security requirements and otherwise to the extent reasonably practicable (it being agreed that in no event shall Landlord be required to incur any costs in connection with upgrades to the system to accommodate Tenant’s request) and at no cost to Landlord or any other tenant in the Project (unless Tenant agrees to pay for the same and actually does so pay), Landlord will cooperate with Tenant in any to tie Tenant’s security system into the Building security system, such that only one access card or device is required to access both the Building and the Premises. Tenant’s obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 13(a) below shall also apply to Tenant’s use and operation of any such system (except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors – but in each such case, subject to the waivers described in Section 14(d) below), and the installation of such system shall otherwise be subject to the terms and conditions of this Article 9 (or the Tenant Work Letter if part of the initial Tenant Improvements). Tenant’s removal and restoration obligations shall be deemed in accordance with those applicable to Alterations set forth in Section 9(e) above. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of the system in the event of a malfunction, Tenant shall provide Landlord with the codes or other necessary information required to disarm the system in the event Landlord must enter the Premises. Landlord agrees that Landlord’s use and storage of the codes or other information required to disarm Tenant’s security system shall be subject to Tenant’s reasonable security requirements and protocols.

(g) Supplemental HVAC Units. Tenant shall be entitled to install, as an initial Tenant Improvement, dedicated heating, ventilation and air conditioning units (“Supplemental Units”) within the Premises at Tenant’s sole cost and expense. The plans and specifications for any Supplemental Units shall, as indicated in the Tenant Work Letter, be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned, or delayed. If Tenant elects to install Supplemental Units within the Premises, Tenant shall also install, at Tenant’s sole cost and expense, submeters, in order to measure the amount of electricity furnished to such units and Tenant shall be responsible for Landlord’s actual cost of supplying electricity to such units as reflected by such submeters, which amounts shall be payable on a monthly basis as Additional Rent. Tenant shall be solely responsible for maintenance and repair of the Supplemental Units and such units shall, at Landlord’s option, be considered to be a fixture within the Premises and shall remain upon the Premises upon the expiration or earlier termination of the Lease Term or any applicable Option Term.

(h) Backup Generator. Subject to Landlord’s prior written approval of all plans and specifications, which approval shall not be unreasonably withheld, conditioned, or delayed, and Tenant’s receipt of any applicable governmental permits and approvals, Landlord shall permit Tenant to install and maintain, at Tenant’s sole cost and expense, a backup diesel-powered or natural gas-powered generator at a location designated by Landlord and reasonably acceptable to Tenant. If Tenant elects to install a natural gas-powered generator, Tenant shall be entitled to connect the generator to the natural gas service located in a location reasonably designated by Landlord and reasonably acceptable to Tenant. All natural gas provided to the generator shall be separately metered or submetered at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the actual cost of any natural gas used within ten (10) business days after receipt of an invoice therefor. Landlord shall not charge monthly or regularly recurring rent for the space occupied by the generator provided that it is located in a non-revenue producing area of the Project, it being understood that Tenant is only responsible to pay or reimburse Landlord for the actual, reasonable, out-of-pocket expenses that Landlord incurs directly in connection with Tenant’s generator. Such backup generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Project. Tenant shall be entitled to operate the generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall submit the specifications for design, operation, installation and maintenance of the backup generator for Landlord’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s structural and mechanical engineers, so that the Project’s systems and equipment are not adversely affected. In addition, Tenant shall ensure that the backup generator does not result in any Hazardous Materials being introduced to the Project, and Section 28(a) will apply to Tenant’s use of the backup generator. Further, Tenant shall be responsible for ensuring that the backup generator does not interfere with the use of the Project by other tenants. In the event another tenant of the Project or of a neighboring project complains of problems caused by the generator, Tenant shall take whatever steps are reasonably necessary to remedy the problem complained of, including removal of the backup generator if another solution is not available. Tenant shall ensure that the design and installation of the backup generator is performed in a manner so as to minimize or eliminate any noise or vibration cause by such generator. The vent for the generator must be higher than the roof line of the Project. Any repairs and maintenance of such generator shall be the sole responsibility of Tenant and Landlord makes no representation or warranty with respect to such generator. If Tenant is so notified by Landlord (it being agreed that subject that Landlord will use reasonable efforts to provide at least ninety (90) days prior to the expiration of this Lease or as soon as reasonably possible upon determination of earlier termination of this Lease – except in connection with an Event of Default in which case no prior notice shall be required), Tenant shall, at Tenant’s sole cost and expense, remove such generator upon the expiration or earlier termination of the Lease Term and repair all damage to the Project resulting from such removal. Such generator shall be deemed to be a part of the Premises for purposes of Article 14 of this Lease.

(i) Tenant Install Meters. Promptly after the date of this Lease, Tenant shall install temporary meters for all water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises for use during Tenant’s construction of the initial Improvements and until the Pod 4 Portion Commencement Date with respect to the Pod 4 Portion of the Premises and the Pod 5 Portion Commencement Date with respect to the Pod 5 Portion of the Premises. Tenant shall pay all utility charges for the Premises, together with any fees, surcharges and taxes thereon for the period beginning on the date that Tenant first accesses the Premises for any reason (other than inspection and measurement) after the date of this Lease, including, during the construction of the initial Improvements.

(j) Access. Subject to events attributable to Force Majeure, Landlord’s reasonable security requirements, repairs made by Landlord to the Project and Articles 16 and 18 below, Tenant shall have access to the (i) Premises, (ii) the Project (including access to the roof and other areas of the Project in which equipment being used by Tenant pursuant to the terms of this Lease is located (and with specific reference to Tenant’s obligations to maintain the automatic transfer switch and distribution of power throughout the Premises pursuant to Section 11(a)(vi) below); provided that, Tenant shall coordinate such entry with Landlord and provide not less than twenty-four (24) hours’ prior written notice to Landlord (except in the case of an emergency, in which event, notice shall be reasonable in light of the totality of the circumstances and it being agreed that Landlord shall endeavor in good faith to allow roof and such other access to shared common areas in which Tenant shares storage of equipment with other tenants of the Project, such as by way of example the equipment penthouse (and it being agreed that Tenant shall not be required to provide advance notice of entry to the Tank Pad, Building Generator and other areas of the Project that are exclusively occupied by Tenant in accordance with its rights expressly set forth in this Lease) upon such lesser notice as is reasonably practicable in an emergency situation), and (iii) the parking area for the Building twenty-four (24) hours per day, seven (7) days per week throughout the Term.

(k) Bulk Tank Storage. Subject to (i) applicable zoning requirements and (ii) Tenant’s receipt of all applicable governmental permits and approvals, Tenant shall be entitled to install, operate and maintain, at Tenant’s sole cost and expense, the Permitted Bulk Tank (as defined below) at a location reasonably designated by Landlord outside of the Premises within reasonably close proximity to Tenant’s generator and otherwise in a location reasonably acceptable to Tenant on a secured concrete pad (“Tank Pad”) constructed by Tenant in accordance with specifications approved by Landlord as part the Approved Working Drawings. Such specifications may include, without limitation, specifications intended to protect the pad from the public and to protect from any potential mechanical damage. The term “Permitted Bulk Tank” shall mean up to two (2) standard sized tanks for Carbon Dioxide or other compound approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. Tenant shall install, operate and maintain the Permitted Bulk Tank in accordance with manufacturer’s specifications and the requirements of the Occupational Safety and Health Administration (including without limitation, the securing of the Permitted Bulk Tank and sealing and capping such tank when not in use), mandated safety precautions regarding transportation within the Premises and appropriate segregation of cylinders and all applicable Environmental Laws (collectively, “Laws and Guidelines”). If Landlord in good faith determines that Tenant has not installed or is not operating and maintaining the Permitted Bulk Tank in accordance with the Laws and Guidelines, Landlord may so notify Tenant and if Tenant does not remedy such failure promptly after such notice from Landlord, Landlord may take such measures determined by Landlord to be necessary in order to remedy such failure and all costs and expenses so insured by Landlord shall be due and payable, as Additional Rent, within ten (10) business days after receipt of written demand from Landlord. In the event Tenant does not receive the necessary permits and approvals for the Permitted Bulk Tank or the Tank Pad, Tenant’s and Landlord’s obligations under the remaining provisions of this Lease shall not be affected. Tenant’s obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 13(a) below shall also apply to Tenant’s access, use and operation of any Permitted Bulk Tank and Tank Pad (except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors – but in each such case, subject to the waivers described in Section 14(d) below). Upon the expiration or earlier termination of this Lease, Tenant shall if required by Landlord (upon not less than thirty (30) days’ notice prior to expiration or such advanced notice as may otherwise be reasonable if this Lease is terminated as a result of an Event of Default by Tenant hereunder), at Tenant’s sole cost and expense, remove the Permitted Bulk Tank and repair any damage to the Project resulting from such removal, but Tenant shall not be required to remove the Tank Pad.

ARTICLE 10

LIENS

Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged (by the payment thereof or by filing a bond in statutory form and permitted by applicable law to provide substitute collateral for the lien) within ten (10) business days of filing and Tenant’s notice or awareness thereof, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within ten (10) business days following receipt of written demand), or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11

PROJECT SERVICES

(a) Basic Services. Landlord agrees to furnish to the Premises and the Project, at a cost to be included in Operating Costs (except as expressly excluded), Building services in quantity, quality, and manner consistent with that of comparable first-class commercial laboratory buildings located in the Submarket (“Comparable Buildings”), including, but not limited to those services set forth below, at all times unless expressly limited herein:

(i) Air conditioning and heat for the Premises (but only to the extent that a separate HVAC System does not exclusively service the Premises, [it being agreed that as described in Article 9 above as of the date hereof, independent air handlers and a humidification unit independently services the Premises] and in such event, Tenant shall be responsible for providing all air conditioning and heating to the areas of the Premises serviced by such HVAC System and for maintenance of such HVAC System) and common areas of the Project in such quantities as necessary to obtain and maintain the temperatures generally consistent with those maintained by landlords of Comparable Buildings in the common areas of the Project from 8:00 a.m. to 6:00 p.m. Mondays through Fridays and 8:00 a.m. to 1:00 p.m. on Saturdays, excepting local and national holidays (“Building Hours”).

(ii) Electric current for normal lighting, the heating ventilation and air-conditioning system for the Premises normal office machines and use as lab space and for the common areas of the Project. The electricity for the Pod 4 Portion and the Pod 5 First Floor Portion are currently as of the date hereof separately submetered and Landlord shall reasonably cooperate with Tenant to separately meter, submeter or check meter the Pod 5 Ground Floor Portion, the mechanical spaces within the Pod 4 Portion and the Pod 5 Portion, and the Collaboration Area, at Tenant’s sole cost and expense, and Tenant shall make payment directly to the entity providing such electricity if the same is separately metered or Tenant shall reimburse Landlord without mark-up as and when bills are rendered as Additional Rent for the cost of such electricity if the same is submetered or check metered at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same.

(iii) Janitorial services and supplies for the common areas of the Project at least five (5) days per week, excepting local and national holidays. Tenant shall be responsible for retaining a bonded janitorial contractor, which contractor shall provide janitorial, trash removal and cleaning services at least five (5) days per week, excluding local and national holidays, and shall be reasonably approved by Landlord, and Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide janitorial, trash removal and cleaning service to the Premises. The janitorial, trash removal and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with the character of the Project as a first-class life science project.

(iv) Elevator service in the common areas of the Project and water for lavatory and landscaping purposes in the common area and for lavatory purposes in the Premises in such reasonable quantities as in the judgment of Landlord is consistent with that provided in Comparable Buildings and reasonably necessary for general office use. If Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary lavatory purposes, Landlord may install a water meter or submeter, at Tenant’s sole cost and expense, and thereby measure Tenant’s water consumption for all purposes and Tenant shall make payment directly to the entity providing such water if the same is separately metered or Tenant shall reimburse Landlord, within ten (10) business days after receipt of written demand therefor by Landlord, as Additional Rent for the actual cost of such water if the same is submetered at the rates charged for such service by the city in which the Project is located or the local public water district, as the case may be, furnishing the same. Subject to Force Majeure and temporary periods of reasonable duration as may be necessary for Landlord to perform its maintenance and repair obligations hereunder or otherwise to comply with applicable law, at least one (1) elevator shall serve each floor of the Premises at all times during normal Building Hours.

(v) Base building controlled entry security (which may include, card readers and other similar devices to the extent then generally provided in Comparable Buildings and reasonably necessary for Tenant’s access to the Premises and/or the common areas within the Project) and with specific reference to Section 9(f) above relating to Tenant’s rights to install a separate security system for the Premises as an Alteration or as a part of the Improvements and to tie Tenant’s security system into the Building security system, such that only one access card or device is required to access both the Building and the Premises.

(vi) Backup generator and UPS battery system emergency service for the Project (the “Building Generator and UPS System”) with a minimum of the following specifications: (1) Building Generator: 2350kVA, 480 V, 3 phase, Milton Cat 3508, with electric resistive load bank (100 kW0; (2) UPS System: MGE Galazy 5,000, 480 V, 3 phase, 151 amp; server room – APC in row, 80kVa, 208 V, 3 phase, 270. Tenant shall be entitled to use up to Tenant’s Proportionate Share (after deducting any power from the Building Generator and UPS System required for the common areas of the Project) of power from the Building Generator and UPS System on a non-exclusive basis with other tenants in the Project based on its current distribution. The cost of maintaining, repairing and replacing the Building Generator and UPS System shall constitute Operating Costs, except to the extent expressly excluded therefrom. Landlord expressly disclaims any warranties with regard to the Building Generator and UPS System or the installation thereof, including any warranty of merchantability or fitness for a particular purpose, and Tenant shall be responsible for determining if Tenant’s Proportionate Share of the Building Generator and UPS System as set forth above is sufficient for Tenant’s operations at the Premises and for providing any supplemental backup generator service for the Premises if necessary, subject to the terms and conditions of Sections 9(c) and (h) above. Landlord shall maintain the Building Generator and UPS System and any equipment connecting the Building Generator and UPS System to Tenant’s automatic transfer switch in good working condition, provided, however, that Tenant shall be solely responsible, at Tenant’s sole cost and expense, for maintaining and operating Tenant’s automatic transfer switch and the distribution of power from Tenant’s automatic transfer switch throughout the Premises. Tenant shall have access to the Building Generator and UPS Systems pursuant to Section 9(j) above to perform its foregoing obligations with respect thereto.

(vii) An acid neutralization tank (the “Acid Neutralization Tank”) that is connected to the Premises, as well as to other premises located in Pods 2 through 5 of the Project. Tenant shall have a non-exclusive right to use its proportionate share of the Acid Neutralization Tank in accordance with applicable laws in common with such other tenants in the Project. Tenant, as a portion of its Operating Costs (except for those amounts expressly excluded from being included in Operating Costs), shall reimburse Landlord for all actual, reasonable costs, charges and expenses incurred by Landlord from time to time in connection with or arising from the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”); provided, however, that if the Acid Neutralization Tank is being used by other tenant(s) or occupant(s) of the Project at any time during the Term, then, during such time period, Tenant shall only be obligated to pay its proportionate share of the Tank Costs which Tank Costs shall be allocated by Landlord to among all the users of the same on a fair, equitable, commercially reasonable, and proportionate basis, which shall be described to Tenant, in reasonable detail and it being agreed that currently as of the date hereof the Acid Neutralization Tank services tenants occupying space in Pods 2 through 5 of the Project. Notwithstanding the foregoing, in the event the Acid Neutralization Tank is damaged or repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by Tenant, Tenant shall be responsible for one hundred percent (100%) of the actual, out of pocket and verifiable cost of any repairs or replacement required as a result of such improper use by Tenant, regardless of whether the Acid Neutralization Tank is then being used by other tenant(s) or occupant(s) of the Project. Similarly, if the Acid Neutralization Tank is damaged, or if repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by other tenant(s) or occupant(s) of the Project, then Tenant shall have no responsibility for the cost of any repairs or replacements required as a result of such improper use by such other tenant(s) or occupant(s). Tenant shall indemnify the Landlord Parties from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any governmental authority arising from Tenant’s improper use of the Acid Neutralization Tank. Notwithstanding the foregoing, Landlord reserves the right, in its sole but good faith discretion and upon written notice to Tenant, to require Tenant to install its own acid neutralization system within the Premises if Tenant’s chemical quantities and water flows materially exceed its proportionate share of the Acid Neutralization Tank.

(viii) A reverse osmosis deionized (water) system (the “RODI System”) that is connected to the Premises, as well as to other premises located in Pods 2 through 5 of the Project. Tenant shall have a non-exclusive right to use its proportionate share of the RODI System in accordance with applicable laws in common with such other tenants in the Project. Tenant, as a portion of its Operating Costs (except for those amounts expressly excluded from being included in Operating Costs), shall reimburse Landlord for all actual, reasonable costs, charges and expenses incurred by Landlord from time to time in connection with or arising from the operation, use, maintenance, repair or refurbishment of the Rodi System (collectively, “RODI System Costs”); provided, however, that if the RODI System is being used by other tenant(s) or occupant(s) of the Project at any time during the Term, then, during such time period, Tenant shall only be obligated to pay its proportionate share of the RODI System Costs which Rodi System Costs shall be allocated by Landlord to among all the users of the same on a fair, equitable, commercially reasonable, and proportionate basis, which shall be described to Tenant, in reasonable detail. Notwithstanding the foregoing, in the event the RODI System is damaged or repairs to the RODI System are required as a result of the improper use of the RODI System by Tenant, Tenant shall be responsible for one hundred percent (100%) of the actual, out of pocket and verifiable cost of any repairs or replacement required as a result of such improper use by Tenant, regardless of whether the RODI System is then being used by other tenant(s) or occupant(s) of the Project. Similarly, if the RODI System is damaged, or if repairs to the Acid Neutralization Tank are required as a result of the improper use of the RODI System by other tenant(s) or occupant(s) of the Project, then Tenant shall have no responsibility for the cost of any repairs or replacements required as a result of such improper use by such other tenant(s) or occupant(s). Tenant shall indemnify the Landlord Parties from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the RODI System. Notwithstanding the foregoing, Landlord reserves the right, in its sole but good faith discretion and upon prior written notice to Tenant and after expiration of a thirty (30) day notice and cure period, to require Tenant to install its own RODI System in an area mutually agreed upon by Landlord and Tenant if Tenant’s chemical quantities and water flows materially exceed its proportionate share of the RODI System.

(ix) Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized system and other treated water unless such system is not being utilized by Tenant, but if Tenant is using such system, then the costs allocable to Tenant shall be determined in a manner consistent with the RODI Systems Costs), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon; provided, however, Tenant shall pay for utilities and services directly to the supplier thereof to the extent that such utilities are separately metered for the utility supplier to bill its customer directly. If any such utility is not separately metered to Tenant or separately billed to Tenant under Section 6.1 above, the cost of such utilities and services will be included in Operating Costs. In the event that the Building or the Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate utility usage that vary depending on the occupancy of the Building or Project, as applicable, by dividing (a) the total cost of utility usage by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying the resulting quotient by ninety-five percent (95%) of the total rentable area of the Building or Project (as applicable). Tenant shall pay Tenant’s Proportionate Share of such product; provided, however, that Landlord shall not recover more than one hundred percent (100%) of such utility costs.

Tenant shall cooperate with Landlord’s efforts to cause the utilities for the Project to comply with Landlord’s sustainability practices applicable to the Project, provided that such compliance does not materially increase Tenant’s costs under this Lease. Such efforts may include, without limitation, the use of energy efficient bulbs in task lighting, energy efficient lighting controls and measures to avoid over-lighting interior spaces. Tenant shall comply with all reasonable rules and regulations which Landlord may establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical, intrabuilding cabling and wiring and plumbing systems. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and any additional building services furnished to Tenant upon Tenant’s request which are not uniformly furnished to all tenants of the Project, at the rate generally charged by Landlord to tenants of the Project for such utilities or services.

(x) Landlord shall provide on-site property management services consistent with a level provided by comparable landlords in Comparable Buildings and otherwise consistent with Landlord’s standard property management practices during Building Hours.

(xi) Replacement of Building standard light bulbs in the common areas of the Project.

(b) Excess Usage. Tenant will not, without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned, or delayed, use any apparatus or device in the Premises which will in any way increase the amount of any utility services usually furnished or supplied for use of the Premises as general office and lab space; nor connect any apparatus, machine or device with water pipes, for the purpose of using water.

(c) Additional Electrical Service. If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Section 11(a) above or Tenant’s proportionate share of the capacity of any of the electrical conductors and equipment serving the Project, then Tenant shall first obtain the written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition, or delay. In order to ensure that such capacity is not exceeded, and to avert a possible adverse effect upon the Project’s distribution of electricity via the Project’s electric system, Tenant shall not, without Landlord’s prior written consent in each instance (which consent shall not be unreasonably withheld, conditioned, or delayed but Tenant agrees it shall be reasonable for Landlord to condition consent upon the availability of electric energy in the Project) connect any over-standard fixtures, appliances or equipment to the Building’s or Project’s electric system or make any alterations or additions to the electric system of the Premises existing on the applicable Commencement Date. Should Landlord grant such consent, all additional risers, distribution cables or other equipment required therefor shall be provided by Landlord and the actual, reasonable cost thereof shall be paid by Tenant to Landlord within ten (10) business days after Tenant’s receipt of demand therefor (or, at Tenant’s option, shall be provided by Tenant pursuant to plans and contractors approved by Landlord, and otherwise in accordance with the provisions of this Lease). Landlord shall have the right to require Tenant to pay sums on account of such actual, reasonable cost prior to the installation of any such risers or equipment. Additionally, Landlord may cause an electric current meter or submeter to be installed in or about the Premises to measure the amount of any such excess electric current consumed by Tenant in the Premises. The cost of any such meter and of installation, maintenance and repair thereof shall be paid for by Tenant and Tenant agrees to pay to Landlord, within ten (10) business days after receipt of written demand therefor by Landlord, the actual cost of for all such excess electric current consumed by any such use as shown by said meter at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same. Landlord agrees that Tenant shall not be deemed to be using additional or excess electrical service unless Tenant’s equipment causes Tenant’s consumption of electricity to exceed six (6) watts per rentable square foot within the Premises (connected load).

(d) HVAC Balance. If any lights, machines or equipment (including but not limited to computers and computer systems and appurtenances and any lab equipment or systems) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office equipment, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the actual, out of pocket and verifiable cost thereof, including the actual, out of pocket and verifiable cost of installation and any actual, out of pocket and verifiable additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord within ten (10) business days after receipt of written demand by Landlord. Notwithstanding the foregoing, Landlord shall not install or make the foregoing modifications unless Landlord informs Tenant of heat and imbalance and Tenant fails to correct the same within thirty (30) days after receipt of written notice thereof.

(e) Telecommunications. Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Project, and Tenant shall have the right to contract directly with the providers of its choice, whether or not on such list. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In considering the installation of any new or additional telecommunications cabling or equipment at the Project, Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Project, the impact of the proposed installations upon the Project and its operations and the available space and capacity for the proposed installations. Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Project or the business operations of other tenants or occupants of the Project. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project requested by Tenant per the above. All such installations shall be subject to Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned, or delayed and shall be performed in accordance with the terms of Article 9. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.

(f) After-Hours Use. If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Section 11(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and Landlord shall provide such after-hours services. Tenant shall pay Landlord’s standard charge for such after-hours use.

(g) Reasonable Charges. Landlord may impose a reasonable charge for any utilities or services (other than electric current and heating, ventilation and/or air conditioning which shall be governed by Sections 11(c) and (f) above) utilized by Tenant in the Premises in excess of the amount or type that Landlord reasonably determines is typical for laboratory and office use; provided, however, prior to imposing said charge, Landlord shall inform Tenant that it believes Tenant to be using excess utilities and provide Tenant within thirty (30) days to either reduce such use or be charged for the costs incurred by Landlord due to such utilities to reflect such excess without mark-up but inclusive an amount reasonably estimated by Landlord in good faith to be attributable to increased wear and tear on systems as a result of such excessive use.

(h) Abatement Event. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of Landlord’s failure to perform repairs required under this Lease or any failure to provide services or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Basic Rental and Tenant’s Proportionate Share of Direct Costs shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rental and Tenant’s Proportionate Share of Direct Costs for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rental and Tenant’s Proportionate Share of Direct Costs allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term “Eligibility Period” shall mean a period of three (3) consecutive business days after Landlord’s receipt of any Abatement Notice(s); provided, however, it Landlord has actual acknowledge of the Abatement Event, the three (3) consecutive day period shall run from the date of such actual knowledge instead as provided by Tenant in an Abatement Notice. Such right to abate Basic Rental and Tenant’s Proportionate Share of Direct Costs shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. If a fire or other casualty results in Tenant’s inability to use the Premises or a portion thereof, the terms and conditions of Article 16 below shall apply rather than this Section 11(h).

(i) Project Amenities. Throughout the Term of this Lease, at no additional cost to Tenant or its employees (other than Tenant’s payment of Tenant’s Proportionate Share of Direct Costs as provided herein) the common areas of the Project will contain the following for the non-exclusive use and enjoyment of Tenant and Tenant’s employees: (a) a “grab and go” café; (b) outdoor café seating; (c) such laboratory and buildings systems as more particularly set forth on Exhibit “A-1” attached hereto, (d) fitness center and men’s and women’s shower facilities, and (e) conference center, and (f) collaboration areas (collectively, the “Amenities”). Landlord (or an operator selected by the Landlord) shall operate and maintain the Amenities in a manner consistent with other Comparable Buildings. The Amenities may not be unavailable from time to time on a temporary basis (not to exceed seven (7) consecutive days) due to construction activities, repairs, maintenance or alterations, or a change in the managing or operating company hired by Landlord. Landlord agrees that the Amenities shall not be available to persons other than the tenants of the Building and their employees. Use of the Amenities shall be subject to (a) Landlord’s Rules and Regulations regarding the use thereof; and (b) with respect to the fitness center, execution of a waiver of liability and indemnity agreement by Tenant’s employees and invitees in Landlord’s standard form which shall be commercially reasonable.

ARTICLE 12

RIGHTS OF LANDLORD

(a) Right of Entry. Subject to Tenant’s reasonable security requirements, Landlord and its agents shall have the right to enter the Premises at all reasonable times upon one (1) business day’s prior written notice (except that no notice shall be required in the case of an emergency or regularly scheduled service) for the purpose of inspect the Premises and to determine whether Tenant is in compliance with its obligations hereunder, or serving or posting and keeping posted thereon notices as provided by law. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key, or may forcibly enter in the case of an emergency, in each event without liability to Tenant and without affecting this Lease.

(b) Maintenance Work. Landlord reserves the right from time to time: (i) to install, use, maintain, repair, replace, relocate and control for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, cabling, appurtenant fixtures, equipment spaces and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the common areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise, (iii) to comply with any federal, state or local law, rule or order and (iv) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time; provided, however, that, except in case of an emergency, Landlord shall not enter the Premises without first (aa) complying with the notice requirements set forth in this Section, (bb) providing Tenant with a reasonable opportunity to have a representative accompany Landlord during any such entry, and (cc) complying with Tenant’s reasonable security requirements; provided, however, in connection with the exercise its foregoing rights set forth in clause (i) above (and except to the extent required by applicable law or in the event of an emergency situation) Landlord will use commercially reasonable efforts to provide Tenant with at least thirty (30) days’ prior written notice of any work materially affecting the Premises and such modifications, alterations, or other work shall not materially, adversely and permanently (i.e. more than thirty (30) days) affect Tenant’s use of the Premises for the Permitted Use. Landlord shall use commercially reasonable efforts to perform any such work with the least inconvenience to Tenant as is reasonably practicable, but in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same, make any claim for constructive eviction or otherwise make any claim against Landlord for interruption or interference with Tenant’s business and/or operations, unless the same qualifies as an Abatement Event (in which event the terms of Section 11(h) shall apply).

(c) Rooftop. If Tenant desires to use the roof of the Project to install communication equipment to be used from the Premises and/or other equipment serving the Premises, Tenant may so notify Landlord in writing (“Roof Equipment Notice”), which Roof Equipment Notice shall describe the specifications for the equipment desired by Tenant and shall include elevations for such equipment. Any plans submitted by Tenant for the Improvements which include Roof Equipment shall serve as the Roof Equipment Notice for such Roof Equipment. Subject to all governmental laws, rules and regulations, Tenant and Tenant’s contractors (which shall first be approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed) shall then have the right and access subject to the terms and conditions of this Lease to install, repair, replace, remove, operate and maintain Tenant’s equipment on the roof approved in advance by Landlord (collectively, the “Roof Equipment”), and which Roof Equipment may include, without limitation, HVAC equipment, other equipment serving the Premises and/or so-called “satellite dishes” or other similar communication devices, such as antennae, cable, wiring, conduits and related equipment serving the Premises from the rooftop, mechanical equipment, and heat exchanges, for the purpose of supplying HVAC to the Premises, receiving and sending radio, television, computer, telephone or other communication signals (at a location on the roof of the Project reasonably satisfactory to Landlord and Tenant and suitable for the effective reception, transmission and operation of such Roof Equipment), and/or otherwise serving the Tenant in the conduct of its business operations from the Premises for the Permitted Use. Subject to Landlord’s approval as part of the plans required hereunder as further provided herein and further subject to the terms and conditions of this Lease relating to construction of the Improvement and Alterations (as applicable), Tenant shall have the non-exclusive right to use its proportionate share of shafts, ducts, conduits, chases, utility closes and other facilities of the Building or Project as is reasonably necessary to connect the Rooftop Equipment (as hereinafter defined) to Tenant’s machinery and equipment in or about the Premises. Landlord shall have the right to require Tenant to install aesthetic screening reasonably designated by Landlord if the Rooftop Equipment is visible from street level. To the extent required with respect to the maintenance and repair of the Project or applicable laws, upon at least forty-five (45) days ‘prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate, at Landlord’s sole cost, the Roof Equipment at any time to another location on the roof of the Project reasonably approved by Tenant, provided that such relocation will not materially and adversely affect the use of or otherwise materially and adversely interfere with the use of the Rooftop Equipment. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty and Landlord shall use reasonable efforts to ensure that such contractor is competitively priced and reasonably available. In addition, subject to Landlord’s Rules and Regulations and the terms and conditions of Section 9(j) above, Landlord shall grant Tenant and such contractors with access to the roof of the Project on a twenty-four (24) hour per day basis to inspect and service its equipment on the roof. Tenant’s installation and operation of the Roof Equipment shall be governed by the following terms and conditions:

(i) Tenant’s right to install, replace, repair, remove, operate and maintain the Roof Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representation that such laws, rules and regulations permit such installation and operation.

(ii) The location of the Roof Equipment shall be subject to Landlord’s reasonable approval, which shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold its approval in its sole but good faith discretion). All plans for the Roof Equipment must be provided to and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem—in which event Landlord may withhold its approval in its sole but good faith discretion) prior to installation of such equipment by Tenant.

(iii) All costs of installation, operation and maintenance of the Roof Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Project’s electrical system) shall be borne by Tenant.

(iv) It is expressly understood that, except as provided herein, Landlord retains the right to use the roof of the Project for any purpose whatsoever (subject to Section 12(c)(xii) below) provided that Landlord shall not materially interfere with Tenant’s use of the Roof Equipment or other equipment installed by Tenant under this Lease.

(v) Tenant shall use the Roof Equipment so as not to cause any material interference to other tenants in the Project or with any other tenant’s Roof Equipment, to the extent such other tenant’s Roof Equipment is being operated on the roof prior to the installation of Tenant’s Roof Equipment and there is no subsequent modification to such other tenant’s Roof Equipment or the operation of same, and not to damage the Project or interfere with the normal operation of the Project. The Roof Equipment must be properly secured and installed so as not to be affected by high winds or other elements and must be properly grounded. The weight of the Roof Equipment may not exceed the load limits of the Project and in no event may the Roof Equipment or any appurtenant wiring or cable interfere with or otherwise adversely affect the electrical, HVAC, mechanical, structural, life/safety or other systems of the Project.

(vi) Except as expressly provided herein, Landlord makes no representation that the Roof Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of adjacent buildings) and Tenant agrees that Landlord shall not be liable to Tenant therefor but Landlord agrees that Landlord shall not allow any other equipment on the roof of the Building or any other building or area located in the Project and controlled by Landlord or a Landlord-affiliate which does not exist (or does not exist in substantially the same condition) as of the date of Tenant’s installation of its Roof Equipment and which materially interferes with Tenant’s Roof Equipment. Tenant shall not lease or otherwise make the Roof Equipment available to any third party (except approved Transferees) and the Roof Equipment shall be only for Tenant’s or approved Transferees’ use in connection with the conduct of their business in the Premises.

(vii) Tenant shall (i) be solely responsible for any damage caused as a result of the Roof Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Roof Equipment and comply with all reasonable precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Roof Equipment, except to the extent necessitated due to the negligence or willful misconduct of Landlord, its agents, employees, or contractors (but subject to the waivers described in Section 14(d)).

(viii) The Roof Equipment shall remain the sole property of Tenant. Tenant shall remove the Roof Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Project upon such removal to the extent required by such work of removal. If Tenant fails to remove the Roof Equipment and repair the Project within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this clause (viii) shall survive the expiration or earlier termination of this Lease.

(ix) The Rooftop Equipment shall be deemed to constitute a portion of the Premises for purposes of Articles 13 and 14 of this Lease.

(x) Tenant shall not be required to pay Landlord any fee for use or operation of the Roof Equipment or the space used by the Roof Equipment, it being understood that Tenant is only responsible to pay or reimburse Landlord for the actual, reasonable, out-of-pocket expenses that Landlord incurs in connection with the Rooftop Equipment to the extent attributable to Tenant’s request for specific services.

(xi) Landlord shall use reasonable diligence to restore any interruption in electrical service to the Roof Equipment promptly, but Tenant shall have no claim for lost business or lost profits damages due to any such interruption, except (A) as provided in Section 11(i) above, and (B) Landlord shall be responsible for any such damages so incurred by Tenant to the extent of Landlord’s negligence or willful misconduct (but subject to the waivers described in Section 14(d)). Tenant acknowledges that Landlord may, as part of its maintenance and repair obligations at the Project, require a temporary interruption of electrical service that may cause a temporary disruption of service to the Roof Equipment. Landlord shall provide Tenant with no less than five (5) business day’s prior written notice of any such interruption, except in the event of an emergency but failure to provide such notice shall not constitute a default by Landlord hereunder. Landlord agrees to make a reasonable effort to schedule any such interruption outside the Project’s normal business hours. Landlord also agrees to make a reasonable effort to cooperate with Tenant in obtaining temporary alternate power during any such scheduled maintenance operations, but shall have no obligation to provide alternate power from emergency power sources.

(xii) In the event that Tenant leases the entire Project, Tenant and any Transferee of Tenant then occupying space in the Project shall have the exclusive right to use the roof of the Project, subject to any rights granted by Landlord pursuant to agreements in existence as of the date Tenant leases the entire Project (including any renewal or extension of any then-existing agreements but not any expansion of the space or facilities applicable under such agreements). Tenant shall have the right to select its communication providers for the Roof Equipment, subject to the terms of Section 11(e) above.

ARTICLE 13

INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

(a) Indemnity.

(i) Subject to the waivers described in Section 14(d) below, Tenant shall indemnify, defend and hold Landlord and its members, officers, directors, employees, contractors, property manager and agents (collectively, “Landlord Parties”) harmless and release the Landlord Parties from any loss, cost, liability, damage or expense including, but not limited to, penalties, fines, reasonable attorneys’ fees and costs (collectively, “Claims”) arising from Tenant’s and its employees’ and licensees’ use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all Claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence or willful misconduct of Tenant or any of its agents, contractors, employees or members in or about the Project (or Tenant’s visitors, patrons, or customers in the Premises) and from any and all costs, reasonable attorneys’ fees and costs, expenses and liabilities incurred in the defense of any Claim or any action or proceeding brought thereon. However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold Landlord harmless from any loss, cost, liability, damage or expense, including, but not limited to, Claims, to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees (except for damage to the Improvements and Tenant’s personal property, fixtures, furniture and equipment in the Premises in which case Tenant shall be responsible to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease).

(ii) Landlord shall indemnify, defend and hold Tenant and its members, officers, directors, employees, contractors, property manager and agents (collectively, “Tenant Parties”) harmless and release the Tenant Parties from any Claims arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under this Lease or any negligence or willful misconduct of Landlord or any of the Landlord Parties in or about the Project and from any and all reasonable costs, reasonable attorneys’ fees and costs, expenses and liabilities incurred in the defense of any Claim or any action or proceeding brought thereunto.

(iii) Notwithstanding the foregoing or anything to the contrary contained herein, because Landlord maintains insurance on the Project and Tenant compensates Landlord for such insurance as part of Tenant’s Proportionate Share of Direct Costs and because of the existence of waivers of subrogation set forth in Article 14 of this Lease, Landlord hereby indemnifies and holds Tenant harmless from any Claims to any property outside of the Premises to the extent such Claim is covered by such insurance, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, or employees. Similarly, since Tenant must carry insurance pursuant to Article 14 to cover its personal property within the Premises and the Improvements, Tenant hereby indemnifies and holds Landlord harmless from any Claim to any property within the Premises, to the extent such Claim is covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, or employees.

(iv) Subject to the waivers set forth in Section 14(d) below, Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties, excepting to the extent the damage is caused by the negligence or willful misconduct of Landlord or the Landlord Parties. The indemnity in this Section (as well as any other provisions of this Lease dealing with indemnification of the Landlord by Tenant) shall be subject to and limited by the provisions of M.G.L. c. 186, Section 15.

(b) Exemption of Landlord from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord’s negligence), or, except in connection with damage or injury resulting from the negligence and willful misconduct of Landlord or the Landlord Parties, for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever, including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems, or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.

(c) Security. Except as otherwise expressly provided in Section 11(a)(v), Tenant acknowledges that Landlord’s election whether or not to provide any type of mechanical surveillance whatsoever in the Project is solely within Landlord’s discretion. Tenant shall be responsible for its own security for the Premises.

ARTICLE 14

INSURANCE

(a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the annual aggregate, including contractual coverage and personal injury coverage, covering the insuring provisions of this Lease; (ii) umbrella/excess liability insurance in an amount of not less than Ten Million Dollars ($10,000,000) for each occurrence and general aggregate; (iii) a policy of standard fire, extended coverage and special extended coverage insurance (special form), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage where sprinklers are provided in an amount equal to the 100% full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant or otherwise located in the Premises and with such policy naming Landlord as loss payee as its interests may appear; (iv) Worker’s Compensation and employers liability coverage as required by law and with limits of not less than $1,000,000, each accident, $1,000,000, disease policy limit, and $1,000,000, disease each employee (which policies shall contain waivers of subrogation in favor of Landlord); (v) boiler and machinery insurance on all boilers, pressure vessels, gas-fired equipment, air conditioning equipment installed by the Tenant and systems serving the Premises and, if not covered by the insurance described in subsection (iii), then the insurance specified in this subsection (v) shall be in an amount not less than one hundred percent (100%) of full replacement cost of such items; (vi) business interruption, loss of income and extra expense insurance with coverage that will reimburse Tenant for all direct and indirect loss of income and changes and costs incurred arising out of all named perils insured against by Tenant’s policies of property insurance, including prevention of, or denial of use of or access to, all or any part of the Premises or Project as a result of those named perils sufficient to cover a period of interruption of not less than twelve (12) months of the loss of income, charges and costs contemplated under this Lease; and (vii) medical malpractice insurance at limits of not less than $1,000,000 each claim during such periods, if any, that Tenant engages in the practice of medicine or clinical trials involving human beings at the Premises. Pollution Legal Liability insurance shall also be required if Tenant stores, handles, generates or treats Hazardous Materials on or about the Premises. Such coverage shall include bodily injury, sickness, disease or death sustained by any person; property damage including damage to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been damaged or destroyed; defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Such coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted for Pollution Legal Liability insurance, provided the policy retroactive date is as of the earlier of the Pod 4 Portion Commencement Date and Pod 5 Portion Commencement Date, as the case may be, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage for Pollution Legal Liability insurance shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate. Finally, Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord, so long as such increased amounts and/or other types of insurance coverage are then generally required by comparable landlords of comparable first-class, institutional quality buildings in the vicinity of the Project.

(b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, the Landlord Parties, Landlord’s property manager, Landlord’s lender(s) and such other persons or firms as Landlord specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. The deductible under each such policy shall be reasonably acceptable to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance in a timely manner and the same is not corrected within five (5) days following Tenant’s receipt of written notice thereof from Landlord, then Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

(c) Landlord’s Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement cost without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building. Additionally, Landlord may carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance that any lender may require; provided, however, Landlord shall carry and maintain at all times during the term of this Lease, the insurance required by Landlord’s lender. The costs of all third party insurance carried by Landlord for the Project shall be included in Operating Costs. Such insurance may be provided by group or blanket policies carried by Landlord.

(d) Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c), to waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies.

(e) Compliance with Insurance Requirements. Tenant agrees to pay Landlord forthwith upon demand the amount of Tenant’s Proportionate Share of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. Tenant shall also provide Landlord and Landlord’s insurer(s) with such information regarding the use of the Premises and any damage to the Premises as they may require in connection with the placement of insurance for the Premises or the adjusting of any losses to the Premises. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense, in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall, at its own expense, comply with all insurance requirements required by law and applicable to the Premises including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system.

ARTICLE 15

ASSIGNMENT AND SUBLETTING

Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant is a corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in Tenant in excess of fifty percent (50%) in the aggregate shall be deemed a “Transfer” within the meaning and provisions of this Article 15. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a) That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:

(i) The use to be made of the Premises by the proposed Transferee is (A) intentionally deleted, or (B) a use which conflicts with any so-called “exclusive” then in favor of another tenant of the Project, or (C) a use that is not compatible with any existing certification of the Project under the LEED rating system (or other applicable certification standard), or (D) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect), or (E) a use other than the Permitted Use;

(ii) The financial ability of the proposed Transferee to perform its obligations under the Transfer is not reasonably satisfactory to Landlord. Landlord agrees to take into consideration the shorter remaining term of the Lease and the fact that Tenant shall not be released from its obligations under this Lease. Additionally, Landlord agrees that if the proposed Transferee has a net worth at least equal to Tenant’s net worth as of the Effective Date, then Landlord shall not withhold its consent based on the proposed Transferee’s financial ability;

(iii) The proposed Transferee is either a governmental agency or instrumentality thereof;

(iv) Either the proposed Transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed Transferee (A) occupies space in the Project, or (B) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date of the proposed Transfer, to lease space in the Project; provided, however, the foregoing restriction shall only apply if Landlord then has (or is expected to have within three (3) months following the effective date of the proposed Transfer) vacant space in the Project similar to the proposed space to be assigned or sublet by Tenant to accommodate the proposed Transferee. “Similar” shall include similar in size, improvements, and length of term sought by the proposed Transferee; or

(v) Intentionally deleted.

(b) Upon Tenant’s submission of a request for Landlord’s consent to any such Transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorneys’ fees and costs incurred in connection with the proposed Transfer, which the parties hereby stipulate to be $3,000.00 unless extensive negotiations are involved with Landlord;

(c) Any sublease shall be subject to the terms and conditions of this Lease (except as otherwise set forth in the form of assignment or subletting as between Tenant and such transferee only) and in the case of an assignment in which the Tenant entity changes, the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

(d) That an executed duplicate original of said assignment and assumption agreement or other Transfer documentation on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (“Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay Landlord fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in an Event of Default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment, but such attornment shall be pursuant to the terms and conditions (including rent – but without any waiver of Claims by Landlord against Tenant and it being agreed that the sublease shall be subordinate to this Lease as set forth above) set forth in the sublease; (iii) any consent to a Transfer shall be effected on forms supplied by Landlord and/or its legal counsel but subject to reasonable revisions agreed upon by the signatories thereto; (iv) Landlord may require that Tenant not then be in a monetary or material non-monetary Event of Default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, within ten (10) business days following receipt of written demand therefor, as Additional Rent, a sum equal to the additional, reasonable documented costs, if any, incurred by Landlord for maintenance and repair to the extent necessitate by any change in the nature of occupancy caused by such subletting or assignment. “Transfer Premium” shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. In any event, the Transfer Premium shall be calculated after deducting the reasonable out-of-pocket expenses incurred by Tenant, including, but not limited to, for (1) any changes, alterations and improvements to the Premises paid for by Tenant and approved by Landlord in connection with the Transfer, (2) any other leasing or subleasing concessions provided by Tenant to the Transferee (e.g. free rent, allowances, etc.), (3) any brokerage commissions paid for by Tenant in connection with the Transfer, and (4) any other out-of-pocket costs incurred by Tenant which are reasonably associated with the Transfer. The calculation of “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer; provided, however Landlord agrees that no amount shall be deemed in excess of fair market value if it is the same amount paid by Tenant for such category of costs pursuant to the terms of this Lease. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord and, unless the violation is due to procedural failure only and is cured within the applicable cure period, shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, then their remedies shall be a declaratory judgment, an injunction for the relief sought and/or actual monetary damages (including, without limitation, the basic rental that Tenant would have received under the proposed sublease, assignment or other Transfer document for up to one (1) year, provided that the basic rental payable by such Transferee does not exceed the lesser of (aa) the basic rental then payable by Tenant hereunder calculated on a per rentable square foot basis and (bb) the then applicable Market Rent applicable to the Project), and Tenant hereby waives any right at law or equity to terminate this Lease.

(e) Notwithstanding anything to the contrary contained in this Article 15, except with respect to any assignment or sublease to an Affiliate as provided in the Section 15(g) below Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after Landlord’s receipt of a request for consent to a proposed Transfer, to terminate this Lease as to the portion of the Premises that is the subject of the proposed Transfer, provided that (a) in the case of a sublease, Tenant is then subleasing at least fifty percent (50%) of the square footage of the Premises and such sublease is for at least ninety percent (90%) of the then-remaining Term, or (b) Tenant is assigning the Lease in its entirety. If this Lease is so terminated with respect to less than the entire Premises, (i) the Basic Rental and Tenant’s Proportionate Share shall be prorated based on the number of rentable square feet retained by Tenant as compared to the total number of rentable square feet previously contained in the Premises, (ii) this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same, and (iii) Landlord shall be solely responsible for the cost of any demising walls or other modifications, alterations, or improvements required to appropriately demise the portion of the Premises so terminated from the Lease. Landlord and Tenant agree to reasonably cooperate with the other in connection with scheduling and performing any work required to so demise a portion of the Premises following a termination by Landlord as provided herein, the parties agreeing that such work shall be performed by Landlord at its sole cost and expense.

(f) If Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give Landlord written notice no later than thirty (30) days nor earlier than one hundred twenty (120) days in advance of the proposed effective date of such proposed Transfer, which notice shall specify the material terms of the proposed Transfer, including following information (such information shall be collectively referred to as the “Required Information”) (i) the name, current address and business of the proposed Transferee, (ii) the amount and location of the space within the Premises proposed to be so subleased, (iii) the proposed effective date and duration of the Transfer, (iv) the proposed rent and other consideration to be paid to Tenant by such proposed Transferee, (v) and, if this Lease is being transferred or assigned to a company that is not a publicly-traded company on a nationally recognized stock exchange, the most recent year-end unconsolidated financial statements reflecting such transferee’s or assignee’s current financial condition, audited by an accounting firm (or, if audited financials are not available, certified by such transferee’s or assignee’s chief executive officer, president, chief financial offer, chief accounting officer or similar executive officer) and (vi) the proposed form of the assignment or sublease (which does not have to be signed but should be in final form). Tenant also shall promptly supply Landlord with financial statements and other information as Landlord may reasonably request to evaluate the proposed assignment or sublease. Landlord shall grant or deny a request for Landlord’s consent (together with an explanation of the reasons for such denial) within twenty (20) days following Landlord’s receipt of the Transfer notice from Tenant as set forth above with the Required Information (the “Review Period”). If Landlord fails to notify Tenant in writing of such approval or disapproval within the Review Period Review Period, then Tenant may send Landlord a second notice (a “Second Transfer Notice”) to Landlord requesting a response to Tenant’s initial Transfer notice, which Second Transfer Notice shall include the following legend in capitalized and bold type displayed prominently on the top of the first page of such notice: “LANDLORD HAS FAILED TO RESPOND TO A TRANSFER NOTICE RELATING TO THE LEASE DATED DECEMBER 29, 2020 BETWEEN LANDLORD AND TENANT FOR THE PROPERTY KNOWN AS INNOVATION PARK LOCATED AT 4 CORPORATE DRIVE, ANDOVER, MASSACHUSETTS (THE “LEASE”) PURSUANT TO THE TERMS OF THE LEASE. FAILURE OF LANDLORD TO RESPOND TO THIS SECOND TRANSFER NOTICE WITHIN TEN (10) DAYS FOLLOWING THIS NOTICE SHALL CONSTITUTE LANDLORD’S APPROVAL OF THE TRANSFER.” Both Tenant’s initial Transfer notice and the Second Transfer Notice shall be delivered in accordance with the notice provisions of this Lease and if Landlord fails to respond within ten (10) days of the date of its receipt of the Second Transfer Notice, then such failure shall be deemed to constitute Landlord’s consent to Tenant’s request for consent to the proposed Transfer.

(g) The term “Affiliate” shall mean (i) any entity that is controlled by, controls or is under common control with, Tenant or (ii) any entity that merges or consolidates with, is acquired by, or purchases all or a majority of Tenant’s stock or assets, and the entity to become the Tenant under the Lease pursuant to such transaction and as of the date such transaction is completed has either (x) a net worth not less than that of Tenant as of the date of this Lease calculated under generally accepted accounting principles or (y) otherwise adequate financial resources to meet the obligations of Tenant under this Lease (as reasonably determined by Landlord). Notwithstanding anything to the contrary contained in this Article 15, provided Tenant is not in a monetary or material non-monetary default under this Lease (beyond all applicable notice and cure periods), an assignment or subletting of all or a portion of the Premises to an Affiliate shall not be deemed a Transfer under this Article 15 and shall not require Landlord’s consent, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity. In addition to the foregoing, the following shall not be deemed a Transfer and shall not require Landlord’s consent: (a) a name change of the Tenant entity, (b) a reverse triangular merger involving Tenant but in which the Tenant entity survives, (c) a sale or other transfer of shares of stock (or any member interest if Tenant is a limited liability company) in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange; (d) an infusion of additional equity capital in Tenant, a follow-on stock offering, or a sale or transfer of shares of stock in connection with a bona fide financing for the benefit of Tenant; (e) the sale or transfer of any stock being traded on a national securities exchange, including, but not limited to, the NYSE, the NASDAQ Stock Market, and the NASDAQ Small Cap Market System. Sections 15(b),(d), (e) shall not apply to a Transfer to an Affiliate not requiring Landlord’s consent as set forth in this Section 15(g).

(h) Notwithstanding anything in this Lease to the contrary, provided there does not exist an Event of Default by Tenant hereunder, without being subject to Landlord’s rights and Tenant’s obligations set forth in this Article 15, upon not less than ten (10) days’ prior written notice thereof to Landlord and provided that Tenant also promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such sublease(s), but without Landlord’s consent, Tenant may permit Office Sharing (as hereinafter defined) of up to a total of ten percent (10%) of the rentable square feet of the Premises, without the same constituting a Transfer within the meaning of this Article 15. The term “Office Sharing” shall mean the use of portions of the Premises, without separate demising of walls (nor shall any Shared User(s) be permitted to maintain a separate reception area in the Premises), by occupants that have an on-going business relationship with Tenant such as current clients, vendors and contractors of Tenant (the “Shared User(s)”) pursuant to a written license or other written occupancy agreement. Notwithstanding the foregoing, Tenant shall not have the right to engage in Office Sharing with any entity (i) if the proposed Shared User is engaged in a business, or if it would result in the Premises being used in a manner, that is inconsistent with character of the Building as a first-class office and laboratory project; or (ii) the proposed use of the Premises is not in compliance with the Permitted Use; or (iii) any entity that would result in a material increase in traffic in the common areas of the Project over the amount of such traffic that would be generated if Tenant itself occupied such portion of the Premises. For purposes of this Lease, the acts or omissions of the employees or other personnel of persons or entities engaged in Office Sharing shall be deemed to be the acts or omissions (as applicable) of Tenant’s employees. However, any Office Sharing which would result in an aggregate amount of space which is greater than ten percent (10%) of the rentable square feet of the Premises to be subject to Office Sharing, shall require Landlord’s prior written consent and shall be deemed a Transfer under this Article 15 (unless otherwise deemed to not be a Transfer pursuant to the express terms of Subsection (g) of this Lease above).

ARTICLE 16

DAMAGE OR DESTRUCTION

Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s estimated assessment of the period of time in which the repairs will be completed. If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be diligently and expeditiously repaired by Landlord to the extent such insurance proceeds are available therefor and provided that the Damage Repair Estimate indicates that such repairs can be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord, without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). However, if the damage is due to the negligence or willful misconduct of Tenant, its employees, agents, contractors, guests, invitees and the like, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(iii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage (unless such damage is due to the negligence or willful misconduct of Landlord or Landlord Parties, in such case, Landlord shall be responsible for such excess costs but subject to the waivers describe in Section 14(d) above). If repairs cannot, in Landlord’s opinion, be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) diligently and expeditiously make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty, whether or not the Premises are affected, if the deficiency between Landlord’s reasonably estimated cost to repair such damage and the available insurance proceeds therefor (assuming for purposes of such determination, that Landlord has obtained at a minimum all insurance required under Section 14(c) above and that the amount of any deductible is included in available insurance proceeds) exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000.00), but Tenant, at its election, may void Landlord’s election to so terminate this Lease by agreeing to fund that portion of the deficiency in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000.00). Any such election by Tenant must be made, if at all, by written notice to Landlord within thirty (30) days after Landlord’s notice to Tenant that Landlord elects to so terminate this Lease pursuant to the immediately preceding sentence. However, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within one (1) year after the necessity for repairs as a result of such damage becomes known to Landlord or Landlord fails to complete the repairs within such one (1) year period, then Tenant may elect, not later than sixty (60) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice. Finally, if the Premises or the Project is damaged so that more than twenty-five percent (25%) of the Premises (or a critical area of the Premises, even if such space comprises less than 25% of the Premises) is unusable during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. In the event that the Premises or the Project is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, licensees, invitees or agents, then notwithstanding anything in this Article 16 to the contrary, Tenant shall have the option to terminate this Lease by written notice to Landlord of the exercise of such option within sixty (60) days after Tenant learns of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same, unless such damage was caused by the gross negligence or willful misconduct of Landlord or any Landlord Party (but subject to the waivers set forth in Section 14(d)). Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under any present or future Law that purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement is hereby waived by the parties and shall have no application.

ARTICLE 17

SUBORDINATION

This Lease is subject to, and Tenant agrees to comply with, all matters of record affecting the Real Property. This Lease is also subject and subordinate to all existing and future ground or underlying leases, mortgages and deeds of trust which affect the Real Property, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all commercially reasonable and customary documents or instruments which Landlord or such lessor, holder or holders reasonably deem necessary or desirable for purposes thereof. Provided the applicable mortgagee delivers to Tenant a commercially reasonable nondisturbance agreement on such form agreeing that so long as no Event of Default by Tenant exists under this Lease, such mortgagee or any purchaser in a foreclosure sale shall recognize Tenant’s possession of the Premises and Tenant’s rights under this Lease shall not be disturbed and shall be honored by such mortgagee or purchaser Lease upon a foreclosure or deed in lieu thereof (or termination of any such ground lease), this Lease shall be subject and subordinate to the provisions, operation and effect of said lien. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the mortgagee under such mortgage or deed of trust, such mortgagee’s successor purchaser or any of their successors or assigns upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; provided, however, that such mortgagee or its successor shall not be liable for or bound by (i) any payment of any rent installment which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but such mortgagee, or such successor, shall be subject to the continuing obligations of Landlord under this Lease to the extent arising from and after such succession to the extent of such mortgagee’s or such successor’s interest in the Project), (iii) any credit, claims, setoffs or defenses which Tenant may have against Landlord, (iv) any modification or amendment to this Lease for which such mortgagee’s consent is required, but has not been obtained, under a mortgage or deed of trust (other than amendments or modifications specifically contemplated by this Lease which only document the exercise by Tenant of rights granted in this Lease) or (v) any obligation under this Lease to maintain a fitness facility at the Project, if any. Tenant, upon the reasonable request by such mortgagee or such successor in interest, shall execute and deliver within ten (10) business days of such request a commercially reasonable and customary instrument or instruments confirming such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee, deed of trust beneficiary and mezzanine lender whose address has been provided to Tenant and Tenant shall provide such mortgagee, deed of trust beneficiary and mezzanine lender a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. As a condition precedent to the future subordination of this Lease to a future mortgage or deed of trust, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement in favor of Tenant from any mortgagee or beneficiary who comes into existence after the first to occur of the Pod 4 Portion Commencement Date or Pod 5 Portion Commencement Date, as the case may be. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the rent due under this Lease and is not otherwise in default under this Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Landlord represents that, as of the date of this Lease, there is no mortgage or deed of trust encumbering the Project.

ARTICLE 18

EMINENT DOMAIN

If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant (in Tenant’s sole discretion) shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord’s option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant’s business. Further, nothing contained herein, however, shall prevent Tenant from pursuing a separate award from the authority for such items and relocation expenses. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Any governmental action requiring businesses to close temporarily shall not be considered a condemnation or eminent domain hereunder, and any governmental action for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation) shall not be considered a temporary taking for “public use” entitling Tenant to any government compensation, rental abatement or other remedy. Tenant hereby waives any and all rights it might otherwise have pursuant to Massachusetts law to the extent inconsistent with the terms hereof.

ARTICLE 19

DEFAULT

(a) Tenant’s Default. Each of the following acts or omissions of Tenant, or occurrences, shall constitute an “Event of Default”:

(i) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within ten (10) calendar days after written notice that the same is delinquent;

(ii) Except as set forth in items (i) above and (iii) through and including (vii) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure; provided, however, that if such cure cannot reasonably be effected within such thirty (30) day period and Tenant begins such cure promptly within such thirty (30) day period and is pursuing such cure in good faith and with diligence and continuity during such thirty (30) day period, then, except in the event of an emergency, Tenant shall have such additional time as is reasonably necessary to effect such cure.

(iii) Tenant’s failure to observe or perform according to the provisions of Articles 17 or 25 within ten (10) business days after written notice from Landlord that Tenant has so breached.

(iv) The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created;

(v) The filing by Tenant in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or of any of the property of Tenant, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant, if such proceeding shall not be dismissed or trusteeship discontinued within thirty (30) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant; or

(vi) Tenant’s failure to cause to be released any mechanics liens filed against the Premises or the Project within twenty (20) days after the date Tenant is notified that the same shall have been filed or recorded.

(b) Landlord’s Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. In addition, notwithstanding any provision set forth in this Lease to the contrary, if Tenant provides written notice (“Repair Notice”) to Landlord of an event or circumstance which requires the action of Landlord under Section 9(a) of this Lease, and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in no event earlier than thirty (30) days after Landlord’s receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days’ notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord and was not taken by Landlord within such ten (10) business day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual and reasonable costs in taking such action. Notwithstanding the foregoing, if Tenant so indicates in Tenant’s Repair Notice to Landlord that the required repair is essential to Tenant’s day-to-day business operations, then (i) Landlord agrees to commence such repairs within a commercially reasonable expeditious period of time, and (ii) if Landlord fails to commence such repairs within five (5) days after such Repair Notice from Tenant or Landlord fails to diligently prosecute such repairs to completion, Tenant may proceed to take the required action upon delivery of an additional two (2) business days’ notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord and was not taken by Landlord within such two (2) business day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual and reasonable cost in taking such action. If the work so performed by Tenant pursuant to this Section 9(b) pertains to items that would otherwise be includable in Direct Costs pursuant to Article 3 above, then Landlord may include the amount of such reimbursement in Direct Costs.

ARTICLE 20

REMEDIES

(a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law and including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to the sum of (i) the worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus (ii) the actual out-of-pocket verifiable costs of restoring the Premises to the condition required under the terms of this Lease; plus, (iii) an amount (the “Election Amount”) equal to either (A) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present fair market rental value of the Premises as reasonably determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point or (B) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of an Event of Default, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty. As used in item (i), above, the “worth at the time of award” shall be computed by allowing interest at the “Bank Prime Loan” rate set forth by the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point per annum, but in no case greater than the maximum amount of such interest permitted by law.

(b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c) Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord’s rights and remedies hereunder. Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due; provided that Landlord shall, during such period, use reasonable efforts to relet the Premises to the extent required by applicbale law but in any event Landlord agrees to list the space with a nationally recognized broker in generally the same manner that it lists other available space at the Project.

(d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy. In addition, in the event of any eviction moratorium, to the extent otherwise allowed by law, Landlord may keep this Lease in effect and sue for rent damages and otherwise exercise Landlord’s rights and remedies under this Lease including, without limitation, Landlord’s right to apply or draw upon any security deposit, letter of credit or other security enhancements.

(e) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of ten percent (10%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to five percent (5%) of the amount overdue or $100, whichever is greater, shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease.

(f) In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedies shall be an action for specific performance, action for monetary damages, and those remedies provided in Section 19(b).

ARTICLE 21

TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer or termination of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord first arising from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 above to return the security deposit, provided said security deposit is transferred to said transferee and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within ten (10) days after request, execute such further commercially reasonable and customary instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22

BROKER

In connection with this Lease, Landlord and Tenant each warrant and represent that it has had dealings only with firm(s) set forth in Article 1.H. of the Basic Lease Provisions (whose commissions and fees shall be paid by Landlord pursuant to a separate agreement) and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith due to its dealings with such person or entity, Landlord and Tenant each agree to indemnify and hold the other party, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that the other party may incur should the Landlord’s or Tenant’s, as applicable, warranty and representation prove incorrect, inaccurate or false.

ARTICLE 23

PARKING

Tenant shall commencing on the earlier of the Pod 4 Portion Commencement Date with respect to the Pod 4 Portion of the Premises and the Pod 5 Portion Commencement Date with respect to the Pod 5 Portion of the Premises and, Tenant shall have the right to access and use the number of unreserved parking passes set forth in Article 1.I. of the Basic Lease Provisions, which parking passes shall pertain to the Project parking facility and shall be apportioned to the Pod 4 Portion and Pod 5 Portion as applicable until both Pod 4 Portion Commencement Date and Pod 5 Commencement Date have occurred. Tenant may elect to convert up to ten (10) of the unreserved parking passes set forth in Article1.I to reserved parking stalls at the locations designated on Exhibit “H” attached hereto and made a part hereof. Tenant shall, by written notice (“Parking Notice”) to Landlord, indicate the number of unreserved parking passes Tenant elects to convert into reserved parking stalls in the Project parking facility. Tenant’s shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord. Tenant shall cooperate with Landlord in seeing that Tenant’s employees and visitors also comply with such rules and regulations. During the initial Term, Landlord shall not charge Tenant any cost, fee, or expense, other than as may be included as part of Tenant’s Proportionate Share of Direct Costs, for Tenant’s unreserved and reserved parking passes. However, Tenant shall be responsible at all times during the Term for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. As of the date of this Lease, Landlord is unaware of any such taxes currently being imposed. If Landlord installs parking controls for the Project that are different from the Building access cards, then Landlord shall provide Tenant with access cards to the parking facilities for its employees based upon Tenant’s allotted parking as provided in this Lease and at no cost for the initial provision.

Landlord specifically reserves the right to (i) designate certain areas of the parking facility as reserved for certain occupants or visitors, or (ii) with at least ten (10) business days’ prior written notice, change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements, provided that (aa) Tenant’s access to the parking facility is not materially, adversely impaired on a more than temporary basis and (bb) Landlord shall use commercially reasonable good faith and diligent efforts provide Tenant (at no cost to Tenant) with alternate parking during any such restricted access period within reasonable proximity to the Project.

Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord, provided that such delegation shall not materially and adversely affect Tenant’s rights or obligations under this Lease. The parking passes rented by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with permitted Transfer under Article 15 not requiring the consent of Landlord.

ARTICLE 24

WAIVER

No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. No provision of this Lease may be waived by Landlord, except by an instrument in writing executed by Landlord. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.

ARTICLE 25

ESTOPPEL CERTIFICATE

Tenant shall, at any time and from time to time, upon not less than ten (10) business days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further factual information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Furthermore, if Tenant fails to timely deliver an estoppel certificate to Landlord pursuant to the terms of this Article 25, then without limiting any other rights and remedies of Landlord, Landlord shall have the right to charge Tenant an amount equal to $250 per day for each day thereafter until Tenant delivers to Landlord an estoppel certificate pursuant to the terms hereof, but in no event more than $5,000.00. Tenant acknowledges and agrees that (A) such charge compensates Landlord for the administrative costs caused by the delinquency, and (B) Landlord’s damage would be difficult to compute and the amount stated above represents a reasonable estimate of such damage.

ARTICLE 26

LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in and to the Project. No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.

ARTICLE 27

INABILITY TO PERFORM

This Lease and the obligations of Landlord and Tenant hereunder shall not be affected or impaired because a party is prevented from fulfilling any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God, terrorism (or credible threat thereof), fire, earthquake, floods, hurricanes, tornadoes, explosion, action of the natural elements, war, hostilities, invasion, insurrection, riot, mob violence, sabotage, epidemic or pandemic (or credible threat thereof), eviction moratoria, public health emergencies, permitting delays by governmental agencies, inspection delays by governmental agencies, inability to procure or general shortage of labor, equipment, facilities, materials or supplies, failure of transportation, action of labor unions, condemnation, requisition, laws, orders of government or civil or military or naval authorities, or evacuation or, whether similar or dissimilar to the foregoing, any other cause previously, or at such time, beyond the reasonable control of the performing or obligated party (collectively, a “Force Majeure”) and the time for performance of Landlord’s and Tenant’s obligations (excluding any monetary payments, such as, by way of example only, Basic Rental and the Allowance and Tenant’s obligation to vacate and surrender the Premises upon expiration or earlier termination of this Lease) under this Lease, including all Exhibits, shall be suspended for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention.

ARTICLE 28

HAZARDOUS WASTE

(a) Except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire (defined in Section 28(f) below), Tenant shall not cause or affirmatively permit any Hazardous Material (as defined in Section 28(d) below) to be brought, kept, produced, generated, stored, manufactured, blended, handled, recycled, Released (as such term is defined below) or used in or about the Project by Tenant, its agents, employees, or contractors, or, within the Premises, Tenant’s invitees. Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence, and from Tenant’s use, storage and/or disposal of any “medical or biological waste,” or other waste as provided in Section 28(d)(ix) below, in violation of applicable Laws and/or the terms of this Lease and agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys’ fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord and the Landlord Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project that were introduced by Tenant, its agents, employees, or contractors. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or affirmatively permitted by Tenant results in any contamination of the Project, then subject to the provisions of Articles 9, 10 and 11 hereof and Section 28(k) below, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material (or if the same is not reasonably possible, to the condition permitted by applicable Law) and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Materials in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 28(a), and to charge Tenant, as Additional Rent, for the actual, out-of-pocket and verifiable costs thereof. For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment. Notwithstanding the foregoing, Landlord recognizes and acknowledges that Tenant or its agents may use and store within the Premises or Building reasonable quantities of customary office and cleaning supplies even if the same are not listed on the Environmental Questionnaire, and such use shall not be a violation of this Article 38 notwithstanding anything herein to the contrary, provided such items are stored, used, Released, and disposed of in accordance with applicable Laws.

(b) Intentionally Deleted.

(c) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material in an amount or quantity greater than that of Tenant and customary in Comparable Buildings; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material in violation of Laws.

(d) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the Commonwealth of Massachusetts or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as “Hazardous waste” under Section 2 of M.G.L. c. 21C (Massachusetts Hazardous Waste Management Act), (ii) defined as a “Hazardous material,” “Oil” or “Substantial hazard” under Section 2 of M.G.L. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention Act), (iii) defined as “Acutely Hazardous Waste,” “Hazardous Waste,” “Hazardous Debris,” “Mixed Waste” or “Universal Waste” under 310 Code of Massachusetts Regulations, §§ 30.000 et. Seq (Hazardous Waste), (iv) petroleum, (v) asbestos, (vi) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (vii) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (viii) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), or (ix) defined as a “medical or biological waste,” “unprocessed liquid pathological waste,” other waste under 105 Code of Massachusetts Regulations, §§ 480.000 et. Seq (Minimum Requirements for the Management of Medical or Biological Waste); provided, however, that Tenant shall be authorized to use and/or store such waste described in this Section (d)(ix) in such amounts as are reasonably necessary for the operation of Tenant’s business, but Tenant shall be solely responsible, at its sole cost and expense, for the lawful disposal of such medical waste, subject to the indemnification provision of Section 28(a) hereof.

(e) As used herein, the term “Laws” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(d) above.

(f) Landlord acknowledges that it is not the intent of this Article 28 to prohibit Tenant from operating its business as described in Section 1(G) above. Tenant may operate its business according to the custom of the industry so long as the use or presence of any Hazardous Material is strictly and properly monitored and accomplished according to all applicable governmental requirements and in accordance with all Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to entering into this Lease a fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises (“Environmental Questionnaire”) in the form of Exhibit “F” attached hereto. Tenant shall deliver to Landlord an updated Environmental Questionnaire at least once each calendar year and shall also deliver an updated Environmental Questionnaire before any new Hazardous Material is brought onto the Premises or on or before the date Tenant obtains any additional permits or approvals for Hazardous Materials. If any information provided to Landlord by Tenant on an Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is intentionally or knowingly false, incomplete, or misleading in any material respect, the same shall be deemed an Event of Default by Tenant under this Lease. Landlord’s prior written consent shall be required with respect to any Hazardous Materials use for the Premises not described on the initial Environmental Questionnaire, which consent shall not be unreasonably withheld, conditioned, or delayed. All manifests relating to the storage and/or removal or transportation of Hazardous Substances shall belong solely to Tenant and Landlord shall have absolutely no obligation in connection therewith. Tenant shall at all times throughout the Term, maintain a contract with a reputable hazardous materials transportation company for the containment, removal and transportation of any Hazardous Materials. Tenant shall not install or affirmatively permit any underground storage tank at the Premises or the Project. Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion in the event that (i) any anticipated use of the Premises by

Tenant involves the generation or storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited by any governmental agency or authority as of the date of such storage, use, treatment, or disposal; (ii) Tenant has been required by any lender of Landlord or governmental authority to take remedial action in connection with Hazardous Material contaminating the Premises if the contamination resulted from Tenant’s actions or use of the Premises (unless Tenant is diligently seeking compliance with such remedial action); or (iii) Tenant is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material on the Premises (unless Tenant is diligently seeking compliance with such enforcement order). At any time prior to the expiration of the Lease Term and upon Landlord’s reasonable belief that certain Hazardous Materials tests are advisable based on reasonable reliable information or Landlord’s good faith belief, Landlord shall have the right following at least one (1) business day’s prior written notice (except in the event of an emergency), to enter upon the Premises at all reasonable times in order to conduct appropriate tests and to deliver to Tenant the results of such tests to attempt to demonstrate that contamination has occurred as a result of Tenant’s use of the Premises.

(g) Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after Tenant has actual knowledge thereof: (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material by Tenant or its agents, employees, or contractors in, on, under, from, about or in the vicinity of the Premises or the Project (whether past or present), regardless of the quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises or the Project due to Hazardous Materials introduced by Tenant, its agents, employees, or contractors, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials introduced by Tenant, its agents, employees, or contractors, in, on, under, from, about or in the vicinity of the Premises or the Project, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises or the Project relating to Hazardous Materials that Tenant is aware could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises or the Project under any Laws. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims that concerns Landlord or the Project without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord, the Premises or the Project without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim that concerns Landlord or the Project.

(h) Without limiting the generality of Tenant’s obligation to comply with applicable laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Laws. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant, to the extent required by applicable Laws or in connection with the Permitted Use, to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s reasonable satisfaction compliance with all Laws and the terms of this Lease with respect to Hazardous Materials.

(i) Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform environmental assessments of a scope reasonably determined by Landlord, including without limitation, a Phase I Environmental Site Assessment (an “Environmental Assessment”) to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Article 28, then all of the actual, reasonable costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within ten (10) business days after receipt of written demand therefor.

(j) At or prior to the expiration or earlier termination of the Term, Landlord may require that Tenant, at Tenant’s sole cost and expense: (i) cause an Environmental Assessment of the Premises and the Project (but with respect to the common areas of the Project such Environmental Assessment will be limited to the extent of Tenant’s exclusive use of such areas and the immediate surrounding areas of such exclusive use areas) to be conducted in accordance with Section 29(f)(i); provided, however, if the results of the assessment do not reveal any Hazardous Materials for which Tenant is responsible as set forth herein in violation of applicable laws or this Lease, then Landlord shall reimburse Tenant for the actual out-of-pocket commercially reasonable and verifiable third party cost of such assessment; (ii) cause all Hazardous Materials introduced by or on-site due to the acts or negligence of Tenant, its agents, employees, or contractors or for which Tenant is otherwise responsible pursuant to the terms of this Article 28 to be removed from the Premises and the Project and disposed of in accordance with all Laws and as necessary to allow the Premises to be used for any purpose (but in no event shall Tenant be required to remove any Hazardous Materials not introduced by Tenant, its agents, employees, or contractors or for which Tenant is not otherwise responsible pursuant to the terms of this Article 28); and (iii) cause to be removed all containers installed or used by Tenant or any of its agents, contractors, employees or invitees or customers to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises and the Project caused by such removal.

(k) If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Article 28, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required pursuant to Laws, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, such approval not to be unreasonably withheld, conditioned, or delayed, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises and the Project are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all Laws and as required by such plan and this Lease. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as reasonably practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises and the Project, and recover all of the actual, out-of-pocket and verifiable costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) business days after receipt of written demand therefor.

(l) Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Basic Rental or Additional Rent due or accruing under this Lease during any such Clean-up.

(m) Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained by or on behalf of Tenant in connection with Hazardous Materials used at the Premises or in connection with the Permitted Use in accordance with applicable laws.

(n) Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, and such failure shall prohibit or otherwise materially and adversely affect the ability of Landlord from leasing the Premises, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 5) until Tenant has fully complied with its obligations under this Article 28; provided, however, if Landlord is only prohibited from leasing part of the Premises or only a portion of the Premises is materially and adversely affected due to such failure by Tenant, then provided the remainder of the Premises is a leasable configuration without any improvements required to separately demise the impacted portion(s) thereof, the holdover shall only apply to the portion of the Premises which Landlord is prohibited from leasing or is otherwise materially and adversely affected.

(o) Unless compelled to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises or the Project to any person or entity (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by applicable law, it shall provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 28(o).

(p) Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports in Tenant’s possession regarding Tenant’s activities with respect to the Premises, the Project, or ground water beneath the Real Property, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

(q) Tenant shall be responsible for posting on the Premises any signs required under applicable Laws. Tenant shall also complete and file any business response plans or inventories required by any applicable Laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

(r) Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Article 28 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Article 28 have been completely performed and satisfied.

(s) Landlord represents to Tenant that, to the best of Landlord’s actual knowledge as of the date hereof, the Project does not currently contain any Hazardous Materials in violation of any existing applicable Laws. As used herein, the phrase “actual knowledge” shall mean the actual knowledge of Landlord’s property manager for the Project, without investigation or inquiry or duty of investigation or inquiry. To the extent required by any applicable environmental Laws, Landlord shall, at Landlord’s cost and expense (and not as an Operating Cost) (i) promptly commence a removal, encapsulation or other containment or remediation program reasonably selected by Landlord which is required by and complies with all Laws (the “Remediation Program”), and (ii) diligently prosecute the Remediation Program and take such other reasonable action to completion in such a manner as will make the Project and/or Premises free from any Landlord’s Hazardous Materials (defined below) in accordance with the standards promulgated in applicable Laws. The term “Landlord’s Hazardous Materials” shall mean Hazardous Materials which are present in, on, under or about the Project or Premises as of the date of this Lease or which are released or brought in, on, under or about the Project or Premises by Landlord or any agent, employee, or contractor of Landlord. Landlord’s Hazardous Materials shall specifically not include any Hazardous Materials released, disturbed, transported, stored, generated or used by Tenant or any agent, representative, contractor, invitee, vendor, customer or employee of Tenant in connection with or related to any dealings with Tenant at the Project after the date of this Lease. In the event that Landlord shall commence any such Remediation Program and such action is not based upon or related to any action or inaction of Tenant or Tenant’s agents, employees, contractors or invitees, then (i) if such Remediation Program is commenced prior to the later of (i) the Pod 4 Portion Commencement Date or (ii) the Pod 5 Portion Commencement Date, then the Pod 4 Portion

Commencement Date and/or Pod 5 Portion Commencement Date, as the case may be, and the Expiration Date shall be extended one (1) day for each day that Tenant’s ability to conduct business in the Pod 4 Portion of the Premises and/or Pod 5 Portion of the Premises, as applicable is actually delayed beyond the Pod 4 Portion Commencement Date and/or Pod 5 Portion Commencement Date, as the case may be due to Landlord’s performance of the Remediation Program, and (ii) if such Remediation Program is commenced after the Pod 4 Portion Commencement Date and/or Pod 5 Portion Commencement Date, as the case may be, then, if the respective Pod 4 Portion and/or Pod 5 Portion of the Premises, as the case may be, must be closed for business during the performance of such Remediation Program, or if Tenant cannot reasonably conduct its normal business operations from the Premises (or portion thereof), then, during the performance of such Remediation Program, all rental and other charges due to Landlord from Tenant shall abate commencing on the date Tenant ceases to conduct is normal business operations from the Premises and shall continue until the Remediation Program has been completed and Tenant can once again open for business or conduct its normal business operations in the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for any claims, damages, judgments, suits, causes of action, lawsuits, liabilities, penalties, fines, expenses or costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorney’s fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials existing on, in, under or about the Project as of the Delivery Date or introduced subsequent to the Delivery Date, except as provided to the contrary in Section 28(a) above. Landlord’s property manager for the Project is making such representation and warranty on behalf of Landlord and not in such person’s individual capacity and, as a result, Landlord (and not such individual) shall be liable in the event of a breach of this representation.

ARTICLE 29

SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, but reasonable wear and tear, damage by casualty, and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling and other articles of personal property in the Premises except to the extent, if applicable, Landlord elects by notice to Tenant to exercise its option to have any subleases or subtenancies assigned to it. Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises.

(c) Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant’s Event of Default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the actual, reasonable expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys’ fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

(d) All fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless (i) otherwise expressly provided for in this Lease to be removed by Tenant upon the expiration or earlier termination of this Lease (with specific reference to any Removal Equipment as defined in Section 29(e) below) or (ii) unless such removal is (1) required in connection with an Alteration that was installed by or on behalf of Tenant and required by Landlord and Landlord informed Tenant of the same when and to the extent required pursuant to the terms of Section 9(e) above, and (2) such Alteration is determined by Landlord, in its good faith discretion, to be a Specialty Improvement (as hereinafter defined). Such fixtures, Tenant Improvements, Alterations and/or appurtenances which shall remain in the Premises at the expiration or earlier termination of this Lease shall include but not be limited to: all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, plumbing systems, security systems, electrical systems, lighting systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio and television purposes, and any special flooring or ceiling installations. As used herein, a “Specialty Improvement” is any Improvement, Alteration or installation that is not a normal, customary and reusable improvement by tenants in Comparable Buildings using a premises for general office and life science use, the parties agreeing that the following Improvements and Alterations shall be deemed Specialty Improvements: private restrooms, interior stairwells or other specialized feature that would be materially more expensive to remove from the Premises than typical general office and life sciences improvements, raised flooring system, all lab equipment and Improvements relating to Tenant’s GMP laboratory and manufacturing operations that is not a normal, customary and reusable improvement by tenants in Comparable Buildings using a premises for general life science lab use, vaults or other similar device(s) or system(s) intended to secure the Premises or a portion thereof in a manner that exceeds the level of security normally found in premises occupied for general office uses, and Tenant’s exterior signage. Landlord agrees that Tenant any wiring and cabling installed by or on behalf of Tenant, must be marked and coded in a manner reasonably acceptable to Landlord to identify such facilities as belonging to Tenant and the point of commencement and termination of such facilities and the purpose of such lines (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Unless otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all such wiring and cabling installed in the Premises or the common Areas by or for Tenant and repair any resulting damage.

(e) As of the Delivery Date, Landlord hereby conveys to Tenant all of the equipment currently located in the Premises and generally described in Exhibit “G” (“Initial Equipment”). Landlord has made no representations or warranties, express, implied or otherwise, regarding the condition or working order of the Initial Equipment. Landlord represents and warrants to Tenant that it has full right to convey the Initial Equipment and that it is free and clear of all security interests, liens, and encumbrances to which Landlord is a party. Tenant confirms that it has had the reasonable opportunity to inventory and inspect the Initial Equipment and hereby represents that (i) it accepts the Initial Equipment “AS IS AND WITH ALL FAULTS”, and (ii) it is satisfied that all items of Initial Equipment listed on Exhibit “G” attached hereto are currently located in the Building and are hereby accepted by Tenant, subject to and in accordance with the terms of this Section 29(e). In no event shall Landlord have any liability or responsibility with respect to the Initial Equipment, and Landlord shall have no responsibility to repair, replace or refurbish the Initial Equipment at any time for any reason, unless due to Landlord’s intentional or grossly negligent acts or omissions. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant acknowledge and agree that, as set forth on Exhibit “G” attached hereto and made a part hereof, Tenant may (but without obligation) elect to remove and dispose of the Initial Equipment at any time during the Term and upon the expiration or earlier termination of this Lease. In addition, except to the extent required to be removed in accordance with the Exit Survey (as defined below), Tenant shall not be required to remove any of the initial Improvements that are constructed in the Premises as part of the Approved Working Drawings to the extent that such initial Improvements are designated in that certain DPS Engineering Drawing 4-AE-100 Pod 4 Construction Plan – Overall dated 12/22/2020 (the “Preliminary Plan”) (the “Non-Removal Equipment”). However, if Tenant has additional equipment (“Additional Equipment”) installed in the Premises that is not identified on Exhibit “G” or the Preliminary Plan, then prior to the installation of such Additional Equipment and concurrently with Landlord’s approval of the same, Landlord shall inform Tenant, in writing, whether such Additional Equipment qualifies as a Specialty Improvement and, if so, whether such Additional Equipment shall remain or be removed by Tenant from the Premises upon the expiration or earlier termination of this Lease. If Landlord does not so inform Tenant that the Additional Equipment must be removed, then Tenant shall not be required to remove such Additional Equipment at the expiration or earlier termination of this Lease. Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises.

(f) If any portion of the Premises is used as a laboratory (“Lab Space”), then upon expiration or earlier termination of this Lease, Tenant shall remove all Improvements, Alterations, furniture, fixtures, equipment and other property from such Lab Space if (i) the same qualifies as a Specialty Improvement, (ii) Landlord informs Tenant at the time it approves the Specialty Improvement that the same must be removed at expiration or earlier termination of this Lease, and (iii) is not otherwise part of the Non-Removal Equipment. Tenant shall repair all damage resulting from such required removal. Furthermore, at least thirty (30) days prior to Tenant’s surrender of possession of the Premises (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Lab Space which complies with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards) (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, in a form reasonably acceptable to Landlord. The Exit Survey must confirm that the Lab Space is in a clean and safe condition and free and clear of any Hazardous Materials caused by Tenant or any Tenant Party. In addition, at least thirty (30) days following Tenant’s surrender of possession of any Lab Space, Tenant shall (i) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Laws (e.g., decommissioning of any radioactive licenses) and relating to any Hazardous Materials used or introduced at the Premises by Tenant or a Tenant Party, and (ii) conduct a site inspection with Landlord. Landlord may require that Tenant provide an Environmental Assessment for the Project upon Tenant’s surrender of the Premises in addition to the Exit Survey if Landlord has a good faith belief that Tenant violated its obligations under Article 28 at any time during the Lease Term in which event the terms and conditions otherwise set forth in Section 28(j) shall apply (with specific reference to the cost allocation set forth therein in connection with the same). In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey (and the Environmental Assessment as applicable) and introduced to the Premises by Tenant or any Tenant Party (or otherwise for which Tenant is responsible pursuant to the terms and conditions set forth in Article 28) in accordance with a remediation plan reasonably approved by Landlord pursuant to Section 28(l). Tenant’s obligations under this Section 29(f) shall survive the expiration or earlier termination of this Lease.

ARTICLE 30

MISCELLANEOUS

(a) SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT’S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b) Attorneys’ Fees; Waiver of Jury Trial.

(i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under this Lease against Tenant following a bankruptcy by Tenant, including, without limitation, legal fees, experts’ fees and expenses, court costs and consulting fees.

(ii) Reserved.

(iii) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c) Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.

(d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders.

(e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project there above have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wiring and cabling leading through, under or above the Premises or throughout the Project in locations which will not materially interfere with Tenant’s use or enjoyment of the Premises or business operations therein and serving other parts of the Project are hereby excepted and reserved unto Landlord; provided, however, without limiting any of Tenant’s other rights in the Lease, Landlord shall provide tenant with at least five (5) days prior written notice of the exercise of its rights set forth in this subsection (except in the case of an emergency) and Landlord shall perform the work in a manner which is intended to minimize interruptions to Tenant’s business operations in the Premises.

(f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned, or delayed. In the event that Landlord undertakes any additional improvements on the Real Property including but not limited to new construction or renovation or additions to the existing improvements, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant’s business caused thereby; provided, however, without limiting Tenant’s other rights set forth in this Lease, Landlord agrees to provide Tenant with no less than five (5) business days’ prior written notice of its exercise of its right in this subsection and agrees to perform any work required in connection with the exercise of its rights in a manner which minimizes interference with Tenant’s business operations in the Premises.

(h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations (“Rules and Regulations”) attached to this Lease as Exhibit “B” and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project; provided, however, Landlord shall not discriminate against Tenant in the enforcement of any such Rules and Regulations. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant. In the event of a conflict between the terms of this Lease and the Rules and Regulations, the terms of this Lease shall control.

(i) Quiet Possession. Upon Tenant’s paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder within any applicable notice and cure periods, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

(j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt (or refusal to accept delivery) or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery (or refusal to accept delivery), addressed to Tenant or to Landlord as follows:

If to Landlord:

IQHQ-4 Corporate, LLCc/o IQHQ, L.P.

674 Via De La Valle, Suite 206

Solana Beach, CA 92075

Attn: Tracy Murphy, President

With a copy to:

c/o IQHQ, L.P.

674 Via de la Valle, Suite 206

Attn: Legal Department

Solana Beach, CA 92075

Email: [EMAIL ADDRESS]

If to Tenant:

Oncorus Inc

50 Hampshire St.

Suite 401

Cambridge, MA 02139

Attn: Ted Ashburn, CEO & President

With a copy to:

c/o Oncorus CFO

50 Hampshire St.

Suite 401

Attn: John McCabe, CFO

Cambridge, MA 02139

Email: [EMAIL ADDRESS]

Either party may by notice to the other specify a different address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three (3) day notices, may be sent by regular mail.

(m) Intentionally Deleted.

(n) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent, except as otherwise expressly set forth in this Lease. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable notice and cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to Landlord within ten (10) business days after receipt of demand therefor and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

(o) Access, Changes in Project, Facilities, Name.

(i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, the rooftop, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises or within the Project used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

(ii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable, provided that such changes do not materially adversely affect Tenant’s use or enjoyment of the Premises or materially decrease its rights or materially increase obligations set forth in this Lease.

(iii) Landlord may adopt any name for the Project and Landlord reserves the right, from time to time, to change the name and/or address of the Project at any time.

(p) Signing Authority.

(i) If Tenant is a corporation, partnership or limited liability company, Tenant represents and warrants that each individual executing this Lease on behalf of said entity is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if Tenant is a corporation, a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-laws of said corporation, (ii) if Tenant is a partnership, the terms of the partnership agreement, and (iii) if Tenant is a limited liability company, the terms of its operating agreement, and that this Lease is binding upon said entity in accordance with its terms. Concurrently with Tenant’s execution of this Lease, Tenant shall provide to Landlord a copy of: (A) if Tenant is a corporation, such resolution of the Board of Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be in a form reasonably acceptable to Landlord, (B) if Tenant is a partnership, a copy of the provisions of the partnership agreement granting the requisite authority to each individual executing this Lease on behalf of said partnership, and (C) if Tenant is a limited liability company, a copy of the provisions of its operating agreement granting the requisite authority to each individual executing this Lease on behalf of said limited liability company.

(ii) If Landlord is a corporation, partnership or limited liability company, Landlord represents and warrants that each individual executing this Lease on behalf of said entity is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if Landlord is a corporation, a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-laws of said corporation, (ii) if Landlord is a partnership, the terms of the partnership agreement, and (iii) if Landlord is a limited liability company, the terms of its operating agreement, and that this Lease is binding upon said entity in accordance with its terms.

(q) Identification of Tenant.

(i) If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, (B) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

(ii) If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two or more persons, individually and as co-partners of a partnership) pursuant to Article 15 hereof (any such partnership and such persons hereinafter referred to in this Section 30(q)(ii) as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:

(A) The liability of each of the parties comprising Partnership Tenant shall be joint and several.

(B) Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to the Landlord, and by notices, demands, requests or other communication which may hereafter be given, by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Subparagraph (p) above.

(C) Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.

(D) If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

(E) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (D) of this Section 30(q)(ii) or relieve any such new partner of its obligations thereunder).

(r) Intentionally Deleted.

(s) Confidentiality. Landlord and Tenant each acknowledges that the content of this Lease and any related documents are confidential information. Landlord and Tenant each shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than as required by applicable law (e.g. 8-K and 10-K filings) or to the party’s financial, legal, space planning consultants, any proposed Transferees, and, with respect to the relevant provisions, Tenant’s contractors.

(t) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. No conflicts of law rules of any state or country (including, without limitation, Massachusetts conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than Massachusetts. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the Commonwealth of Massachusetts, with venue in the county in which the Project is located. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the Commonwealth of Massachusetts in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by Massachusetts law and consent to the enforcement of any judgment so obtained in the courts of the Commonwealth of Massachusetts on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of the Commonwealth of Massachusetts were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(u) Office of Foreign Assets Control. Tenant certifies to Landlord that (i) Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control, and (ii) Tenant shall not assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity. Landlord shall have the right to conduct all reasonable searches in order to ensure compliance with the foregoing. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from or related to any breach of the foregoing certification.

(v) Financial Statements. Within ten (10) business days after Tenant’s receipt of Landlord’s written request (but no more than once per calendar year, except in connection with Landlord’s sale or financing of the Project), Tenant shall provide Landlord with current financial statements of Tenant and financial statements for the three (3) calendar or fiscal years (if Tenant’s fiscal year is other than a calendar year) prior to the current financial statement year. Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant. This Section shall not apply to Tenant so long as Tenant is a publicly traded company.

(w) Consequential Damages. In no event shall either Landlord or Tenant be liable for consequential damages except pursuant to Article 5 and 28.

(x) Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(y) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Landlord and Tenant hereby expressly waives the benefit of any statute to the contrary. Tenant agrees that, except as expressly set forth herein, if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to set off of any of the rent or other amounts owing hereunder against Landlord.

(z) Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

(aa) Non-Discrimination. Tenant herein covenants that Tenant and its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions:

“That there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant, or any person claiming under or through Tenant, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, subtenants or vendees in the Premises.”

(bb) Structural/Latent Defects. Landlord shall, at its sole cost and expense and throughout the initial Lease Term and the Option Term (if applicable), repair any structural and/or latent design or construction defects in the construction of the Project of which Landlord has notice or that Landlord discovers.

(cc) Electronic Signature. Either party (the “Signatory”) shall have the right to insert the name of the person executing this Lease in the Signatory’s signature block, and the initials of such person at any places requiring initials, using an electronic signature such as DocuSign (an “Electronic Signature”); in such event (i) the applicable document will not include the Signatory’s original ink signature and (ii) the Signatory shall have no obligation to provide a copy of such document with an original ink signature, unless the other party so requests. A document delivered by a Signatory with an Electronic Signature shall be binding on the Signatory as if the document had been originally executed by the Signatory with an ink signature.

ARTICLE 31

OPTION TO EXTEND

(a) Option Right. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) two (2) options (“Options”) to extend the Term for the entire Premises for a period of ten (10) years each (each, an “Option Term”), which Options shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant and any Affiliated Assignee and may only be exercised by the Original Tenant or an Affiliated Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or Affiliated Assignee occupies at least fifty percent (50%) of the Premises as of the date of Tenant’s Acceptance (as defined in Section 31(c) below).

(b) Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to one hundred percent (100%) of the “Market Rent” (defined below). “Market Rent” shall mean the applicable Monthly Basic Rental, and all escalations, Direct Costs, additional rent and other charges at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions which comparable space is located in commercial laboratory buildings comparable to the Project in the I-93/128 North suburban market area (“Submarket”) taking into consideration all relevant factors. However, the Market Rent shall not be increased to take into consideration any leasehold improvements installed and paid for by Tenant at any time within the Premises.

(c) Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default beyond all applicable notice and cure periods of any of its monetary obligations or material non-monetary obligations on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than fifteen (15) months nor less than nine (9) months prior to the expiration of the Term, stating that Tenant is interested in exercising the Option; (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth Landlord’s proposed Option Rent; and (iv) Tenant shall provide Landlord written notice within fifteen (15) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) stating whether or not it elects to exercise the Option and upon, and concurrent with delivery of such Tenant’s Acceptance notice, Tenant shall state whether it accepts or objects to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the date specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, then the Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice if Tenant accepted the same concurrently with Tenant’s Acceptance, otherwise the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below. If Tenant provides the Interest Notice but informs Landlord within fifteen (15) business days after receipt of the Option Rent Notice that it does not elect to exercise the Option, then Tenant’s Interest Notice shall be rescinded and Tenant shall not be deemed to have exercised its Option.

(d) Determination of Option Rent. If Tenant timely and appropriately objects to Landlord’s determination of the Option Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Option Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i) Landlord and Tenant shall each appoint, within ten (10) business days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Option Rent and shall not be entitled to make a compromise determination).

(ii) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd) arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators years but who shall not have been directly employed by either party in the past three (3) years (it being agreed that such prohibition shall not apply to independent contractors and commercial real estate brokers engaged pursuant to a commission agreement).

(iii) The three (3) arbitrators shall within fifteen (15) days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) business days after the applicable Outside Agreement Date, the arbitrator appointed by one (1) of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi) If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).

(vii) The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 32

RIGHT OF FIRST OFFER

(a) Right of First Offer. Subject to the following terms and conditions, Landlord hereby grants to Tenant an on-going right of first offer with respect to any space located within Pods 2, 3, 4 or 5 of the Project outlined on Exhibit “A” attached hereto and made a part hereof (collectively, “First Offer Space”). Notwithstanding the foregoing (i) such first offer right of Tenant shall become effective only following the expiration or earlier termination of (A) any existing lease pertaining to the First Offer Space, and (B) as to any First Offer Space which is not leased as of the date of this Lease, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease (collectively, the “Superior Leases”), including any renewal or extension of such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) Tenant’s first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights previously granted pursuant to leases fully executed prior to the date of this Lease to (A) the tenants of the Superior Leases and (B) any other tenant of the Project (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Article 32.

(i) Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed material economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “Economic Terms”), including the proposed rent payable for the First Offer Space (but it being agreed that such term shall be calculated as the greater of (i) the remaining Term then applicable to the original Premises and (2) five (5) years. Notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer Notice shall not apply during the last nine (9) months of the initial Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 31(c) above (with specific reference to Tenant’s right to send an early Interest Notice as expressly provided therein) or otherwise extended the Term of this Lease nor shall Landlord be obligated to deliver the First Offer Notice during the last eight (8) months of the initial Term unless Tenant has delivered Tenant’s Acceptance to Landlord pursuant to Section 31(c) above or is deemed to have delivered the same.

(ii) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within fifteen (15) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant’s exercise of its right of first offer with respect to the entire space described in the First Offer Notice, and the Economic Terms shall be as set forth in the First Offer Notice. If Tenant does not unconditionally exercise its right of first offer within the fifteen (15) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s right of first offer shall terminate as to the First Offer Space described in the First Offer Notice; provided, however, that (1) if Landlord has not leased the First Offer Space described in the First Offer Notice within nine (9) months after the date of the First Offer Notice, then Landlord shall again offer such First Offer Space to Tenant prior to leasing such space to a third (3rd) party tenant pursuant to the procedure set forth in this Article 32, and (2) if Landlord intends to enter into a lease upon Economic Terms which are equal to or more than five percent (5%) more favorable to a third (3rd) party tenant than those Economic Terms proposed by Landlord in the First Offer Notice (blending all concessions on a straight-line basis over the applicable lease terms), Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the First Offer Space on such more favorable Economic Terms. Tenant’s failure to elect to lease the First Offer Space upon such more favorable Economic Terms by written notice to Landlord within ten (10) business days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such more favorable Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice. If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 32(a) above, Tenant shall have no further right to lease such First Offer Space until the expiration or earlier termination of such lease, in which event the rights set forth herein shall again apply. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(iii) Construction of First Offer Space. Tenant shall take the First Offer Space in its “as-is” condition, and Tenant shall be entitled to construct improvements in the First Offer Space in accordance with the provisions of Article 9 of this Lease.

(iv) Lease of First Offer Space. If Tenant timely and properly exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Section 32(a). Unless otherwise specified in Landlord’s Economic Terms, Tenant shall commence payment of rent for the First Offer Space and the Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant.

(v) No Defaults. The rights contained in this Section 32(a) shall be personal to the Original Tenant, and may only be exercised by the Original Tenant and an Affiliated Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or such Affiliated Assignee occupies at least fifty percent (50%) of the Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Offer Space as provided in this Section 32(a) if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease beyond applicable notice and cure periods.

ARTICLE 33

SIGNAGE

Tenant shall have the right, at Tenant’s sole cost and expense, to install (i) façade signage above the entrance to the Premises on the Project’s exterior at a location to be mutually agreed upon by Landlord and Tenant and (ii) the top strip on the Project’s “monument” sign at the Project entrance (collectively, “Tenant’s Signage”). Tenant’s Signage shall be subject to Landlord’s approval as to size, design, location, graphics, materials, colors and similar specifications.

Provided that Tenant’s signage shall be consistent with the exterior design, materials and appearance of the Project and the Project’s signage program now in effect (or hereafter adopted by Landlord in good faith), Landlord shall not unreasonably withhold, condition, or delay its consent to Tenant’s signage and agrees that its approval shall not be withheld solely on the basis of Tenant’s logo and trade dress. Tenant’s Signage subject to all applicable local governmental laws, rules, regulations, codes and Tenant’s receipt of all permits and other governmental approvals and any applicable covenants, conditions and restrictions. Tenant’s Signage shall be personal to the Original Tenant, or an Affiliated Assignee, any other assignee of this Lease permitted in accordance with Article 15, and any sublease to an Affiliate or other third party provided that such sublease is for at least 90% of the Premises and 90% of the remaining term (but in no event less than five (5) years). Landlord has the right, but not the obligation, to oversee the installation of Tenant’s Signage. The cost to maintain and operate, if any, Tenant’s Signage shall be paid for by Tenant. The cost of any utility usage for Tenant’s Signage shall also be paid for by Tenant. Upon the expiration of the Term, or other earlier termination of this Lease, Tenant shall be responsible for any and all costs associated with the removal of Tenant’s Signage, including, but not limited to, the cost to repair and restore the Project to its original condition, normal wear and tear excepted.

[ Signatures appear on following page ]

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as a sealed Massachusetts instrument as of the date first above written.

“LANDLORD”	IQHQ-4 CORPORATE, LLC, a Delaware limited liability company

	By:	/s/ Tracy a. Murphy
Print Name: Tracy A. Murphy
Title: President

“TENANT”	ONCORUS, INC., a Delaware corporation

	By:	/s/ Ted Ashburn
Print Name: Ted Ashburn
Title: CEO

EXHIBIT “A”

PREMISES

EXHIBIT “A”

EXHIBIT “A-1”

BUILDING/LABORATORY SYSTEMS MAINTAINED BY LANDLORD

Description

1.	Central vacuum system

2.	Central di-ionized/Reverse Osmosis water system

3.	High pressure steam system

4.	Process cooling water system

5.	Base building security and card access system

6.	Central Uninterruptible Power System (UPS) in Pods 4 and 5

7.	Emergency electrical power distribution system

8.	pH neutralization system (subject to use and permit by the Greater Lawrence Sanitary District)

9.	Hot and cold potable and non-potable water systems

10.	Compressed air distribution

11.	Elevators

12.	Air handler #6 and applicable Exhaust fan

EXHIBIT “A-1”

EXHIBIT “B”

RULES AND REGULATIONS

1. No sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord’s prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All Tenant’s approved signs or lettering on doors and walls visible from outside the Premises shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.

2. Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from persons authorized by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed, and at the hours and under regulations reasonably fixed by Landlord. No vending machines or machines of any description shall be installed, maintained or operated upon the Premises without Landlord’s prior written consent, other than vending machines for the sole us of Tenant, its employees and visitors.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant’s Premises. Under no circumstances is trash to be stored in the corridors. Notice must be given to Landlord for any large deliveries. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project only at times and in the manner reasonably designated by Landlord, and always at Tenant’s sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours. All damage done to the Project by Tenant’s moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s actual, reasonable expense. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as reasonably possible after received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas reasonably designated for disposal.

4. Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

5. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, ceilings or floor or in any way deface the Premises, except as is normal and customary to hang decorations in the Premises or as otherwise approved by Landlord as an Alteration in accordance with the terms of the Lease. Tenant shall not place typed, handwritten or computer generated signs in the corridors or any other common areas. Should there be a need for signage additional to the Project standard tenant placard, a written request shall be made to Landlord to obtain approval prior to any installation. All costs for said signage shall be Tenant’s responsibility.

6. In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord’s consent thereto. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall be promptly removed by Tenant, at Tenant’s cost, upon Landlord’s written notice of such determination and demand for removal thereof.

EXHIBIT “B”

7. Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

8. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.

9. Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises visible from outside the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering reasonably established or approved by Landlord.

10. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system. Tenant shall not tamper with or change the setting of any thermostats or control valves. Tenant shall participate in recycling programs reasonably undertaken by Landlord as part of Landlord’s sustainability practices including, without limitation, the sorting and separation of its trash and recycling into such categories as required by such sustainability practices.

11. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.

12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or unreasonably disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.

13. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that the preparation of coffee, tea, hot chocolate, food items typically prepared or microwaved in office pantries, and similar items for tenants, their employees and visitors shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave, to heat microwavable items typically heated in an office, and to use a standard toaster for toasting bagels and other types of bread. No hot plates or similar open element cooking apparatus shall be permitted in the Premises.

14. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Project must be of a quality, type, design and bulb color approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.

15. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, such approval not to be unreasonably withheld, conditioned, or delayed, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall reasonably deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord’s locksmith only.

EXHIBIT “B”

16. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from and discontinue such advertising.

17. Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and legal holidays and may at all times control access to the equipment areas of the Project outside the Premises. Each tenant shall be responsible for all persons for whom it requests after-hours access and shall be liable to Landlord for all acts of such persons. Landlord shall have the right from time to time to establish reasonable rules and charges pertaining to freight elevator usage, including the allocation and reservation of such usage for tenants’ initial move-in to their premises, and final departure therefrom. Landlord may also establish from time to time reasonable rules and charges for accessing the equipment areas of the Project, including the risers, rooftops and telephone closets.

18. Any person employed by any tenant to do janitorial work shall, while in the Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord).

19. All doors opening on to public corridors shall be kept closed, except when being used for ingress and egress. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.

20. Reserved.

21. Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.

22. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings reasonably approved by Landlord, to absorb or prevent any vibration, noise or annoyance outside of the Premises.

23. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord. Tenant shall pay the cost of all electricity used for air-conditioning in the Premises if such electrical consumption exceeds normal office requirements, regardless of whether additional apparatus is installed pursuant to the preceding sentence.

24. There shall not be used in any space, or in the public halls of the Project, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.

25. All electrical fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall not permit the consumption in the Premises of more than 2 1⁄2 watts per net usable square foot in the Premises in respect of office lighting. In the event that such limits are exceeded, Landlord shall have the right to require Tenant to remove lighting fixtures and equipment and/or to charge Tenant for the cost of the additional electricity consumed.

26. Parking.

(a) Subject to Landlord’s reasonable security requirements, repairs made by Landlord to the Project pursuant to the terms of the Lease and Articles 16 and 18 of the Lease, Tenant shall have access to the Project parking facility twenty-four (24) hours per day, seven (7) days per week throughout the Term.

(b) Automobiles must be parked entirely within the stall lines on the floor.

EXHIBIT “B”

(c) All directional signs and arrows must be observed.

(d) The speed limit shall be 5 miles per hour.

(e) Parking is prohibited in areas not striped for parking.

(f) Parking cards or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator). Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $30.00 for loss of any parking card.

(g) The monthly rate for parking is payable one (1) month in advance and must be paid by the third business day of each month. No deductions or allowances from the monthly rate will be made for days parker does not use the parking facilities.

(h) Tenant may validate visitor parking by such method or methods as the Landlord may approve, such approval not to be unreasonably withheld, conditioned, or delayed, at the validation rate from time to time generally applicable to visitor parking.

(i) Landlord (and its operator) may refuse to permit any person who intentionally or knowingly violates the within rules to park in the Project parking facility more than three (3) times, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker’s expense. In either of said events, Landlord (or its operator) shall refund a prorata portion of the current monthly parking rate and the sticker or any other form of identification supplied by Landlord (or its operator) will be returned to Landlord (or its operator).

(j) Project parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

(k) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

(l) Loss or theft of parking identification devices from automobiles must be reported to the Project parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.

(m) The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

(n) intentionally deleted.

(o) Tenant agrees to acquaint all employees with these Rules and Regulations.

(p) No vehicle shall be stored in the Project parking facility for a period of more than one (1) week.

27. The Project is a non-smoking Project. Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project, is prohibited.

28. Tenant shall not, without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about any of the Premises or Project.

EXHIBIT “B”

EXHIBIT “C”

NOTICE OF TERM DATES

AND TENANT’S PROPORTIONATE SHARE

TO:	DATE:

RE: Lease dated ________________, 20__, between ________________________________ _____________________________(“Landlord”), and         _________________________ ______________________________(“Tenant”), concerning Suite ________, located at                     __________________________________________.

Ladies and Gentlemen:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction, except as follows:                                                                         .

2. That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of ____________ for a term of ________________________ ending on ________________________.

3. That in accordance with the Lease, Basic Rental commenced to accrue on ________________________.

4. If the respective Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

5. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to ________________________ at ________________________________________________.

6. The exact number of rentable square feet within the Premises is __________ square feet.

7. Tenant’s Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is _______%.

AGREED AND ACCEPTED:

TENANT:

                                                                                  ,

a

By:

Its:

EXHIBIT ONLY

***DO NOT SIGN***

EXHIBIT “C”

EXHIBIT “D”

TENANT WORK LETTER

ONCORUS, INC.

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Premises.

SECTION 1

LANDLORD’S CONSTRUCTION

1.1 Landlord’s Initial Construction. Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and (ii) of the floor of the Project on which the Premises is located (collectively, the “Base, Shell and Core”). Tenant has inspected and hereby approves the condition of the Premises and the Base, Shell and Core, and agrees that the Premises and the Base, Shell and Core shall be delivered to Tenant in their current “as-is” condition; provided, however, Landlord shall deliver the Premises to Tenant in broom clean condition with the mechanical, plumbing, common HVAC systems, life/safety, and other Building systems servicing the Premises in good working order and condition no later than the Estimated Delivery Date (as defined in the Lease) as such date may be extended under Article 2 of the Lease. If Landlord fails to deliver the Premises to Tenant in the condition specified in the immediately preceding sentence, then Tenant may, as Tenant’s sole remedy (provided, however, Tenant shall retain any remedies under Article 2 and Section 30(bb) of the Lease and the foregoing shall not affect Landlord’s ongoing repair and maintenance obligations), notify Landlord in writing, which notice shall specify the particular items which are not in compliance and Landlord shall perform the work necessary to cause the Premises to be in the required condition. Tenant’s failure to deliver such written notice to Landlord within sixty (60) after the earlier of the Pod 4 Portion Commencement Date or the Pod 5 Portion Commencement Date, as the case may be, shall be deemed to constitute Landlord’s satisfaction of such obligation. If Tenant timely delivers such written notice to Landlord, Landlord shall, at Landlord’s sole cost and expense, promptly correct any such items (except to the extent that such repair is attributable to the acts or omissions of Tenant or Tenant’s contractors or agents (in which event Tenant shall be solely responsible for the same). The renovations to the improvements by or on behalf of Tenant in the Premises shall be designed and constructed pursuant to this Tenant Work Letter.

1.2 Landlord’s Base Building Work.

1.2.1 Notwithstanding anything to the contrary herein or in the Lease, in addition to the Base, Shell and Core, (i) Landlord shall use a contractor retained by Landlord pursuant to a guaranteed maximum price agreement, perform the work to install a loading dock to service the Premises (the “New Loading Dock”), and (ii) Landlord shall use a contractor retained by Landlord pursuant to a guaranteed maximum price agreement, additionally perform all or any portion of any exterior work to be performed outside of the Premises which relates to the New Loading Dock and which is expressly shown in the Approved Working Drawings (the “Exterior Work,” and together with the New Loading Dock, the “Base Building Improvements”) in substantial accordance with the Approved Working Drawings. Landlord may perform the Base Building Improvements after the actual Delivery Date and concurrently with Tenant performing the Improvements, subject to and in accordance with the Construction Schedule (defined in Section 1.8 below and otherwise subject to extension as a result of Tenant Delays and Uncontrollable Delays as provided herein), and Landlord shall use commercially reasonable efforts to cause the Base Building Improvements to be substantially completed by November 1, 2021 (the “Estimated Base Building Work Completion Date”). If the Base Building Improvements are not substantially complete by the Estimated Base Building Work Completion Date, as such date may be extended by any Tenant Delay (as defined in Section 1.9 below) or by any Uncontrollable Delay (as defined in Section 5.6 below), then as Tenant’s sole remedy for such failure, the Pod 5 Portion Commencement Date shall be delayed on a day-for-day basis until the Base Building Improvements are substantially complete.

EXHIBIT “D”

1.2.2 Notwithstanding anything to the contrary herein or in the Lease, Landlord’s actual costs and other Improvement Allowance Items related to the construction of the Base Building Improvements up to the amount of the Base Building Allowance shall be deducted from the Base Building Allowance on a monthly progress basis in order to reimburse Landlord up to the amount of the Base Building Allowance in accordance with the procedure set forth in Section 1.2.2.1 below. If the actual costs and other Improvement Allowance Items related to the construction of the Base Building Improvements exceeds the Base Building Allowance, then Tenant shall reimburse Landlord for such amounts as Additional Rent and in immediately payable funds, on a monthly basis within thirty (30) days after receipt of an invoice therefor (each a “Tenant’s Base Building Work Excess Payment”). Notwithstanding the foregoing, in no event shall Landlord be required to expend any amounts in excess of the Base Building Allowance in connection with the design and completion of the Base Building Improvements and any costs in excess of the Base Building Allowance shall be Tenant’s sole responsibility (but may be included as an Improvement Allowance Item).

1.2.2.1 With respect to any portion of the Base Building Allowance that is to be deducted by Landlord to pay for allowable costs that were incurred by Landlord in connection with the Base Building Improvements, as a condition to Landlord’s being entitled to deduct any portion of the Base Building Allowance for such costs, Landlord shall provide Tenant with a written statement (in substantial conformance with the G702 format) indicating the amount requested to be paid from the Base Building Allowance together with certification from Landlord’s contractor as to the portion of the Base Building Improvements that is completed, and Tenant shall provide its approval thereof (or detailed reasons for reasonable disapproval in writing) within seven (7) days after submission to Tenant. If Tenant reasonably disputes all or a portion of the amount submitted by Landlord, then Tenant shall provide a Refusal Notice within said seven (7) day period and the parties shall then follow the procedure set forth in the second paragraph of Section 2.2.1 below.

1.3 Additional Programming Information. Tenant shall deliver to Landlord, in writing, all information (collectively, the “Additional Programming Information”, including all architectural and engineering requirements) that will be sufficient for Landlord’s architect to incorporate Tenant’s requirements in the Base Building Construction Drawings (as defined herein). Tenant shall deliver to Landlord the Additional Programming Information in connection with the door openings and curtain wall on or prior to March 1, 2021, and the remaining Additional Programming Information on or prior to May 1, 2021 (with such dates to be referred to herein as the “Additional Programming Information Deadlines”). The Additional Programming Information shall be (a) consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Project (collectively, the “Landlord Requirements”), and (b) otherwise subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold is approval in its sole but good faith discretion). Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within ten (10) days after Landlord’s receipt thereof; however, if Landlord does not provide such approval or disapproval within such ten (10) day period, Tenant may so notify Landlord in writing and if Landlord again does not approve or disapprove such plans and specifications within five (5) business days after Landlord’s receipt of such notice, Landlord shall be deemed to have approved such plans and specifications. If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. Such approved Additional Programming Information shall be referred to herein as the “Approved Additional Programming Information.” If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or other contractors or consultants of Landlord to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof and, subject to Section 2.2 below, all costs relating thereto.

1.4 Base Building Construction Drawings. After approving the Additional Programming Information, Landlord shall cause Landlord’s architects and engineers to prepare and deliver to Tenant the final architectural and engineering (and, if applicable, structural) working drawings for the Base Building Improvements that are in a form that (a) when combined with the Approved Additional Programming Information but not expressly incorporated into such working

EXHIBIT “D”

drawings, will be sufficient to enable Landlord’s contractor and its subcontractors to bid on the Base Building Improvements, and (b) will be sufficient to obtain any permits for the Base Building Improvements (the “Base Building Construction Drawings). The Base Building Construction Drawings shall conform to the Approved Additional Programming Information. The architect’s preparation and delivery of the Base Building Construction Drawings shall occur within fifteen (15) business days after Landlord’s approval of the Additional Programming Information. Tenant shall approve or reasonably disapprove the Base Building Construction Drawings by notice to Landlord within ten (10) days after Tenant’s receipt thereof; however, if Tenant does not provide such approval or disapproval within such ten (10) day period, Landlord may so notify Tenant in writing and if Tenant again does not approve or disapprove such plans and specifications within five (5) business days after Tenant’s receipt of such notice, Tenant shall be deemed to have approved such plans and specifications. If Tenant disapproves the Base Building Construction Drawings, then Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Base Building Construction Drawings. After receiving such notice of disapproval, Landlord shall cause the architect to revise the Base Building Construction Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to cause the architect to make any revision to the Base Building Construction Drawings that conflicts with the Landlord Requirements, is a Design Problem or is otherwise reasonably disapproved by Landlord. Such revision and resubmission shall occur within five (5) business days after Landlord’s receipt of Tenant’s notice of disapproval if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than fifteen (15) business days after such receipt) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Base Building Construction Drawings. Such approved Base Building Construction Drawings shall be referred to herein as the “Approved Base Building Construction Drawings.”

1.5 Construction Pricing. Within fifteen (15) business days after the Base Building Construction Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord’s reasonable estimate (the “Construction Pricing Proposal”) of the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Base Building Improvements pursuant to the Approved Base Building Construction Drawings and the Approved Additional Programming Information, and which shall detail the application of the Base Building Allowance and show any overage in the estimated aggregate cost for the design and construction of the Base Building Allowance and other allowable costs in excess of the Base Building Allowance. The Construction Pricing Proposal shall include a line item stating the guaranteed maximum price (which shall include a customary contingency amount) set forth in Landlord’s agreement with the general contractor for the Base Building Improvements. Tenant shall provide Landlord with notice approving or reasonably disapproving the Construction Pricing Proposal within ten (10) days after Tenant’s receipt thereof; however, if Tenant does not provide such approval or reasonable disapproval within such ten (10) day period, then Landlord may so notify Tenant in writing and if Tenant again does not approve or disapprove such plans and specifications within five (5) days after Tenant’s receipt of such notice, then Tenant shall be deemed to have approved the Construction Pricing Proposal. If Tenant disapproves the Construction Pricing Proposal, then Tenant’s notice of reasonable disapproval shall be accompanied by proposed revisions to the Approved Base Building Construction Drawings and/or the Approved Additional Programming Information that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 1.6 below. Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant. Upon Tenant’s approval (or deemed approval) of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and begin construction relating to such items in accordance with the Construction Schedule (as hereinafter defined).

1.6 Revisions.

1.6.1 If Tenant or any party acting on behalf of Tenant requests any revisions to the Approved Additional Programming Information or the Approved Base Building Construction Drawings (collectively, the “Approved Base Building Plans”), then Landlord shall provide Tenant with notice approving or disapproving (such approval not to be unreasonably withheld, conditioned, or delayed) such revision, and, if Landlord approves such revision, Landlord shall deliver to Tenant notice of any resulting change in the most recent Construction Pricing Proposal, together with an estimate of the impact on the Construction Schedule, if any, together with a copy of the revision itself, in the case of the Approved Additional Programming Information, within

EXHIBIT “D”

five (5) business days (or, in the case of the Approved Base Building Construction Drawings that requires use of a third-party, within fifteen (15) business days, otherwise within five (5) business days) after Landlord’s receipt of such request, whereupon Tenant, within two (2) business days, shall notify Landlord whether it desires to proceed with such revision; however, if Tenant does not provide such authorization within such two (2) business day period, then Landlord may so notify Tenant in writing and if Tenant again does not authorize such revision within one (1) business day after Tenant’s receipt of such notice, Tenant shall be deemed to have declined proceeding with such revision. Without limitation, it shall be deemed reasonable for Landlord to disapprove any such proposed revision that conflicts with the Landlord Requirements.

1.6.2 Except in connection with changes (i) required by Code, (ii) to comply the Approved Base Building Construction Drawings or (iii) otherwise necessitated due to unforeseen physical conditions, Landlord shall not materially revise the Approved Base Building Plans without Tenant’s consent. However, any non-material field changes may be made without Tenant’s consent. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any material revision to the Approved Base Building Plans within two (2) business days after receiving Landlord’s request for approval thereof; however, if Tenant does not provide such approval or disapproval within such two (2) business day period, Landlord may so notify Tenant in writing and if Tenant again does not approve or disapprove such revision within one (1) business days after Tenant’s receipt of such notice, Tenant shall be deemed to have approved such revision. For purposes hereof, any change order affecting the Approved Base Building Plans shall be deemed a revision thereto.

1.7 Approval Deadline. The parties shall agree upon the Construction Pricing Proposal pursuant to Section 1.5 above on or before Approval Deadline (defined below). As used in this Tenant Work Letter, “ Approval Deadline” means the date which is forty-five (45) days after the Base Building Construction Drawings are approved by Landlord and Tenant.

1.8 Construction Schedule. Landlord and Tenant shall cooperate with the other party and the other party’s architect, contractor and other consultants to mutually agree upon a detailed critical path construction schedule containing the major components of the Base Building Improvements and the Improvements (the “Construction Schedule”) which will enable Landlord to complete the Base Building Improvements and Tenant to complete the Improvements as required in this Tenant Work Letter.    Tenant may request to modify the agreed upon Construction Schedule for the Base Building Improvements upon at least ten (10) days’ prior written notice to Landlord in the event Tenant determines, in Tenant’s good faith and reasonable discretion, that it is reasonably necessary for any component of the Improvements to be performed ahead of any component of the Base Building Improvements in order to reduce or eliminate impact on completing the Improvements, provided the aggregate delays to the Construction Schedule shall not exceed a total of ninety (90) days in connection with Tenant’s exercise of its right pursuant to this Section 1.8 to request any such modification. If Tenant requests to modify the agreed upon Construction Schedule for the Base Building Improvements, any actual delay in completing the Base Building Improvements as a result of such modification to the Construction Schedule shall be a Tenant Delay and any actual costs incurred by Landlord as a result of such modification to the Construction Schedule shall be reimbursed by Tenant to Landlord, which costs may be deducted by Landlord from the Base Building Allowance as part of Improvement Allowance Items or otherwise paid by Tenant as part of Tenant’s Base Building Work Excess Payments in accordance with the provisions of this Tenant Work Letter. Landlord agrees to provide Tenant with a good faith estimate of the actual delay and costs that would be incurred if Tenant elects to modify the agreed upon Construction Schedule for the Base Building Improvements prior to effectuating such modification or taking acts in furtherance thereof; provided, however, if Tenant elects to proceed with such modification, such estimate shall not limit the amount of delay or costs for which Tenant is responsible.

SECTION 2

IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of $13,227,600.00 (based on $150.00 per rentable square foot of the Premises) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises or exclusively serving the Premises) (the “Improvements”) and for the other Improvement Allowance Items described

EXHIBIT “D”

in Section 2.2 below. In addition to the Improvement Allowance and subject to the terms and conditions of Section 1.2 above, Tenant shall be entitled to a one-time additional base building allowance (the “Base Building Allowance”) in the amount of $1,000,000.00 for the costs relating to the initial design and construction of the Base Building Improvements and for the other Improvement Allowance Items described in Section 2.2 below and it being agreed that any unused portion of the Base Building Allowance may be applied to the Improvement Allowance Items otherwise relating to the Tenant’s Improvements and the costs incurred by Tenant for exterior work, structural frames and/or footings, or other base building work performed by Tenant as part of the Improvements. In no event shall the Base Building Allowance be utilized toward the costs of Improvements except as provided above and in no event shall the Improvement Allowance be used toward the cost of construction of the Base Building Improvements; provided, however, both the Base Building Allowance and Improvement Allowance may be used toward the costs of the Improvement Allowance Items. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter (including for Improvement Allowance Items described in Section 2.2. below) in a total amount which exceeds the Improvement Allowance, the Base Building Allowance and the Test Fit Allowance. Further, in no event shall Tenant be entitled to any credit for any portion of the Improvement Allowance and/or the Base Building Allowance not used or requested by Tenant by the date that is eighteen (18) months after the latest to occur of (i) the Pod 4 Portion Commencement Date or (ii) Pod 5 Commencement Date, as the case may be. In addition to the Improvement Allowance and Base Building Allowance, Landlord hereby agrees to reimburse Architect to prepare a “test fit” plan for the Premises and one (1) revision thereto, up to $8,818.40 (based upon $0.10 per rentable square foot of the Premises) (the “Test Fit Allowance”).

2.2 Disbursement of the Improvement Allowance. Except as set forth in Section 1.2 above and as otherwise set forth in this Tenant Work Letter, the Improvement Allowance and Base Building Allowance, as the case may be, shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) to Tenant (or at Landlord’s election, to Contractor) with respect to the Improvements and to Landlord (by deduction) with respect to the Base Building Improvements for the actual costs related to the design and construction of the Improvements and/or the Base Building Improvements and for the following items and costs associated with each respectively (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter in connection with design of the Improvements, payment of fees to Landlord’s architect and contractor in connection with design of the Base Building Improvements, payment of fees to consultants and other contractors (including, without limitation, project manager and construction manager), and, subject to the terms and conditions of Section 4.3 below, payment of the actual, out-of-pocket fees incurred by, and the actual, out-of-pocket cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter or the “Base Building Construction Drawings,” as that term is defined in Section 1.5 of this Tenant Work Letter; (ii) the cost of permits, inspections, and construction supervision fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings or the Base Building Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements (or the Base Building Construction Drawings or the Base Building Improvements as the case may be) required by applicable building codes (the “Code”); (v) the cost of cabling (it being agreed that Tenant may apply for reimbursement of telecommunications/data wiring with respect to the Improvement Allowance only); (vii) the “Landlord Coordination Fee”, as that term is defined in Section 4.3 of this Tenant Work Letter; (vii) all actual costs incurred by Landlord as a result of Tenant’s request to modify the Construction Schedule pursuant to Section 1.8 above after mutual agreement of the Construction Schedule to the extent that Section 1.8 permits reimbursement of the same, and (viii) all actual out-of-pocket expenses incurred by Landlord as a direct result of Tenant’s performance of the Improvements or the Base Building Improvements subject to the terms and conditions of Section 4.3 below. However, in no event shall more than $1,999,164.40 (calculated as fifteen percent (15%) of the Improvement Allowance) or more than $150,000.00 of the Base Building Allowance (calculated as fifteen percent (15%) of the Base Building Allowance) be used for the items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be paid by Tenant. In no event shall the Improvement Allowance or Base Building Allowance be used for any relocation costs, furniture, fixtures and equipment or holdover rent. During the construction of the Improvements and Base Building Improvements, Landlord shall make monthly disbursements of the Improvement Allowance and/or monthly deductions from the

EXHIBIT D”

Base Building Allowance (as the case may be) for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant in the case of the Improvement Allowance and shall authorize deductions in the case of the Base Building Allowance, as follows (it being agreed that the following provisions shall apply separately but in the same manner as it relates to the disbursement of the Improvement Allowance or deductions from the Base Building Allowance, as applicable and otherwise mutatis mutandis):

2.2.1 Monthly Disbursements/Deductions. The Improvement Allowance (with respect to the Improvement Allowance Items set forth in clauses (i), (ii) as to permits, and (vii) of Section 2.2 above only) in connection with the Improvement Allowance and Base Building Allowance, as the case may be, will be available for monthly disbursements or deduction from and after the date of this Lease subject to the requirements set forth in this Tenant Work Letter and thereafter the remaining portion of the Improvement Allowance and Base Building Allowance will be available after the commencement of construction of the Improvements and/or the Base Building Improvements, as the case may be, for monthly disbursements or deduction subject to the requirements set forth in this Tenant Work Letter. Not more than once per calendar month, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a commercially reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, reasonably detailing the portion of the work completed and the portion not completed; (ii) invoices from “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises for which Tenant is requesting disbursement from the Improvement Allowance; (iii) executed conditional mechanic’s lien releases in statutory form from the Tenant’s Agents who performed work or provided services for which Tenant is requesting disbursement, such lien releases to comply with the appropriate provisions, as reasonably determined by Landlord, of any requirements under applicable laws; and (iv) all other information reasonably requested by Landlord. Thereafter, Landlord shall deliver a check to Tenant within thirty (30) days of receipt of Tenant’s requisition request in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a five percent (5%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention).

Landlord shall have the option to inspect and approve the applicable Improvements for compliance with the “Approved Working Drawings,” as that term is defined in Section 3.5 below, and verify the invoices and waivers; provided, however, such review, approval and verification shall not extend the thirty (30) day period within which Landlord shall make payment to Tenant for the amount set forth in the requisition request, except as expressly provided below. If Landlord reasonably disputes all or a portion of the amount of the requisition request, then Landlord shall inform Tenant of the same by written notice explaining Landlord’s reasons, in reasonable detail, why some or all of the amounts described in Tenant’s requisition request are not due and payable by Landlord (“Refusal Notice”) and Landlord (and, at Landlord’s election, Landlord’s architect and/or engineer for the Project) shall meet to discuss the matter with Tenant (and, at Tenant’s election, member of its design and construction team) (which meeting may be held via audio and/or video conferencing call (e.g. Zoom) or a similar medium) as soon as reasonably possible but in no event more than five (5) business days after the date Landlord provides Tenant with its Refusal Notice. If Landlord reasonably disputes only a portion of the amount requested in the requisition, Landlord shall timely pay Tenant the undisputed amount. The parties agree to work together in good faith to resolve any dispute with diligence; provided, however, each party shall retain its right to elect to have such dispute resolved by binding arbitration pursuant to Section 2.2.5 below. If the dispute is resolved outside of arbitration, and Landlord and Tenant agree that Landlord must pay Tenant for all or a portion of the disputed portion previously withheld, such payment shall be made within ten (10) days of resolution of the dispute, including interest at the Interest Rate. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of the Improvements in the Premises, and within thirty (30) days after satisfaction of the following: (i) Tenant delivers to Landlord properly executed unconditional mechanics lien releases in compliance with any requirements of applicable laws, (ii) Landlord has determined that no substandard work exists which materially and adversely affects the mechanical, electrical,

EXHIBIT “D”

plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the curtain wall of the Project, the structure or exterior appearance of the Project, which determination by Landlord shall occur as soon as reasonably practical but not later than ninety (90) days after notice from Tenant that the Improvements are substantially completed (which shall include Architect’s certification as required in clause (iii) below), and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed and a certificate of occupancy (or its equivalent) shall have been issued by the appropriate governmental authorities for the applicable Premises.

2.2.3 Pro Rata Disbursements. Notwithstanding anything to the contrary in Section 2.2 above, Landlord shall only be required to make progress and final retention payment disbursements of the Improvement Allowance to Tenant (or, at Tenant’s election, Contractor) equal to Landlord’s pro rata share (based on the proportion of the Improvement Allowance to the final Cost Proposal (as defined in Section 3.4 below) as applied to such particular progress payment, less the Final Retention (i.e., 5% of Landlord’s pro rata share) or such final retention payment, only after Tenant has paid to Contractor Tenant’s pro rata share (based on the remaining proportion of the final Cost Proposal) as applied to such particular progress payment, less the Final Retention or such final retention payment, and such payment by Tenant shall be a condition to Landlord’s obligation to disburse Landlord’s corresponding pro rata portion of the Improvement Allowance (as applied to such particular progress or final retention payment). In the event the actual costs for the Improvements differ from those set forth in the final Cost Proposal, then the amount to be paid by Landlord shall be reconciled no later than the last progress payment such that Tenant receives the full benefit of the Improvement Allowance. For purposes of clarity, there shall be no pro rata disbursement with respect to the Base Building Allowance.

2.2.4 Other Terms. The Improvements and Base Building Improvements shall be deemed Landlord’s property, with Landlord’s right to claim the depreciation of the same, to the extent the Improvement Allowance and the Base Building Allowance are utilized in connection with the Improvements and the Base Building Improvements, as the case may be, and the remaining portion of the Improvements and Base Building Improvements shall be deemed Tenant’s property until the date immediately after the expiration or earlier termination of this Lease, with Tenant’s right to claim the depreciation of same, to the extent Tenant pays the cost for completing the Improvements and Base Building Improvements in excess of the Improvement Allowance and the Base Building Allowance, as the case may be.

2.2.5 Failure to Fund Tenant Improvement Allowance. If Landlord fails to timely fund any monthly payment or the Final Retention of the Improvement Allowance or Base Building Allowance within the time periods set forth above in this Section 2.2, then Tenant shall be entitled to deliver written notice (“Payment Notice”) thereof to Landlord. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord failed to provide Tenant with a Refusal Notice explaining Landlord’s reasons that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord within the thirty (30) day payment period set forth above in Section 2.2 above, then Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s), together with interest at the Interest Rate from the date such payment would have initially been required to be paid by Landlord hereunder (i.e., within the 30 day payment period set forth in Section 2.2) until the date of offset, against Tenant’s first obligations to pay Monthly Basic Rent. However, (i) in no event shall such offset exceed fifty percent (50%) of the Monthly Basic Rent next coming due under the Lease and (ii) Tenant shall not be entitled to any such offset if Tenant is in default under the Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant’s receipt of a Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of Massachusetts under the auspices of JAMS/ENDISPUTE (or any successor to such organization) in Essex County, Massachusetts, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration, the parties shall mutually agree on one of the following methods of payment, (a) Landlord shall pay Tenant for the amount determined to be payable by Landlord in such proceeding together with the interest at the Interest Rate from the date such payment would have initially been require to be paid by Landlord hereunder to the date paid by Landlord or (b) Tenant may offset the amount determined to be payable by Landlord in such proceeding together with interest at the Interest Rate from the date such payment would have

EXHIBIT “D”

initially been required to be paid by Landlord hereunder to the date of offset against Tenant’s next obligations to pay Monthly Basic Rent hereunder (but (i) in no event shall such offset exceed fifty percent (50%) of the Monthly Basic Rent next coming due and (ii) Tenant shall not be entitled to any such offset if Tenant is in default under the Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable.

2.3 Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Project-standard components to be used in the construction of the Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications are available upon request. The quality of Improvements and Base Building Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Specifications.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain engineering consultants approved by Landlord (the “Engineers”), such approval not to be unreasonably withheld, conditioned, or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work, as applicable, of the Improvements and which Construction Drawings shall also include the Base Building Improvements. Landlord hereby approves DPS Group as Tenant’s Architect and an Engineer. The plans, specifications and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings be subject to a drawing format and specifications reasonably acceptable to Landlord, and shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (as defined in Section 3.3 below) (in which event Landlord may withhold its approval in its sole but good faith discretion). Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans that are readily observable, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Landlord and Tenant have approved the plan for the Improvements in the Premises (“Final Space Plan”) attached hereto as Schedule 1 and made a part hereof (subject to changes which Tenant shall submit the same to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold its approval in its sole but good faith discretion).

3.3 Final Working Drawings. Based upon the Final Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Improvements, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold its approval in its sole but good faith discretion). As used herein a “Design Problem” is defined and will be deemed to exist if Landlord’s architect or engineer for the Project determines that there is a material likelihood that any portion of the Improvements (or any subsequent alterations, additions or improvements to the Premises performed by or on behalf of Tenant as set forth in Article 10) will (a) have a material and adverse effect on the exterior appearance of the Building, (b) materially and adversely affect the structural portions or ongoing building systems or operations thereof, or (c) fail to comply in all material respects with all applicable laws, statutes, ordinances, governmental regulations and requirements.

EXHIBIT “D”

3.4 Cost Proposal. After all approvals of the Approved Working Drawings required by the terms of this Tenant Work Letter have been obtained, Tenant will provide Landlord with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the approximate cost of all Improvement Allowance Items as set forth in Section 2.2 above in connection with the design and construction of the Improvements, and which shall detail the application of the Improvement Allowance and show any overage in the estimated aggregate cost for the design and construction of the Improvements and other costs in excess of the Improvement Allowance (the “Cost Proposal”). If the Cost Proposal is changed prior to or during construction of the Improvements, Tenant shall provide Landlord a copy of the same.

3.5 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to promptly submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold its consent in its sole but good faith discretion).

3.6 Review Process. As provided in Section 3.1 of this Tenant Work Letter, the Construction Drawings are subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem. Landlord shall either approve or provide the Tenant with any reasonable comments or input to the Construction Drawings with reasonable specificity in writing within ten (10) days with respect to Improvements for the Pod 4 Portion of the Premises (or within fourteen (14) business days with respect to Improvements for the Pod 5 Portion of the Premises) after the Tenant or Tenant’s Architect submits the Construction Drawings to Landlord. If Landlord does not respond within such ten (10) day or fourteen (14) business day period, as applicable, Tenant shall notify Landlord (the “Second Notice”) in writing that the Construction Drawings shall be deemed approved five (5) business days after the Second Notice, if Landlord does not disapprove the same within such five (5) business day period. Landlord shall be deemed to have approved the applicable Construction Drawings if Landlord does not disapprove of the same within such five (5) business day period. If Landlord provides any such comments within such ten (10) day or fourteen (14) business day period, as applicable, the parties shall work diligently to revise and agree upon the final approved Construction Drawings, subject to the process set forth below.

If Landlord reasonably requires that any Construction Drawings submission from Tenant be modified in order to obtain Landlord’s approval (which comments or reasons for disapproval must be made with reasonable specificity in writing), then Tenant shall resubmit revised Construction Drawings within ten (10) days with respect to Improvements for the Pod 4 Portion of the Premises (or within fourteen (14) business days with respect to Improvements for the Pod 5 Portion of the Premises) after the date Tenant receives any such notice of disapproval, to Landlord incorporating Landlord’s reasonably requested changes and responding to any other issues or questions raised by Landlord in its prior submission. On each occasion, Landlord will provide to Tenant and Tenant’s Architect copies of the marked up plans, drawings and documents to which it has an objection or requires a resubmission, which marked up plans shall indicate Landlord’s objection in reasonable detail. Landlord shall either approve or provide the Tenant with any reasonable comments or input to the revised Construction Drawings with reasonable specificity in writing within five (5) business days after the Tenant or Tenant’s Architect resubmits the same to Landlord. If Landlord does not respond within such five (5) business day period, Tenant shall notify Landlord (the “Second Resubmittal Notice”) in writing that the Construction Drawings shall be deemed approved three (3) business days after the Second Resubmittal Notice, if Landlord does not disapprove the same within such three (3) business day period. Landlord shall be deemed to have approved the applicable resubmitted Construction Drawings if Landlord does not disapprove of the same within such three (3) business day period. Such submission and approval process shall continue until approval is granted as submitted (or deemed granted due to Landlord’s failure to timely respond). If the parties are unable to agree on the Landlord’s approval of the applicable Construction Documents, either party may elect to tender such dispute to be resolved through the Dispute Resolution Process (as hereinafter defined).

EXHIBIT “D”

3.7 Phasing. Landlord acknowledges that the Improvements may be performed in one or more phases not to exceed a total of three (3) phases. Accordingly, Tenant may submit Construction Drawings (including, without limitation, the Final Working Drawings) and apply for Permits relating to each phase at different times. The review, comment, and approval process described above shall apply to all of the phases.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by the Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed; provided, however, Landlord hereby preapproves of Wise Construction as Contractor. Prior to Tenant’s execution of the construction contract and general conditions with Contractor which shall also include a form contract for Tenant’s Contractor (the “Contract”), Tenant shall submit the form Contract to Landlord for its approval with regard to proper insurance and licensing requirements and any other provisions which may materially adversely affect Landlord or Landlord’s interest in the Project, and which approval shall not be unreasonably withheld or delayed by more than five (5) business days after Landlord’s receipt of the Contract. Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a reasonably detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). Notwithstanding Section 2.2 above, if the Final Costs exceed the Tenant Improvement Allowance, Tenant shall be responsible for the excess.

4.2 Tenant’s Agents. All subcontractors, materialmen, and suppliers used by the Tenant (such subcontractors, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. If Landlord does not approve any of the Tenant’s proposed subcontractors, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, materialmen or suppliers for Landlord’s written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any mechanical, electrical, plumbing, life-safety, sprinkler, structural and air-balancing work. Tenant’s Contractor shall competitive bid all subcontractors, materialmen and suppliers and include at a minimum three (3) qualified subcontractors, materialmen and suppliers approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.

4.3 Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in substantial accordance with the Approved Working Drawings and in accordance with the Construction Schedule. Tenant, the Contractor and all of Tenant’s Agents shall abide by Landlord’s construction rules and regulations attached hereto as Exhibit I. The Improvement Allowance shall be charged a logistical coordination fee (the “Landlord Coordination Fee”) to Landlord in an amount equal to .7% of the lesser of (i) the total estimated costs of the Improvements and Base Building Improvements as set forth in the Approved Cost Proposal plus .7% of the estimated costs of any approved change orders or (ii) the total actual cost of the Improvements and Base Building Improvements plus .7% of the actual costs of any approved change orders; provided, however, the Landlord Coordination Fee shall not apply to the cost of any equipment considered capital expenditures under standard real estate accounting principles which exceeds One Hundred Thousand Dollars ($100,000.00). Except for the Landlord Coordination Fee, neither Tenant nor the Improvement Allowance nor the Base Building Improvements shall be charged a fee for Landlord’s supervision, overhead or inspection. Except for the Landlord Coordination Fee and Landlord’s actual, out-of-pocket expenses incurred by Landlord as a direct result of Tenant’s performance of the Improvements, Tenant shall not be charged any fees or charges in connection with the Improvements, Base Building Improvements, or Tenant’s initial moving into the Premises (or any portion thereof). Without limiting the foregoing, throughout the period of construction of the Improvements and Base Building Improvements, and Tenant’s initial moving into the Premises

EXHIBIT “D”

Tenant (i) may use, at no cost to Tenant, the freight elevator (subject to scheduling), (ii) shall be entitled to access to the loading dock (subject to scheduling) at no cost, (iii) shall not be charged any security guard fees, Building engineer charges or tap-in charges, and (iv) shall not be charged any costs or expenses in connection with Landlord’s review and approval of the Construction Drawings (other than as part of the Landlord Coordination Fee).

4.4 Indemnification & Insurance.

4.4.1 Indemnity. Tenant’s indemnity of Landlord as set forth in Article 13 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act, negligence, or willful misconduct of Tenant or Tenant’s Agents in connection with the performance of the Improvements. Landlord’s indemnity of Tenant as set forth in Article 13 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act, negligence, or willful misconduct of Landlord or Landlord’s subcontractors, materialmen, and suppliers used by the Landlord in connection with the performance of the Base Building Improvements.

4.4.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects (except for those inherent in the quality of the Improvements and/or Base Building Improvements in the Construction Documents) in workmanship and materials for a period of not less than one (1) year from the date of substantial completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract with Tenant’s Contractor and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and, to the extent permitted by applicable law, can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary and commercially reasonable to effect such right of direct enforcement.

4.4.3 Insurance Requirements.

4.4.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 14 of this Lease.

4.4.3.2 Special Coverages. Tenant or the Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed, covering the construction of the Improvements, and such other insurance as Landlord requires as set forth in the construction rules and regulations attached hereto as Exhibit I.

4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall promptly repair the same at Tenant’s sole cost and expense.

4.4.4 Governmental Compliance. The Improvements and Base Building Improvements shall comply in all respects with the following: (i) Laws, as they may apply according to the rulings of the controlling public official, agent or other person as of the date of installation; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code to the extent applicable to Innovation Park; (iii) with respect to the Improvements, material and equipment manufacturer’s specifications for the Project that are provided to Tenant prior to submission of the Final Working Drawings to Landlord and for materials and equipment to be installed as part of the Improvements, and (iv) with respect to the Base Building Improvement, in accordance with the Approved Base Building Construction Drawings, and with respect to the Improvements, in accordance with the Approved Working Drawings.

EXHIBIT “D”

4.4.5 Inspection by Landlord. During construction of the Improvements, Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord shall use commercially reasonable efforts to minimize interference to completion of the Improvements and Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements due to Tenant’s failure to comply with the terms of this Tenant Work Letter, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the reasons for such disapproval. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements due to Tenant’s failure to comply with the terms of this Tenant Work Letter shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines following consultation with the architect and/or engineer for the Project on the matter that such disapproval or a defect or deviation exists and such reason for disapproval, defect, or deviation is likely to adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Project, the structure or exterior appearance of the Project or any other tenant’s use of such other tenant’s leased premises, and if Tenant does not correct such defect or deviation promptly after notice from Landlord and a meeting between Landlord and Tenant and/or their respective architects or engineers (which meeting may be held via audio and/or video conferencing call (e.g. Zoom) or a similar medium), Landlord may take such action as Landlord deems necessary in its reasonable discretion following consultation with the architect or engineer of the Project on the matter, at Tenant’s actual, reasonable expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or disapproving matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction; provided, however, Landlord shall communicate and reasonably cooperate with Tenant to determine the most efficient time for such work to occur and Landlord shall not cause the cessation of performance of the construction until the parties have so discussed the matter.

4.4.6 Meetings. Commencing upon the execution of this Lease, Tenant and Landlord shall hold meetings as required at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings, Base Building Construction Drawings, and the construction of the Improvements and Base Building Improvements, which meetings shall be held at a location reasonably designated by Landlord, and Landlord and/or its agents designated by Landlord shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, Architect and/or Contractor shall attend such meetings, and further, upon Tenant’s request, Landlord’s architect and or general contractor shall attend such meetings, to the extent either party’s architect and contractor are reasonably available to attend. All parties shall have the right to participate in the meeting via audio and/or video conferencing call (e.g. Zoom) or a similar medium.

4.4.7 Copy of “As Built” Plans. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “as built” or “record-set” of as-built drawings, as appropriate, are true and correct, with the Architect being permitted to rely upon the information supplied by Contractor for its certification, and (C) to deliver to Landlord two (2) sets of copies of such as-built drawings within ninety (90) days following substantial completion of the Improvements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises installed by or on behalf of Tenant.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. The Tenant has designated Brett Belongia as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

EXHIBIT “D”

5.3 Time of the Essence in This Tenant Work Letter. Time is of the essence with respect to the performance by Tenant and Landlord of every provision of this Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord or Tenant, as applicable, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord or Tenant, as applicable, except as expressly provided otherwise above.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in the Lease or this Tenant Work Letter has occurred at any time, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance until cure of the Event of Default and/or Landlord may cause Contractor to cease the construction of the Premises (and in each such event any resulting delay therefrom shall be deemed to be a Tenant delay) until cure of the Event of Default, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such Event of Default is cured pursuant to the terms of this Lease.

5.5 Construction Defects. Subject to Articles 16 and 18 (Damage or Destruction and Eminent Domain), Landlord shall have no responsibility for the Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Improvements that may appear during or after the completion thereof whether the same shall affect the Improvements in particular or any parts of the Premises in general.

5.6 Delays.

5.6.1 Definitions

5.6.1.1 The term “Uncontrollable Delay” shall mean only an actual delay in the completion of the Improvements or Base Building Improvements resulting from lightning, earthquake, fire, storm, tornado, blizzard, flood, wash out, explosion, industry-wide strike, lockout or labor dispute, civil disturbance, riot, war, act of the public enemy, sabotage, pandemic, epidemic, states of emergency, decrees, orders, ordinances, statutes, moratorium, laws, or other governmental action or proceeding, of or other similar causes beyond the reasonable control of Tenant (but not to exceed a total of ninety (90) days).

5.6.1.2 The term “Landlord Delay” shall mean only an actual delay in the completion of the Improvements and/or Base Building Improvements which is caused by (a) the failure of Landlord to provide authorizations, comments, approvals, submissions, or resubmissions within the time period set forth in this Tenant Work Letter (or if no time is expressly stated, within ten (10) business days after receipt of the request for approval), (b) the failure by Landlord to pay the Improvement Allowance or Base Building Allowance when due under this Tenant Work Letter, (c) unless a more specific provision of this definition applies, any breach by Landlord of this Tenant Work Letter or the Lease beyond any applicable notice and cure period, (d) the performance of any work or activity in the Premises or Project by Landlord, or its agents, employees, contractors, subcontractors, materialmen, or suppliers, unless such work or activity is the Base Building Improvements and the same is being performed in accordance with the agreed upon Construction Schedule for the Base Building Improvements, (e) any other delay identified as a Landlord Delay in this Tenant Work Letter or the Lease.

5.6.1.3 The term “Tenant Delay” shall mean only an actual delay in the completion of the Base Building Improvements which is caused by (a) the failure of Tenant to provide authorizations, comments, approvals, submissions, or resubmissions within the time period set forth in this Tenant Work Letter (or if no time is expressly stated, within ten (10) business days after receipt of the request for approval); (b) any request by Tenant for any revision to, or for Landlord’s approval of any revision to, any portion of the Approved Base Building Plans (except to the extent that such delay results from a breach by Landlord of its obligations under Section 1.6 above); (c) any failure by Tenant to timely pay any Tenant’s Base Building Work Excess Payment pursuant to its obligations hereunder; (d) unless a more specific provision of this definition applies, any breach by Tenant of this Tenant Work Letter or the Lease beyond any

EXHIBIT “D”

applicable notice and cure period); (e) any requirement of Tenant for materials, components, finishes or improvements that are not available in a commercially reasonable time given the Estimated Base Building Work Completion Date, provided that (1) such item is not part of the Standard Improvement Package and (2) Landlord informs Tenant that such item will cause a Tenant Delay and Tenant elects not to change the material, component, finish or improvement to one which is available in a commercially reasonable time given the Estimate Base Building Work Completion Date; (f) any actual delay in completing the Base Building Improvements as a result of Tenant’s request to modify the Construction Schedule pursuant to Section 1.8 above, (g) any change to the Base, Shell or Core of the Premises or Building required by the Approved Base Building Construction Drawings; (h) any other delay identified as a Tenant Delay in this Tenant Work Letter or the Lease, or (i) the performance of any work or activity outside of the Premises by Tenant, or its agents, employees, contractors, subcontractors, materialmen, or suppliers, unless such work or activity is the Improvements and the same is being performed in accordance with the agreed upon Construction Schedule for the Improvements.

5.6.2 Calculations of Delay

5.6.2.1 Notwithstanding anything to the contrary contained herein, Uncontrollable Delay, Landlord Delay, and Tenant Delay shall not include any of the foregoing delays to the extent caused by the acts, omissions, or misconduct of the party (or its agents, employees, contractors, subcontractors, materialmen, or suppliers) claiming the benefit of the delay.

5.6.2.2 No Uncontrollable Delay shall be deemed to have occurred unless the party claiming the benefit of the Uncontrollable Delay has notified the other party that an event giving rise to an Uncontrollable Delay is about to occur or has occurred which will cause a delay in the completion of the Improvements and/or Base Building Improvements or the situation giving rise to a potential Uncontrollable Delay has not otherwise ceased to exist within one (1) business day after the receipt of such notice by Landlord or Tenant, as the case may be, in which case the number of days of delay after such notice shall be an Uncontrollable Delay; provided, however, if the cause for the Uncontrollable Delay is of the nature that the responsible party could not reasonably remedy the situation (e.g. construction shutdown due to COVID-19 or a blizzard), then, if such other party does not already have notice of the Uncontrollable Delay, the party charged to perform shall provide the other with notice of the Uncontrollable Delay promptly following the same and the Uncontrollable Delay shall be deemed to have commenced on the first actual date the Improvements or Base Building Improvements are delayed due to an Uncontrollable Delay.

5.6.2.3 Notwithstanding the foregoing, no Tenant Delay or Landlord Delay pursuant to this Section 5.6 (except as to items for which the time period for Tenant’s or Landlord’s authorizations, comments, approvals, submissions, or resubmissions is expressly set forth herein or any actual delay under subsection 5.6.1.3(f) above) shall be deemed to have occurred unless and until the party claiming the benefit of the delay has provided written notice to other party specifying the action or inaction that the claiming contends constitutes a Tenant Delay or Landlord Delay, as applicable. If such action or inaction is not cured within one (1) business day after receipt of such notice, then a Tenant Delay or Landlord Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days that substantial completion of the Base Building Improvements or Improvements was in fact delayed as a result of such action or inaction.

5.6.3 Remedies

5.6.3.1 Notwithstanding any contrary provision of this Tenant Work Letter, the Estimated Base Building Work Delivery Date shall be extended on a day-for-day basis for each day of Tenant Delay or Uncontrollable Delay.

5.6.3.2 The fixed dates specified in Section A of the Summary relating to the respective Commencement Dates shall be extended one (1) day for each day that Tenant is actually delayed in completing the Improvements and/or Base Building Improvements in any portion of or serving the Premises as a result of an “Uncontrollable Delay” or a “Landlord Delay”.

5.7 Punchlist. Upon substantial completion of the Base Building Improvements, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Base Building Improvements in the Premises to identify any “punchlist” items (i.e., minor defects or conditions in such Base Building Improvements that do not impair Tenant’s ability to utilize the Premises for the purposes permitted hereunder), which items Landlord shall repair or

EXHIBIT “D”

correct no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Landlord shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion.

5.8 Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall use commercially reasonable efforts not to interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to any portion of the Project; provided, however, Landlord agrees that Tenant shall have access to the Premises to perform the Improvements and to the areas where work for the Base Building Improvements are being performed in accordance with the Construction Schedule, subject to the terms and conditions of Section 9(j) of the Lease.

EXHIBIT “D”

Schedule 1

Final Plans

[to be inserted]

EXHIBIT “D”

EXHIBIT “E”

LETTER OF CREDIT

IQHQ-4 Corporate, LLC

c/o IQHQ, L.P.

674 Via De La Valle, Suite 206

Solana Beach, CA 92075

Attn: __________________

RE: Irrevocable Letter of Credit No. ______________ for U.S. $______________

Ladies and Gentlemen:

We hereby issue our irrevocable Letter of Credit No. _________________in favor of IQHQ-4 Corporate, LLC, a Delaware limited liability company (“Beneficiary”), for the account of _________________________, a __________________.

We undertake to honor from time to time your draft or drafts at sight on us not exceeding in the aggregate _________________ U.S. Dollars (U.S. $____________). All drafts hereunder must be marked “Drawn under Irrevocable Letter of Credit No. _________, dated ______________, 20_____.”

Presentation of drafts drawn hereunder may be made at any time on or before the expiration date hereof at our offices located at ________________________________________________. Presentation on or before noon of any day other than a Saturday, Sunday or other day on which all commercial banks in (city), (state) are authorized or required to be closed (“Banking Day”) shall result in payment to Beneficiary on the same date. Drafts presented after noon on any Banking Day shall result in payment to Beneficiary on the next Banking Day. We hereby waive any right that we may otherwise have to delay payment to a later date. If the expiration date is not a Banking Day, drafts presented on the first following Banking Day shall be deemed timely. Any notice of dishonor must be given within the applicable time period set forth above for payment.

Partial drawings are permitted, and this Letter of Credit shall, except to the extent reduced thereby, survive any partial drawings.

This Letter of Credit is valid through and including _____________________, 20____.

It is a condition of this Letter of Credit that it shall be automatically renewed for successive terms of one (1) year from the above-stated or any future expiration date, which shall become effective without amendment unless Beneficiary receives, not less than sixty (60) days before the above-stated or any future expiration date, written notice from us (in the manner below provided) that we have elected not to renew this Letter of Credit for any such additional term. If Beneficiary receives such notice of non-renewal from us, then Beneficiary may at any time prior to the then current expiration date hereof present its draft for payment hereunder.

Any notice to Beneficiary in connection with this Letter of Credit shall be in writing and shall be delivered in hand with receipt acknowledged, or by certified mail (return receipt requested), to IQHQ-4 Corporate, LLC, c/o IQHQ, L.P., 674 Via De La Valle, Suite 206, Solana Beach, CA 92075, Attn: __________________ (or to such other address for any such notices which Beneficiary may hereafter specify) in a written notice delivered to the undersigned.

We agree that we shall have no duty or right to inquire as to the basis upon which Beneficiary has determined to present to us any draft under this Letter of Credit. We hereby waive any defense based upon any allegation of fraud.

EXHIBIT “E”

We shall not be required or entitled to inquire as to the authority of the person signing any draft or other instrument contemplated hereunder on behalf of Beneficiary, and we shall accept such signature as conclusive evidence of authority.

This Letter of Credit is transferable in its entirety and not in part to any transferee. Upon any such transfer, all references herein to the beneficiary shall be automatically changed to such transferee, and draft(s) may be issued by such transferee rather than the beneficiary.

This irrevocable Letter of Credit is subject to the International Standby Practices 1998 (“ISP98”), International Chamber of Commerce Publication 590 and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of _______________.

All of the terms and conditions of this Letter of Credit are contained herein and shall not be altered except by reduction in the amount due to corresponding payments in like amount in compliance with the aforementioned terms. Except as otherwise expressly set forth herein, there are no conditions to this Letter of Credit.

Very truly yours,

By:

Title:

EXHIBIT “E”

EXHIBIT “F”

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE

FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Tenant Name:

Lease Address:

Lease Type (check correct box – right click to properties): ☐ Primary Lease/Lessee

                      ☐ Sublease from: ____________________

Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0	PROCESS INFORMATION

Describe planned site use, including a brief description of manufacturing processes and/or pilot plants planned for this site, if any.

2.0	HAZARDOUS MATERIALS – OTHER THAN WASTE

Will (or are) non-waste hazardous materials be/being used or stored at this site? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property? ☐ Yes ☐ No

[A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.] If YES, check (right click to properties) the applicable correct Fire Code hazard categories below.

☐	Combustible dusts/fibers	☐	Explosives	☐	Flammable liquids
☐	Combustible liquids (e.g., oils)	☐	Compressed gas - inert	☐	Flammable solids/pyrophorics
☐	Cryogenic liquids - inert	☐	Compressed gas - flammable/pyrophoric	☐	Organic peroxides
☐	Cryogenic liquids - flammable	☐	Compressed gas - oxidizing	☐	Oxidizers - solid or liquid
☐	Cryogenic liquids - oxidizing	☐	Compressed gas - toxic	☐	Reactives - unstable or water reactive
☐	Corrosives - solid or liquid	☐	Compressed gas - corrosive	☐	Toxics - solid or liquid

2-2.

For all materials checked in Section 2.1 above, please list the specific material(s), use(s), and quantities of each used or stored on the site in the table below; or attach a separate inventory. NOTE: If proprietary, the constituents need not be named but the hazard information and volumes are required.

Material/ Chemical	Physical State (Solid, Liquid, or Gas)	Container Size	Number of Containers Used & Stored	Total Quantity	Units (pounds for solids, gallons or liters for liquids, & cubic feet for gases)

EXHIBIT “F”

Material/ Chemical	Physical State (Solid, Liquid, or Gas)	Container Size	Number of Containers Used & Stored	Total Quantity	Units (pounds for solids, gallons or liters for liquids, & cubic feet for gases)

2-3.	Describe the planned storage area location(s) for the materials in Section 2-2 above. Include site maps and drawings as appropriate.

2-4.

Other hazardous materials. Check below (right click to properties) if applicable. NOTE: If either of the latter two are checked (BSL-3 and/or radioisotope/radiation), be advised that not all lease locations/cities or lease agreements allow these hazards; and if either of these hazards are planned, additional information will be required with copies of oversight agency authorizations/licenses as they become available.

☐	Risk Group 2/Biosafety Level-2 Biohazards	☐	Risk Group 3/Biosafety Level-3 Biohazards	☐	Radioisotopes/Radiation

3.0	HAZARDOUS WASTE (i.e., REGULATED CHEMICAL WASTE)

Are (or will) hazardous wastes (be) generated? ☐ Yes ☐ No

If YES, continue with the next question. If not, skip this section and go to section 4.0.

3.1	Are or will any of the following hazardous (CHEMICAL) wastes generated, handled, or disposed of (where applicable and allowed) on the property?

☐	Liquids	☐	Process sludges	☐	PCBs
☐	Solids	☐	Metals	☐	wastewater

3-2.	List and estimate the quantities of hazardous waste identified in Question 3-1 above.

EXHIBIT “F”

HAZARDOUS (CHEMICAL) WASTE GENERATED	SOURCE	WASTE TYPE		APPROX. MONTHLY QUANTITY with units	DISPOSITION [e.g., off- site landfill, incineration, fuel blending scrap metal; wastewater neutralization (onsite or off-site)]
		RCRA listed (federal)	Non- RCRA (Calif- ornia ONLY or recycle)
		☐	☐
		☐	☐
		☐	☐
		☐	☐
		☐	☐

3-3.	Waste characterization by: Process knowledge ☐ EPA lab analysis ☐ Both ☐

3-4.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility if applicable. Attach separate pages as necessary. If not yet known, write “TBD.”

Hazardous Waste Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3-5.

Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? NOTE: This does NOT mean fume hoods; examples include air scrubbers, cyclones, carbon or HEPA filters at building exhaust fans, sedimentation tanks, pH neutralization systems for wastewater, etc.

☐ Yes ☐ No

If YES, please list/describe: _________________________________________________________

4.0 OTHER REGULATED WASTE (i.e., REGULATED BIOLOGICAL WASTE, may be referred to as “Medical Waste”)

4-1.	Will (or do) you generate medical waste? ☐ Yes ☐ No If NO, skip to Section 5.0.

4-2.	Check the types of waste that will be generated, all of which fall under the applicable Medical Waste governing law:

☐	Contaminated sharps (i.e., if contaminated with ≥ Risk Group 2 materials)	☐	Animal carcasses	☐	Pathology waste known or suspected to be contaminated with ≥ Risk Group 2 pathogens)

☐	Red bag biohazardous waste (i.e., with ≥ Risk Group 2 materials) for autoclaving	☐	Human or non-human primate blood, tissues, etc. (e.g., clinical specimens)	☐	Trace Chemotherapeutic Waste and/or Pharmaceutical waste NOT otherwise regulated as RCRA chemical waste

4-3.	What vendor will be used for off-site autoclaving and/or incineration?

4-5.	Do you have a Medical Waste Permit for this site? ☐ Yes ☐ No, not required.

☐ No, but an application will be submitted.

5.0	UNDERGROUND STORAGE TANKS (USTS) & ABOVEGROUND STORAGE TANKS (ASTS)

5-1.

Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)? ☐ Yes ☐ No

NOTE: If you will have your own diesel emergency power generator, then you will have at least one AST! [NOTE: If a backup generator services multiple tenants, then the landlord usually handles the permits.]

If NO, skip to section 6.0. If YES, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

EXHIBIT “F”

UST or AST	Capacity (gallons)	Contents	Year Installed	Type (Steel, Fiberglass, etc.)	Associated Leak Detection / Spill Prevention Measures*

*NOTE: The following are examples of leak detection / spill prevention measures: integrity testing, inventory reconciliation, leak detection system, overfill spill protection, secondary containment, cathodic protection.

5-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

5-3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies? ☐ Yes ☐ No, not yet

If YES, please attach a copy of the required permit(s). See Section 7-1 for the oversight agencies that issue permits, with the exception of those for diesel emergency power generators which are permitted by the local Air Quality District; or Air Pollution Control Districts).

5-4.

If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

5-5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?

☐ Yes ☐ No

If YES, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

5-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?

☐ Yes ☐ No

For new tenants, are installations of this type required for the planned operations? ☐ Yes ☐ No If YES to either question in this section 5-6, please describe.

6.0	ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

7.0	OTHER REGULATORY PERMITS/REQUIREMENTS

7-1.

Does the operation have or require an industrial wastewater permit to discharge into the local National Pollutant Discharge Elimination System (NPDES)? [Example: This applies when wastewater from equipment cleaning is routed through a pH neutralization system prior to discharge into the sanitary or lab sewer for certain pharmaceutical manufacturing wastewater; etc.] Permits are obtained from the regional sanitation district that is treating wastewater.

☐ Yes ☐ No, but one will be prepared and submitted to the Landlord property management company.

If so, please attach a copy of this permit or provide it later when it has been prepared.

7-2.

Has a Hazardous Materials Business Plan (HMBP) been developed for the site and submitted via the State’s agency with jurisdiction over the Project)? [NOTE: The trigger limits for having to do this are ≥ 200 cubic feet if any one type of compressed gas(except for carbon dioxide and inert

EXHIBIT “F”

simple asphyxiant gases, which have a higher trigger limit of ≥ 1,000 cubic feet); ≥ 55 gallons if any one type of hazardous chemical liquid; and ≥500 pounds of any one type of hazardous chemical solid. So a full-size gas cylinder and a 260-liter of liquid nitrogen are triggers! Don’t forget the diesel fuel in a backup emergency generator if the diesel tank size is ≥ 55 gallons and it is permitted under the tenant (rather than under the landlord).]

☐ Yes ☐ No, not required. ☐ No, but one will be prepared and submitted, and a copy will be provided to the landlord property management company.

If one has been completed, please attach a copy. Continue to provide updated versions as they are completed. This is a legal requirement in that State law requires that the owner/operator of a business located on leased or rented real property shall notify, in writing, the owner of the property that the business is subject to and is in compliance with the Hazardous Materials Business Plan requirements (Health and Safety Code Chapter 6.95 Section 25505.1).

7-3.

NOTE: Please be advised that if you are involved in any tenant improvements that require a construction permit, you will be asked to provide the local city with a Hazardous Materials Inventory Statement (HMIS) to ensure that your hazardous chemicals fall within the applicable Fire Code fire control area limits for the applicable construction occupancy of the particular building. The HMIS will include much of the information listed in Section 2-2. Neither the landlord nor the landlord’s property management company expressly warrants that the inventory provided in Section 2-2 will necessarily meet the applicable State Fire Code fire control area limits for building occupancy, especially in shared tenant occupancy situations. It is the responsibility of the tenant to ensure that a facility and site can legally handle the intended operations and hazardous materials desired/ needed for its operations, but the landlord is happy to assist in this determination when possible.

CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:

Name:

Title:

Date:

Telephone:

EXHIBIT “F”

EXHIBIT “G”

INITIAL EQUIPMENT, NON-REMOVAL EQUIPMENT AND

REMOVAL EQUIPMENT

Lab Equipment Summary
4 Corporate Drive, Andover, MA

4' BSC

POD 4	3
POD 5	18
Total	**21**

6' BSC

POD 4	1
POD 5	1
Total	**2**

Benchtop Hoods

POD 4	9
POD 5	3
Total	**12**

Bench Spill Contain Hoods

POD 4	32
POD 5	0
Total	**32**

Double Fume Hoods

POD 4	33
POD 5	0
Total	**33**

Fume Hood

POD 4	8
POD 5	5
Total	**13**

Cold Rooms

POD 4	0
POD 5	3
Total	**3**

Ice Machines

POD 4	2
POD 5	1
Total	**3**

Toxigard Monitors

POD 4	2
POD 5	1
Total	**3**

Other

Leica Machine	**1**	POD 4	
UPS	**2**	POD 4	
Waste Tanks	**2**	POD 4	
Snorkels, Hoses etc	**Multiple**	POD 4	See Photos
Corning Epic Machine	**1**	POD 5	
Freezer	**1**	POD 5	
Brooks Sample Sorter	**1**	POD 5	See Photos
Chem Glass Distillation System	**1**	POD 5

EQUIPMENT Lab Equipment Summary 4 Corporate Drive, Andover, MA 4’ BSC Other POD4 3 Leica Machine 1 POD4 POD5 18 UPS 2 POD4 Total 21 Waste Tanks 2 POD4 Snorkels, Hoses etc Multiple POD 4 See Photos 6’ BSC Corning Epic Machine IPOD 5 POD 4 1 Freezer 1 POD 5 POD5 1 Brooks Sample Sorter 1 POD5 See Photos Total 2 Cheche Glass Distillation System 1 POD5 Benchtop Hoods POD 4 9 POD 5 3 Total 12 Bench Spill Contain Hoods POD4 32 POD 5 0 Total 32 Double Fume Hoods POD 4 33 POD 5 0 Total 33 Fume Hood POD 4 8 POD 5 5 Total 13 Cold Rooms POD4 0 POD 5 3 Total 3 Ice Machines POD4 2 POD 5 1 Total 3 Toxigard Monitors POD 4 2 PODS 1 Total 3

EXHIBIT “G”

Oncorus Lab Equipment Inventory

POD 4 C

Room	Photo	Quantity		Description	Model #	Notes
C106	 	1	Leica	Leica Machine	Leica ST5020 with CV5030	
C106	  	2	Waste Tank	Hazardous Waste Tanks	MVE511	
C106		1	Monitor	Toxigard monitor		
C106		2	BSC	BSCs 4 foot	SterilGARD III Advance- The Baker Company	Keep
C106	 	1	BSC	BSC 6 foot	SterilGARD III Advance- The Baker Company	Keep
C106	 	1	Hood	Double Fume Hood with Acid Base	Fischer Hamilton	Keep Acid Base?
C106		1	Hood	Benchtop Hood		
C104A		1	Ice Machine	Ice Machine	Hoshizaki	
C104A		3	Misc	Snorkels/Hoses	See Pictures

EXHIBIT “G”

C102B	 	Multiple	Misc	Snorkels/Hoses	See Pictures	
C104		2	Hood	Single Fume Hood	Safeaire Horizon	On either wall
C104	  	8	Hood	Double Fume Hood	Fischer Hamilton	along walls and at center of room
C104	 	8	Hood	Benchtop Spill Contain Hoods	Fischer Hamilton	
C104	  	2	Hood	Benchtop Hood	Flow Sciences Model 4720	On either wall
C102A		Multiple	Misc	Snorkes/Hoses	See Pictures	
C102		2	Hood	Single Fume Hood	Safeaire Horizon	On either wall
C102	 	8	Hood	Double Fume Hood	Fischer Hamilton	along walls and at center of room
C102	 	8	Hood	Benchtop Spill Contain Hoods	Fischer Hamilton

EXHIBIT “G”

C102		2	Hood	Benchtop Hood	Flow Sciences Model 4720	On either wall
c101a		1	Ice Machine	Ice Machine & Hoses	Hoshizaki	
C101		2	Hood	Single Fume Hood	Safeaire Horizon	On either wall
C101		8	Hood	Double Fume Hood	Fischer Hamilton	along walls and at center of room
C101		8	Hood	Benchtop Spill Contain Hoods	Fischer Hamilton	
C101		2	Hood	Benchtop Hood	Flow Sciences Model 4720	On either wall
C103		1	BSC	BSC	Sterichemgard III Advance	
C103		2	Hood	Single Fume Hood		On either wall
C103		8	Hood	Double Fume Hood	Fischer Hamilton	along walls and at center of room

EXHIBIT “G”

EXHIBIT “G”

Oncorus Lab Equipment Inventory

POD 5 B

Room	Photo	Quantity	Category	Description	Model #	Notes
B103	  LOW SCIENCES, INC.	1	Hood	Benchtop Hood	Flow Sciences Model 4720- Serial 12-22-05-04	
B103	 	1	Hood	Fisher Hamilton Hood		
B103B		4	BSC	BSC	SterilGARD III Advance- The Baker Company	Keep for POD 4
B108	 	1	Ice Maker	Ice Maker	Hoshizaki	
B106		1	Monitor	Towgard Monitor		
B125D	   	4	BSC	BSC	SterilGARD III Advance- The Baker Company	
B105	 	1	Hood	Fume Hood	Fisher Hamilton

EXHIBIT “G”

B105	 	1	Hood	Benchtop Hood	Fischer Sciences Model 4720	
B Hallway		1	Sample Sorter	Sample Sorter	Brooks Ministore	Spans B Hallway, B101 and B174
B Room Across from Brooks	 	1	BSC	BSC	SterilGARD III Advance- The Baker Company	Keep for POD 4
B101	    	1	Corning	Corning Lpic Machine	CyBI - Well 384/25 LHA	
B101	  	1	Sample Sorter	Automap (connects to Brooks)	AutoMap	
B101	  	1	Hood	Fume Hood	SafeAire/Fisher Hamilton	
B101B	 	1	BSC	BSC	Sterilgard III Advanced 6 foot

EXHIBIT “G”

B001B	 	1	BSC	BSC	Sterilgard III Advanced 4 foot	
B001B		1	Freezer	Freezer	Fischer Scientific IsoTemp Plus	
B174		1	Sample Sorter	Brooks Ministore		Part of Adjacent unit
B176	  	1	Cold Room	Cold Room		
B176	  	1	Cold Room	Cold Room		
B032B	 	4	BSC	BSC	Sterilgard III The Baker Company	
B032	 	1	Hood	Fume Hood	Fischer Hamilton

EXHIBIT “G”

SUMMARY Hereva Consultants did an Intermediate Furniture Survey of the Pods 4 & 5 at 4 Corporate Park Drive in Andover Massachusetts Innovation Center Buildings, The desks, components and workstation configurations were counted. Panel widths etc. were not part of the counting - only general dimensions, This furniture is of high qualiy and finish and could be re-used and reconfigured if desired. If access to the product in Pod 3 were available it woud l provide resources to facilitate the re-use of the systems and office furniture. Photos are included of items counted in the spreadsheet. Here are the findings of that Furniture Survey - The workstation and office furniture are Knoll Systems, primarily in a wood maple and gray color finish. It is generally in excellent to good condition. There are a small number of task chairs and guest chairs remaining in the space. There are approximately 3-4 configurations of office desks and 3 main configurations of workstations. Offices - Offices typically consist of the following components - Desk an adjacent return, (an attached side table in a D shape or half circle configuration. 2 lateral file cabinets (one short one long) Pedestal files as well (sporadically see count) Key board tray Pencil drawer Bookcase (short wall mounted over tack board) Bookcase (tall freestanding- see count not every office) Tack Board a 48 x 48 glass write on board. Monitor arm 4 few exceptions - in Pod 4 there are a few offices with no side table. Some desks have the monitor stem but not the mounting mechanism attached. Workstations - The workstations typically consist of - two overhead bins (except several larger ones with 3 overhead bins) a short lateral file a long lateral file . a pedestal file Oncorua a tack board pencil tray task lighting a monitor arm mount (a few have the stem but no mount) Labs- The labs have several counter height stools (all BioFit brand_) and some freestanding adjustable tables, Also, various hoods and Metro shelving. The tables and stools are in the survey count Miscellaneous There are several Height adjustable desks in the open area and 4 Lounge chairs and a small coffee table. NOTE: POD 3 has the same Knoll furniture system in place but was not counted or included in this Furniture Survey.

EXHIBIT “G”

EXHIBIT “H”

RESERVED PARKING LOCATION

INTERSTATE ROUTE 93
Approximate location of pods 4 & 5
Entry walk
10 Reserved Parking Spaces for Oncorus
LOT 2
LOT 1
N/F LINCOLN ANDOVER LLC
N/F LINCOLN ANDOVER LLC
N/F RREEF AMERICA REIT II CORP. ZI
N/F RREEF AMERICA REIT II CORP. ZI
N/F DC-45 SHATTUCK ROAD LLC
SHATTUCK
ROAD
N/F MKS INSTRUMENTS, INC.
N/F ANDOVER FIVE LLC
N/F BOSTON PROPERTIES, LP
SITE PLANS
1 & 4 CORPORATE DRIVE
ANDOVER, MASSACHUSETTS
PREPARED FOR:
EISAI, INC.
LINDEN ENGINEERING PARTNERS LLC
SHEET
OF

EXHIBIT “H”

EXHIBIT “I”

CONSTRUCTION RULES AND REGULATIONS

INNOVATION PARK Construction Manual 4 Corporate Drive, Andover, MA 01810

EXHIBIT “I”

Table of Contents Requirements Landlord Requirements 3 Insurance Requirements 4-5 Building Access & Procedures Parking 6 Building Access 6 Security 7 Building Information Innovation Park Hours of Operation 8 Management Office 9 Questions and Further Information 9 Elevators 10-11 Access to Other Building Areas 11 Deliveries Loading Dock 11 Scheduling Deliveries 12 Delivery Procedures 12 Labor Policy Labor Supervision 13 Workers 13 Specific Work Requirements Housekeeping 14 Material & Debris 14 Demolition 14 Air Conditioning / Ventilation 14 Plumbing 15 Ceiling 15 Electrical 15 Sprinkler / Fire Alarm Systems 16 Life Safety System / Fire Alarm Procedure 16 Demolition 17 Load Ins/Outs 17 Shutdowns 17 Roof Access Procedure 18 2

EXHIBIT “I”

Requirements Landlord Requirements Prior to the commencement of any work within Innovation Park, Tenant/Contractor must submit the following items to: Joanna Hagerty, CPM Senior Real Estate Manager CBRE, Inc. One Tech Drive, Suite 236 Andover, MA 01810 Phone: 978-261-7214 Email: Joanna.Hagerty@cbre.com Cover letter of intended construction, alteration, and installation including the proposed construction schedule from Tenant/Contractor. List of all Contractors and Sub Contractors (for Landlord approval), and the specific persons who will be working on site. Two (2) complete sets of plans with specifications, for approval. Certificate of Liability Insurance from general contractor and all subcontractors. (Please be sure that these meet the requirements outlined below). Copies of all building, electrical, fire alarm, smoke detector bagging, etc., permits (City of Boston Building Permits must be posted on the job site) Prior to work commencement all Sub Contractors / Contractor personnel must sign in with security at mam entrance. 3

EXHIBIT “I”

Insurance Requirements All policies must be taken out with insurers acceptable to CBRE and its institutional partners. The contractor shall provide and deliver certificates of insurance to CBRE at least 10 days prior to any work commencing. All policies shall state that at least thirty (30) days prior written notice will be delivered to CBRE by the insurer prior to termination, cancellation, or material change of such insurance. Each certificate must show the “Certificate Holder” exactly as follows: IQHQ- Corporate, LLC c/o CBRE, Inc. One Tech Drive, Suite 236 Andover, MA 01810 Additional Insured: IQHQ-4 Corporate, LLC IQHQ, LP CBRE, Inc. Each certificate is to bear an original signature of an authorized representative of the insuring firm. If a computer printed or other non-standard form is used, it must bear the title “Certificate of Insurance” and provide all the required data, including the original signature. 4

EXHIBIT “I”

Insurance Requirements (cont’d) The Contractors and Subcontractors, at their sole cost and expense, shall obtain, maintain, and keep in full force and affect the following types of insurance: Type of Insurance Minimum Limits of Liability ($) Workman’s Compensation Statutory Employer’s Liability $1,000,000 (This insurance shall contain a waiver of subrogation right against CBRE Inc. from any liability resulting from possible accidents injuring contractor’s employees.) Commercial General Liability $2,000,000 per occurrence $2,000,000 general aggregate Business Automobile Liability $2,000,000 per accident Commercial Crime Coverage $500,000 per loss 5

EXHIBIT “I”

Building Access & Procedures Parking NO parking is allowed in the loading dock. Any vehicle illegally parked is subject to ticketing or towing at the vehicle owner’s expense. Building Access All construction workers (contractor and subcontractors) must enter the building ON FOOT through the main entrance and check in with security showing a valid ID. 6

EXHIBIT “I”

Contractor Check In All workers must sign in with security at the mam entrance at the start of each day. Contractor Check Out Before leaving the site, please return any building identification cards to security and sign out. No Contractor ID Cards may leave the premises. Failure to return ID card before leaving the premises will result in having to surrender a driver’s license or similar photo identification card at the start of each day in exchange for Building ID Card. Photo ID will be returned at the end of the day when Building ID is returned. Contractors must adhere to all building rules & regulations and cooperate fully with Security, Management and Maintenance personnel. Failure to follow these rules will result in the Contractor, Sub-Contractors and the specific personnel being denied access to the building.

EXHIBIT “I”

BUILDING INFORMATION Innovation Park Except on building holidays, Innovation Park is open during the following hours: Construction Hours Monday - Friday 6:00 AM - 4:30 PM Material Loading I Monday - Friday 10:00 PM - 6:00 AM Delivery Hours Business Hours Monday - Friday 8:00 AM - 6:00 PM Saturday 8:00 AM - 1:00 PM Innovation Park Monday - Friday 5:30 PM - 2:00 AM Cleaning Hours Loading Dock Hours Monday - Friday 8:00 AM - 6:00 PM Normal Operations All hours are subject to change at Building Management’s discretion. Weekend work will be reviewed on a case-by-case basis. Since the lobby is open to the public at all times, it is imperative that the following rules be followed: Unless prior written permission is obtained from the Landlord, disruptive work (demolition, etc.) must be done After Business Hours. NO EXCEPTIONS! 8

EXHIBIT “I”

Management Office

CBRE -Management	Joanna Hagerty, CPM **Senior Real Estate Manager**	(978) 261-7214 Direct (978) 683-5224 Office Joanna.Hagerty@cbre.com
	Barbara Norcia **Assistant Real Estate Manager**	(508) 980-0052 Direct (978) 683-5224 Office Barbara.Norcia@cbre.com
Innovation Park Engineering	Bob Bartlett **Lead Engineer** Kurt Cabezas **Building Engineer**	(978) 625-9516 Direct (603) 845-7858 Cell Robert.Bartlett@cbre.com (978) 625-9514 Direct Email: TBD
Innovation Park Security	Security Desk – Richard Cruz **Supervisor** (24/7 Coverage)	(978) 625-9515 Direct (978) 602-0636 Cell

Questions and Further Information

9

Management Office The Management Office is located at 1 Tech Drive, Suite 236, Andover, MA, 01810. CBRE has currently been contracted to perform maintenance and engineering functions. Allied Universal is the current site security provider. The following persons should be contacted if necessary: Joanna Hagerty, (978) 261-7214 Direct CBRE -Management CPM (978) 683-5224 Office Senior Real Estate Joanna.Hagerty@cbre.com Manager Barbara Norcia (508) 980-0052 Direct Assistant Real Estate (978) 683-5224 Office Manager Barbara.Norcia@cbre.com Bob Bartlett (978) 625-9516 Direct Innovation Park Lead Engineer (603) 845-7858 Cell Engineering Robert.Bartlett@cbre.com Kurt Cabezas (978) 625-9514 Direct Building Engineer Email: TBD Security Desk - (978) 625-9515 Direct Innovation Park Richard Cruz (978) 602-0636 Cell Security Supervisor (24/7 Coverage) Questions and Further Information Should you have questions about the building, its systems, or the rules and regulations presented in this Construction Manual, please feel free to contact Joanna Hagerty at either (978) 261-7214, or email at Joanna.Hagerty@cbre.com. 9

EXHIBIT “I”

Elevators Elevators: Tire Management office will coordinate use of any freight elevator/lift for material loading and deliveries. Use of the freight lift other than in times specified below, should be pre-arranged with the Management Office. Please call the management office at 978-683-5224. Pod 1 Interior Dimensions: TBD Pod 1 Maximum Height: TBD Pod 1 Door Opening: TBD Pod 5 Interior Dimensions: TBD Pod 5 Maximum Height: TBD Pod 5 Door Opening: TBD Maximum Capacity: 2,000 lbs. Elevator Schedule*: Use Monday - Friday 6:00 AM - 6:00 PM tenant Use _ . „ Saturday 8:00 AM - 1:00 PM Construction / Contractor** Monday - Friday 6:00 AM - 3:30 PM Material Loading / Delivery Monday - Friday 10:00 PM - 6:00 AM *All hours are subject to change at Building Management’s discretion ** Contractors must relinquish use of the freight to building tenants during these hours Building Management must approve any extra-long or oversized materials that must be handled or transported in the elevator. Management will coordinate with the elevator company to help with these procedures. There will be a charge to the Tenant and/ or Contractor for this special service. No material or equipment is to be carried underneath the elevators at any time. Access to Other Building Areas Please contact Bob Bartlett at (978) 625-9516 if you require access to other floors, mechanical rooms, or other building areas. 10

EXHIBIT “I”

Deliveries Loading Dock In order to ensure efficient management of deliveries for Innovation Park, the following rules and regulations MUST BE FOLLOWED. For security purposes, All Deliveries must be scheduled with the Management Office. Please see below for procedure. ALL deliveries to Innovation Park must enter / exit the building through the loading dock. NO deliveries will be allowed to enter or exit the lobby area. 11

EXHIBIT “I”

Scheduling Deliveries Unless prior written approval from the Landlord is obtained, NO deliveries will be accepted between 8:00 am - 6:00 pm Monday through Friday. To Schedule a Delivery: All deliveries must be scheduled with and approved by the Management Company. Please do not assume that a delivery is scheduled until you have confirmation from the Management Company. You may schedule a delivery in any of the following ways: Call (508) 980-0052 and speak directly to Barbara Norcia or leave a voice message. EmailBarbara.Norcia@cbre.com Visit the CBRE Management Office Materials or debris should NEVER be left unattended in the loading dock. Delivery Procedures Protect all finished floor, walls, and doors with appropriate materials, and maintain this protection as needed throughout the entire construction period. Protect doors and walls on material handling routes. Remove all protection when work is completed. 12

EXHIBIT “I”

Contractor Supervision General contractor must have a superintendent or foreman on the premises at all times when work is in progress. NO EXCEPTIONS. The project and building areas having anything to do with the project shall be policed at all times. Such areas shall be continually kept clean and orderly. If necessary, please vacuum the public lobby / lobbies on the floors where work is taking place. The Contractor is responsible for the cleanliness of all areas in which work is in progress, including the elevators and any affected lobbies. The building will charge the Tenant for any cleaning made necessary as a result of construction activities. Workers NO SMOKING anywhere on the premises at any time. Workers shall not loiter or eat in the main lobbies. Workers should not pass through the main lobbies if it can be avoided. Workers shall only use the elevator when moving between floors or accessing the Loading Dock. Workers shall only use stairwells in the case of a building emergency. Workers shall only use the restrooms assigned. Workers shall be in designated work areas only. Workers shall keep out of all occupied areas. Do not clean paint brushes, tools, or similar items in any plumbing fixtures, with the exception of the sink in the janitor’s closets, and even then, only with the explicit permission of building management. Contractor shall make arrangements with building management to obtain necessary security passes for all personnel prior to performing work on the premises. 13

EXHIBIT “I”

Specific Work Requirements Housekeeping Work and access areas are to be maintained in broom clean condition. Use of doormats at doorways is required. Containers and trash from food / beverages shall be emptied daily. Material and Debris Dumpsters Construction Dumpsters may only be in loading dock area during scheduled cleaning times. Do not leave construction debris in the loading dock for any period of time. Please schedule cleaning hours during Material Loading/ Delivery Hours. Dumpster delivery and removal must be scheduled with the Management Office and/or with Security. Other Rules: Please schedule all material deliveries and removals with the Management Office. No materials are to be left unattended in the loading dock at any time. All removal of construction debris and/or stocking of materials must be done during Material Loading / Delivery Hours. Please see Hours of Operation section. All construction materials must be recycled accordingly, with documentation provided to the management office. Demolition Unless explicit approval from the Landlord is granted to do such work at other times, all demolition is to be done from 6:00 PM to 6:00 AM Monday through Friday. Air Conditioning / Ventilation All construction areas must be properly ventilated with either temporary HEPA type filters or fresh air, as the weather allows. No odors (i.e. paint, adhesives, etc) shall leave the construction area The permanent base building HVAC system shall not be used until there is no possibility of dust (such as that generated by drywall taping and sanding, sweeping, etc) entering the system. System must be balanced at completion of job. Tenant must furnish a balancing report to the Landlord. All unused ductwork must be removed. All condensate lines are to be insulated rigid copper tubing. As-built HVAC drawings must be given to Landlord upon completion. 14

EXHIBIT “I”

Plumbing Plumbing risers CANNOT be shut down during Building Hours. Exposed plumbing is NOT permitted. All unused fixtures and piping must be removed and/ or capped at their respective risers. Plastic/PVC piping is NOT permitted. Contractor must provide lead or fiber shields between hangers and clamps for copper pipe. Sleeves are to be provided for each pipe passing through walls, partitions, floors or slabs and must be fire sealed if required. All fixtures installed must have a local shutoff valve, and wherever two or more fixtures are in the same area, there must be a valve to control all fixtures as well as a shut-off valve at the riser. This includes all bathrooms, under kitchen sinks and on all hot water heaters. All piping exposed to exterior elements or conditions must be insulated and heat traced. Ceiling All ceilings shall meet all building department requirements. All ceilings are to be installed in strict accordance with the manufacturer’s specifications. Access panels are to be provided wherever necessary for inspection, maintenance, and/or controls relating to air-conditioning, plumbing, or other building services. Electrical / Telephone / Fire Alarm Landlord will reasonably approve where and how power, telephone, data and other wires are to be installed in the Premises. No boring or cutting for wires shall be allowed without the Landlord’s consent. Under no circumstances will wiring be allowed above the beams or between the deck flutes NO EXCEPTIONS. Access to building electrical / telephone / fire alarm closets will be restricted. Coordmate all access requirements with building management. 15

EXHIBIT “I”

Sprinkler / Fire Alarm Systems Shutdowns of the sprinkler or fire alarm systems shall be coordinated with the Lead Building Engineer. Please call (978) 625-9516 to schedule. Any overtime work requiring the building systems to be shut down will require Building Engineer to be present. The tenant/contractor will pay the cost of the Engineer at the rates provided in this document. The building’s fire alarm contractor will tie-in all additional devices to the building fire alarm system. Fire Alarm Contractor Encore Fire Protection 67 4th Avenue Needham, MA 02494 (800) 966-0000 Life Safety System / Fire Alarm Procedure Construction activity may cause smoke detectors to activate, causing disruptions and a possible false fire alarm fine. Therefore, the system must be disarmed daily when work is being done and then re-armed for the remainder of the day. Contractors should NOT tamper with or bag smoke detectors without the specific permission of Building Management and a permit from the City of Boston Fire Department. Forty-Eight hour (two days) notice is required to disarm the system. Five days notice is required whenever the Life Safety System will need to be tested. This will usually be scheduled after Normal Business Hours. Permission to disarm or bag any fire alarm device will NOT be granted unless a copy of an Andover Fire Department Permit is on file in the Management Office. NO EXCEPTIONS. All arrangements should be made through CBRE Management and the Building Engineer. Any associated costs for a false alarm will be charged to the Tenant / Contractor. 16

EXHIBIT “I”

Deliveries All deliveries are subject to the guidelines noted previously within this document. In addition to the above, any equipment, construction materials or Tenant work that will require crane lifts is to be coordinated well in advance and is to be done off-hours. Off-hours shall be defined as Weekends only and will not interfere with the occupants entering or exiting the Premises. Demolition Any work that is potentially disruptive to other Tenants in the building will need to be done as noted previously within this report from 6 PM - 6 AM or on weekends. This will include concrete removal, interior partitions, floor/ceiling work etc. Any work that can cause unnecessary noise, dust or impairments to the Life Safety System will need to be coordinated with the Management Office prior to work commencing. All personnel will be required to check in with security and enter/exit the building via the loading dock. NOTE: State regulations now require an elevator operator run the freight car if the cab is also available to occupied floors in the building. This is an added contractor cost. Load Ins/Outs All Load Ins/Outs shall be live load ins/outs whenever possible. If dumpsters are required, the Contractor shall coordinate this with the building management office. Shutdowns Any shutdowns for MEP, Electric, Gas, are to be done off hours and coordinated well in advance as noted previously within this report. Temporary power, plumbing etc. will need to be made available and the cost of which will be the contractor’s responsibility. Innovation Park Roof Access Procedure All contractors/visitors shall check in with security at the loading dock. All contractors/visitors are to be escorted by a member of the CBRE staff out to the 17

EXHIBIT “I”

roof and will stay with the individual at all times, when applicable. No access will be granted without advanced notice. All personnel accessing Innovation Park building roofs must follow safe work practices for ensuring life safety and comply with OSHA regulations. For reference please visit https://www.osha.gov/ . Avoid or restrict roof access work when wet or windy weather conditions exist after dark unless it is a building emergency and adequate illumination is available. Pay attention to all posted safety signage at roof access point(s). During roof work: Ensure safety down below. For work being performed close to the roof’s edge, demarcate and barricade the area(s) below to protect pedestrians from falling debris. Pay extra attention to where you walk. Avoid stepping backwards. Always inspect the site and equipment. Finishing up: Prior to leaving the roof, clean up and remove all tools, equipment, and materials. Never leave any items on the rooftop that can be blown off by the wind. Lock the roof access door and/or hatch to prevent unauthorized roof access. Check out with security at the loading dock when leaving to verify that there is no one remaining on the roof. Security will then verify no one is left on the roof and all access points are secured. 18

EXHIBIT “I”